   As filed with the Securities and Exchange Commission on October 29, 1999

                                                        Registration No. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                              ------------------
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                              ------------------
                           SWITCHBOARD INCORPORATED
            (Exact Name of Registrant as Specified in Its Charter)
                              ------------------

         Delaware                    7375                     04-3321134
      (State or Other          (Primary Standard           (I.R.S. Employer
      Jurisdiction of     Classification Code Number)   Identification Number)
     Incorporation or
       Organization)

                               115 Flanders Road
                         Westboro, Massachusetts 01581
                                (508) 898-1122
   (Address, Including Zip Code, and Telephone Number, Including Area Code,
                 of Registrant's Principal Executive Offices)
                              ------------------
                                 Dean Polnerow
                                   President
                           SWITCHBOARD INCORPORATED
                               115 Flanders Road
                         Westboro, Massachusetts 01581
                                (508) 898-1122
               (Name, Address, Including Zip Code, and Telephone
              Number, Including Area Code, of Agent for Service)
                              ------------------
                                  Copies to:

             Mark G. Borden                        Brian D. Goldstein
           Virginia K. Kapner               Testa, Hurwitz & Thibeault, LLP
            Hale and Dorr LLP                       125 High Street
             60 State Street                  Boston, Massachusetts 02110
       Boston, Massachusetts 02109             Telephone: (617) 248-7000
        Telephone: (617) 526-6000               Telecopy: (617) 248-7100
        Telecopy: (617) 526-5000

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.
   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                              ------------------

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

       Title of each Class of               Proposed Maximum            Amount of
     Securities to be Registered       Aggregate Offering Price(1)  Registration Fee(2)
---------------------------------------------------------------------------------------
Common Stock, $0.01 par value per
 share................................         $60,000,000               $16,680

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2) Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.
                              ------------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this
Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an +
+offer to sell securities, and we are not soliciting offers to buy these       +
+securities, in any state where the offer or sale is not permitted.            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++


                 SUBJECT TO COMPLETION, DATED OCTOBER 29, 1999

                                     [LOGO]

                                [      ] Shares

                                  Common Stock

  Switchboard Incorporated is offering        shares of its common stock. This
is our initial public offering, and no public market currently exists for our shares. We have applied to have the shares we are offering approved for quotation on the Nasdaq National Market under the symbol "SWBD". We anticipate that the initial public offering price will be between $ and $ per share.

                                --------------

                 Investing in our common stock involves risks.
                    See "Risk Factors" beginning on page 9.

                                --------------

                                                               Per Share Total
                                                               --------- -----
Public Offering Price.........................................   $       $
Underwriting Discounts and Commissions........................   $       $
Proceeds to Switchboard.......................................   $       $

  The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

  Switchboard has granted the underwriters a 30-day option to purchase up to an
additional     shares of common stock to cover over-allotments. BancBoston
Robertson Stephens, Inc. expects to deliver the shares of common stock to
purchasers on     , 1999.

                                --------------

Robertson Stephens                                             J.P. Morgan & Co.

                                --------------

                            Wit Capital Corporation

                   The date of this prospectus is     , 1999.

                             [Inside Front Cover]

    Until     , 1999 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                             ---------------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Summary..................................................................   4
Risk Factors.............................................................   9
Forward-Looking Statements...............................................  23
Use of Proceeds..........................................................  24
Dividend Policy..........................................................  24
Capitalization...........................................................  25
Dilution.................................................................  27
Selected Financial Data..................................................  28
Management's Discussion and Analysis of Financial Condition and Results
  of Operations..........................................................  29
Business.................................................................  38
Management...............................................................  49
Certain Transactions.....................................................  58
Principal Stockholders...................................................  66
Description of Capital Stock.............................................  68
Shares Eligible for Future Sale..........................................  72
Underwriting.............................................................  74
Legal Matters............................................................  76
Experts..................................................................  76
Where You Can Find More Information......................................  77
Index to Financial Statements............................................ F-1

                                    SUMMARY

    This summary may not contain all of the information that is important to you. You should read the entire prospectus, including "Risk Factors" and the financial statements and related notes, before deciding to invest in our common stock.

                                  Our Company

    We are a leading Internet-based local merchant network interconnecting consumers, merchants and national advertisers. We connect consumers searching for specific products and services with the merchants that provide them. We offer our users local information about people and businesses across the United States, including listings of over 96 million individuals, 12 million businesses and four million e-mail addresses. Our online network gives merchants a fast, easy, cost-effective way to get their businesses represented online and facilitates commerce by connecting them with consumers. We provide an effective online lead generation engine for these local merchants and for national advertisers that reaches consumers motivated to buy products and services in specific geographic locations.

    We entered into a strategic relationship with CBS in June 1999 providing for $95.0 million in advertising and promotion through 2006 across CBS media properties, including television, radio and outdoor advertising. Our strategic alliance with CBS positions us to build our brand, attract consumers and increase the credibility of our service with local merchants. In addition to our CBS relationship, we reach a large base of consumers and local merchants through our relationships with financial services, telecommunications and newspaper companies and Internet destinations. Through these relationships, we aggregate new merchants into our network and increase the number of consumers using our Web site.

    The number of Internet users worldwide is projected to increase to 500 million by the end of 2003 from approximately 195 million in 1999, according to International Data Corporation. According to Forrester Research, total online commerce is projected to increase to $42.0 billion in 2002 from approximately $7.3 billion in 1998. Forrester Research also estimates that, along with this growth of online commerce, total online advertising will increase to $10.4 billion in 2003 from approximately $1.3 billion in 1998.

    Historically, consumers have used printed materials such as yellow pages directories and maps to identify and seek out businesses that provide specific products and services in their area. These sources, however, typically cover narrowly defined geographic areas and are updated only once per year. Recently, consumers have turned to online directories as an alternative source of local information. Consumers, however, continue to encounter difficulties obtaining the relevant information they seek because of the volume and fragmented nature of online local information.

    Local merchants are increasingly recognizing the need to establish an online presence to remain competitive. According to Forrester Research, the number of small businesses with a Web presence is projected to increase to 4.2 million by the end of 2003 from approximately 2.1 million in 1999. Forrester Research also predicts local online commerce will increase to $6.1 billion in 2003 from approximately $680 million in 1998. Creating an online presence, however, is often a difficult and costly task for small businesses. Local merchants may struggle with the financial, technical and administrative challenges associated with creating, maintaining and promoting an effective Web site.

    We have created a single online destination, Switchboard.com, that satisfies consumers' need for easily accessible detailed local information and merchants' need to establish and maintain an online presence. Switchboard.com attracted approximately three million unique visitors in September 1999 according to Media Metrix and we have over 2.4 million registered users. Additionally, our users viewed over 55 million pages in August 1999.

    We provide the following benefits to consumers:

    Extensive information base. We provide our users with links to a growing base of over 350,000 business Web sites. This provides our users with a powerful tool to research and compare competitive products and services and to ultimately conduct business, both online and offline.

    Powerful search capability. Our proprietary directory architecture combined with our intuitive screen display allows search results to be delivered quickly with fewer page views. Search results can be organized alphabetically or by geographic proximity.

    Integrated maps and driving directions. Our Maps On Us maps and driving directions technology is fully integrated with our directory services. Once a consumer identifies a desired address, Maps On Us allows the consumer to plot the most effective route to that destination, including intermediate stopping points.

    We also provide the following benefits to merchants and national advertisers:

    Fast cost-effective Web presence. We quickly and cost-effectively develop and deploy multi-page Web sites for local merchants while eliminating the associated technical, administrative and financial challenges.

    Participation in a leading online local merchant network. We provide local merchants with access to our nationally recognized, highly trafficked merchant network, Switchboard.com, which provides merchants with exposure to customers beyond their immediate local area.

    Lead generation. Our online network attracts self-qualified consumers and helps to connect them with our merchant customers.

    Customized advertising options for national advertisers. We offer national advertisers a wide range of customized advertising options designed to generate leads at the local or national level.

    We intend to be the leading Internet-based local merchant network by:

  .   building our brand;

  .   expanding our merchant aggregation programs;

  .   creating specialized vertical directories;

  .   extending our technology leadership; and

  .   expanding our operations internationally.

                                  Our Offices

    We were incorporated in Delaware on April 18, 1996. We are a majority-owned subsidiary of Banyan Systems Incorporated, or Banyan Worldwide. Our principal executive offices are located at 115 Flanders Road, Westboro, Massachusetts 01581, and our telephone number at that location is (508) 898-1122. Our Web site address is www.Switchboard.com. The information on our Web site is not incorporated by reference into this prospectus and should not be considered to be a part of this prospectus.

                                  The Offering

 Common stock offered by Switchboard.................    shares
 Common stock to be outstanding after this offering..    shares
 Use of proceeds..................................... For working capital and general corporate
                                                      purposes. Please see "Use
                                                      of Proceeds."
 Proposed Nasdaq National Market symbol.............. SWBD

    The number of shares of our common stock that will be outstanding after this offering is based on 18,128,477 shares outstanding on June 30, 1999. This number includes one share issuable upon the conversion of our one outstanding share of series E special voting preferred stock, which will not convert automatically upon the closing of this offering, and the following shares issuable upon the conversion of series A, series C and series D convertible preferred stock, which will convert automatically upon the closing of this offering:

  . 750,000 shares issuable upon the conversion of 750,000 shares of series A convertible preferred stock;

  . 2,655,916 shares issuable upon the conversion of 2,655,916 shares of series C convertible preferred stock; and

  . 87,345 shares issuable upon the conversion of 87,345 shares of series D convertible preferred stock.

    The number of shares outstanding excludes:

  . 1,393,825 shares subject to outstanding options as of June 30, 1999 at a weighted average exercise price of $2.88 per share;

  . 1,751,174 shares subject to outstanding warrants at a weighted average exercise price of $2.71 per share, assuming these warrants are all exercised in full;

  . outstanding principal and interest on a convertible note convertible into 67,704 shares of common stock at a conversion price of $7.50 per share; and

  . 1,574,176 shares reserved for issuance under our 1996 stock incentive plan.

    In addition, there are an aggregate of 1,500,000 shares reserved for issuance under our 1999 stock incentive plan and 300,000 shares reserved for issuance under our 1999 employee stock purchase plan, each of which was adopted in October 1999.

                               Recent Development

    On October 27, 1999, Banyan Worldwide issued a press release summarizing Banyan Worldwide's consolidated financial results for the three and nine months ended September 30, 1999. Some of our financial results were included in Banyan Worldwide's consolidated financial results. For the three months ended September 30, 1999, our revenue was approximately $2.5 million and our gross profit was approximately $1.7 million. For the nine months ended September 30, 1999, our revenue was approximately $6.1 million and our gross profit was approximately $4.6 million.

                             Additional Information

    Except as set forth in the financial statements and related notes or as otherwise indicated, all information in this prospectus:

  .   assumes no exercise of the underwriters' over-allotment option;

  . reflects the conversion of all outstanding shares of our convertible preferred stock into shares of common stock, with the exception of the one outstanding share of series E special voting preferred stock; and

  . reflects the filing, as of the closing of this offering, of our amended and restated certificate of incorporation and the adoption of our amended and restated by-laws.

    Industry data included in this prospectus has been obtained from third parties and has not been independently verified by us.

    "Switchboard," "Maps On Us" and "SideClick" are our registered service marks. We have applied for service mark registrations for "Ad Studio," "What's Nearby," "Think Outside the Book," "My Corner" and "My Studio." "CBS" and the CBS "eye" device are registered trademarks of CBS Broadcasting Inc. This prospectus also contains other trademarks, tradenames and service marks of ours and other companies which are the property of their respective owners.

                             Summary Financial Data

    The following summary historical and pro forma financial data should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes included elsewhere in this prospectus. The summary pro forma data do not purport to represent what our results would have been if the events below had occurred at the dates indicated.

                             Period from
                              Inception     Year Ended      Six Months Ended
                                  to       December 31,         June 30,
                             December 31, ----------------  ------------------
                                 1996      1997     1998      1998      1999
                             ------------ -------  -------  --------  --------
                                                               (unaudited)
                                 (in thousands, except per share data)
Statement of Operations
  Data:
Revenue....................    $   170    $   650  $ 6,536  $  2,761  $  3,168
Gross profit...............        141       (143)   5,229     2,139     2,572
Loss from operations.......     (1,530)    (5,334)  (4,961)   (3,737)   (1,105)
Net loss...................    $(1,515)   $(5,329) $(5,365) $ (3,899) $ (1,318)
                               =======    =======  =======  ========  ========
Basic and diluted net loss
  per share................    $ (0.22)   $ (0.81) $ (0.81) $  (0.58) $  (0.21)
                               =======    =======  =======  ========  ========
Shares used in computing
  basic and diluted net
  loss per share...........      7,000      7,000    7,011     7,005     7,056
Unaudited pro forma basic
  and diluted net loss per
  share....................                        $ (0.69) $  (0.50) $  (0.17)
                                                   =======  ========  ========
Shares used in computing
  unaudited pro forma basic
  and diluted net loss per
  share....................                          7,761     7,755     7,814

    The following table is a summary of our balance sheet at June 30, 1999. The pro forma as adjusted data give effect to:

  . the conversion of 750,000 shares of our series A convertible preferred stock into 750,000 shares of common stock;

  . the conversion of 2,655,916 shares of our series C convertible preferred stock into 2,655,916 shares of common stock;

  . the conversion of 87,345 shares of our series D convertible preferred stock into 87,345 shares of common stock; and

  .   the sale of     shares of common stock at an assumed initial public
      offering price of $    per share, after deducting underwriting
      discounts and commissions and estimated offering expenses payable by Switchboard.

                                                            As of June 30, 1999
                                                            --------------------
                                                                      Pro Forma
                                                            Actual   As Adjusted
                                                            -------  -----------
                                                                (unaudited)
                                                              (in thousands)
Balance Sheet Data:
Cash and cash equivalents.................................. $ 6,806      $
Working capital............................................   5,603
Total assets...............................................  10,935
Total current liabilities..................................   3,599
Redeemable convertible preferred stock.....................  15,091
Total stockholders' equity (deficit).......................  (7,755)

                                  RISK FACTORS

    This offering involves a high degree of risk. You should consider carefully the risks and uncertainties described below and the other information in this prospectus, including the financial statements and related notes, before deciding to invest in shares of our common stock. The risks and uncertainties described below may not be the only risks that we face. If any of these risks or uncertainties actually occurs, our business, financial condition and results of operations would likely suffer. In that event, the market price of our common stock could decline, and you could lose all or part of the money you paid to buy our common stock.

                         Risks Related to Our Business

Our business is difficult to evaluate because our operating history is limited

    We have only a limited operating history on which you can base an evaluation of our business and prospects. You must consider our prospects in light of the risks, uncertainties and difficulties frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets like ours. We may not be successful in addressing these risks and uncertainties. Our failure to do so could have a material adverse effect on our business, results of operations or financial condition. Some of these risks and uncertainties relate to our ability to:

  .   attract, retain and maintain a large base of consumers and merchants;

  .   expand our service offerings;

  . establish and maintain strategic relationships with merchant aggregators and service and content providers;

  .   establish and maintain relationships with sponsors and advertisers;

  .   respond effectively to competitive and technological developments; and

  .   maintain and enhance the leadership and quality of our services.

We have a history of incurring net losses and expect our net losses to increase

    We have incurred significant net losses in each fiscal quarter since our inception. From inception to June 30, 1999, we have incurred net losses totaling $13.5 million. We expect to incur increasing net losses and negative cash flows for the foreseeable future as we increase operating expenses to develop the Switchboard brand through marketing, promotion, enhancement and expansion of our services. As a result of this expected increase in operating expenses, we will need to generate significant additional revenue to achieve profitability. It is possible that we may never achieve profitability and, even if we do achieve profitability we may not sustain or increase profitability on a quarterly or annual basis in the future. If we do not achieve sustained profitability in the future, we will be unable to continue our operations.

Our quarterly results of operations are likely to fluctuate, which may negatively affect our stock price

    Our quarterly revenue and results of operations are volatile and particularly difficult to predict. Our quarterly results of operations have fluctuated significantly in the past and are likely to fluctuate significantly from quarter to quarter in the future.

    Factors that may cause our results of operations to fluctuate include:

  .   the addition or loss of strategic relationships;

  .   our ability to attract and retain advertisers;

  . the productivity of our direct sales force and of third-party sales forces that sell advertising for us;

  . the amount and timing of expenditures for expansion of our operations, including the hiring of new employees, capital expenditures and related costs;

  . technical difficulties, system downtime or failures or Internet brown-outs;

  .   the cost of acquiring, and the availability of, content;

  .   our ability to retain and motivate personnel;

  . the introduction of new or enhanced services by us or our strategic partners;

  .   the introduction of new services by our competitors;

  .   price competition in Internet advertising;

  .   seasonality; and

  . general economic conditions and economic conditions specific to the Internet.

As a result of these factors, results in some future quarter or quarters may be below the expectations of securities analysts or investors. If so, the market price of our common stock may decline significantly.

    We do not believe that period-to-period comparisons of our results of operations are necessarily meaningful and you should not rely upon these comparisons as indicators of our future performance. Our expenses are partially based on our expectations regarding future revenue and are largely fixed in nature, particularly in the short term. As a result, if our revenue in a period does not meet our expectations, our financial results will likely suffer.

We have an unproven business model and may not achieve profitability

    Our model for conducting business and generating revenue is unproven. Our business model depends upon our ability to generate revenue from:

  .   Internet advertising and sponsorships fees;

  . Web site design, construction, hosting and enhancement for local merchants; and

  .   syndication and licensing of our products and services.

    It is uncertain whether our products and services can generate sufficient revenue to achieve profitability. For our business to be successful, we must develop interactive services designed for local merchants, provide content that attracts users to our Web site frequently and expand our products and services. We cannot assure you that we will be able to provide users with an acceptable blend of content and other products and services that will attract them to our Web site frequently. We provide our products and services to users without charge, and we may not be able to generate sufficient revenue to pay for the cost of these products and services. Accordingly, we cannot assure you that our business model will succeed or that our business will grow.

We need to develop the Switchboard brand to grow and this will be costly

    Building recognition of our brand is critical to attracting and expanding our user base. We are pursuing an aggressive brand-building strategy that includes mass market and multimedia advertising, promotional programs and public relations activities. CBS has agreed, with some limitations, to provide us with a total of $95.0 million of advertising and promotion on CBS properties before June 2006. We intend to incur significant additional expenditures in connection with our future advertising and promotional programs and activities. We may find it necessary to accelerate expenditures on our sales and marketing efforts or otherwise increase our financial commitment to creating and maintaining brand awareness among potential users. These additional expenditures may not result in a sufficient increase in revenue to cover our advertising and promotional expenses. In addition, even if awareness of our brand increases, the number of new users of our Web site may not increase. Even if the number of new users increases, the amount of traffic on our Web site may not increase sufficiently to justify these additional advertising and promotional expenditures. If our strategy to build brand is unsuccessful, these expenditures may never be recovered and we may be unable to increase or maintain revenue in the future.

Our affiliation with CBS may not successfully develop recognition of the Switchboard brand

    We use the "CBS" trademark and "eye" device under a license agreement with CBS which we entered into in June 1999. We therefore have limited experience in integrating CBS's trademarks into our effort to build our brand. While CBS's trademarks are well-recognized, we cannot be certain that our use of these trademarks will enhance the Switchboard brand due to our limited experience in using them and the potential for confusion between CBS's businesses and our business. In addition, CBS licenses the use of its name and trademarks to other companies, some of whom have unproven business plans in competitive markets. If CBS or any of these companies experiences business difficulties or conducts activities which damage the CBS brand, our brand could be damaged.

If we are unable to expand our merchant aggregation program, the growth of our revenue may be impeded

    For our business to be successful, we must expand our merchant aggregation program and generate significant revenue from that program. The success of our merchant aggregation program depends in substantial part upon our ability to access a broad base of local merchants. The base of local merchants is highly fragmented, and local merchants are difficult to contact efficiently and cost-effectively. Consequently, we depend on merchant aggregators, like Discover Financial Services, Inc., a subsidiary of Morgan Stanley Dean Witter & Co., to provide us with local merchant contacts and to provide billing and other administrative services relating to our local merchant services. Discover was our first and remains our primary merchant aggregator. The dissolution of our strategic relationship with Discover would significantly impair our ability to attract potential local merchant customers and deliver our local merchant services to our current customers. We cannot be certain that we will be able to develop or maintain relationships with new merchant aggregators on terms acceptable to us or at all.

We may not be able to retain our local merchant customers

    We may be unable to demonstrate to our local merchant customers the value of our local merchant services. We generally provide our local merchant services on a month-to-month basis. If local merchants cancel our services, our business will suffer. We do not presently provide our local merchant customers with data demonstrating the number of leads generated by our local merchant services. Other forms of advertising available to local merchants provide local merchants with tangible evidence, such as a coupon, of a lead resulting from their advertising efforts. Regardless of whether our local merchant services effectively produce leads, our local merchant customers may not know the source of the leads and may cancel our local merchant services.

Our success depends upon strategic alliances

    Our business will suffer if we fail to maintain or renew our existing strategic alliances, establish additional strategic alliances or fully capitalize on any relationship. In addition to our relationship with CBS and our relationships with merchant aggregators we have entered into strategic relationships with syndication customers and third-party content providers. Our strategic allies may not perform their contractual obligations to us and if they do not, we may not be able to require them to do so. Some of our strategic alliances may be terminated by either party on short notice.

    Our strategic alliances are in early stages of development. These relationships may not be profitable or provide us benefits that outweigh the costs of the relationships. If any strategic ally demands a greater portion of advertising revenue or requires us to make payments for access to its site, our business may suffer. In addition, if we lose a significant strategic ally we may be unable to replace it with other strategic allies with comparable revenue potential, content or user demographics.

We depend on third parties for database information

    Our future success depends in significant part upon our ability to maintain relationships with third-party content providers and enter into new relationships with other content providers. We principally rely upon single third-party sources to provide us with our business and residential listings data, e-mail data and mapping data. The loss of any one of these sources or the inability of any of these sources to collect their data could significantly and adversely affect our ability to provide information to consumers. Although other sources of our database information exist, we may not be able to integrate data from these sources into our database systems in a timely, cost-effective manner or without an inordinate expenditure of internal engineering resources. Moreover other sources of data may not be offered on terms acceptable to us.

    We typically license information under arrangements that require us to pay royalties or other fees for the use of the content. In the future, some of our content providers may demand a greater portion of advertising revenue or increase the fees that they charge us for their content. If we fail to enter into and maintain satisfactory arrangements with content providers, our business will suffer.

    The success of our business depends on the quality of our products and services and the quality is substantially dependent on the accuracy of data we license from third parties. Any failure to maintain accurate data would adversely affect our business.

We rely on advertising and promotion revenue

    We have derived a substantial portion of our revenue from the sale of advertisements and sponsorships. If we are unable to remain an attractive medium for advertising, our results of operations will suffer. Our ability to remain an attractive medium for advertising will depend upon a number of factors, including:

  .   the acceptance of the Internet as an advertising medium;

  . the acceptance of our products and services by a large number of users who have demographic characteristics that are attractive to advertisers; and

  .   the expansion and productivity of our advertising sales force.

    We typically sell advertisements under agreements with terms of less than six months. These short-term agreements expose us to competitive pricing pressures and potentially severe fluctuations in our results of operations. In addition, these agreements often contain guarantees by us of a minimum number of impressions or click throughs by Web users. If we fail to meet these guarantees we are required to provide our advertising customers with advertising at no additional charge until the guarantees are met.

We rely on a small number of customers whom we may be unable to replace

    We derive a substantial portion of our revenue from a small number of advertising and syndication customers. Consequently, our business may suffer if we lose any of these customers. We anticipate that our future results of operations will continue to depend to a significant extent upon revenue from a small number of customers. In addition we anticipate that the identity of those customers will change over time. To achieve our long-term goals, we will need to attract additional significant customers on an ongoing basis. Our failure to enter into a sufficient number of large contracts during a particular period may have a material adverse effect on our business, results of operations and financial condition.

Our sales cycles may cause revenue to be lost or delayed

    Sales cycles for our products and services typically range from one to twelve months. Accordingly, the cancellation or deferral of a small number of purchases of products and services could materially adversely affect our results of operations in any particular quarter. Cancellations or deferrals may be caused by several factors, including delays in introducing new or enhanced products and services. In addition, to the extent that sales occur earlier than we predict, our results of operations for subsequent quarters could suffer.

We depend on a small number of sales personnel, most of whom have only recently joined us

    Our business would be adversely affected if we do not develop and maintain an effective sales force. Our sales group consists of only five members. We need to increase the size of our sales force. Our Director of National Ad Sales joined us in April 1999, and two other members of our sales group joined us in October 1999. Typically new sales personnel require six to twelve months to become productive.

If we do not successfully introduce new and enhanced products and services for our Web site, we may not be able to attract and retain a sufficient number of consumers and local merchants

    We need to introduce new and enhanced products and services to generate additional revenue, attract and retain more local merchants to our products and services, attract more consumers to our Web site and respond to competition. Any new product or service introduction not favorably received could damage our reputation and our brand. We may also experience difficulties that could delay or prevent us from introducing new services. Furthermore, these services may contain errors that are discovered after the services are introduced. We may need to significantly modify the design of these services on our Web site to correct these errors. Our business could be adversely affected if we experience difficulties in introducing new services or if users do not accept these new services.

A number of members of our management team have little experience working together, and our business is dependent on a few key employees

    Our future success depends to a significant extent on the continued services and effective working relationships of our senior management and other key personnel, including Douglas Greenlaw, our Chief Executive Officer, and Dean Polnerow, our President. Mr. Greenlaw joined us in October 1999 and has not previously worked with other members of our senior management team. Our business will suffer if we lose the services of Mr. Greenlaw, Mr. Polnerow or other key personnel or if we are unable to successfully integrate Mr. Greenlaw into our current senior management team.

If we are unable to attract and retain qualified personnel, our business will suffer

    We believe that our success depends largely on our ability to attract and retain highly skilled technical, managerial, sales and marketing personnel. The industry in which we compete has a high level of employee turnover. We may not be able to hire or retain the necessary personnel to implement our business strategy. In addition, we may need to pay higher compensation for employees than we currently expect. Individuals with the technical, sales and marketing skills we require, particularly with Internet experience, are in very short supply. Competition to hire from this limited pool is intense.

We need to manage our growth or our growth may slow or stop

    We have significantly expanded our operations and must expand further if we are to be successful in building our business. Our growth has placed, and will continue to place, a significant strain on our management, operating and financial systems, and sales, marketing and administrative resources. If we cannot manage our expanding operations, we may not be able to continue to grow or may grow at a slower pace. Furthermore, our operating costs may escalate faster than we expect. To manage our growth successfully we will need to improve our management, financial and information systems and controls, and attract, retain and motivate employees.

Our markets are highly competitive and our failure to compete successfully will limit our ability to increase or retain our market share

    Our failure to maintain and enhance our competitive position will limit our ability to increase or maintain our market share, which would seriously harm our business. We compete in the markets for Internet content, products, services and advertising. The markets are new, rapidly evolving and highly competitive. We expect this competition to intensify in the future. We compete, or expect to compete, with many providers of Internet content, information services and products, as well as with traditional media, for audience attention and advertising and sponsorship expenditures. Many of our competitors are substantially larger than we are and have substantially greater financial, infrastructure and personnel resources than we have. In addition, many of our competitors have well established, large and experienced sales and marketing capabilities and greater name recognition than we have. As a result, our competitors may be in a stronger position to respond quickly to new or emerging technologies and changes in customer requirements. They may also develop and promote their services more effectively than we do. Moreover, barriers to entry are not significant, and current and new competitors may be able to launch new Web sites at a relatively low cost. We therefore expect additional competitors to enter these markets. Some of these new competitors may be traditional media companies, who are increasingly expanding onto the Internet.

    Many of our current customers have established relationships with our current and potential competitors. If our competitors develop content that is superior to ours or that achieves greater market acceptance than ours, our business will suffer.

We rely on internally developed software and systems which require substantial resources to monitor and maintain

    We use custom software to provide our services. This software may contain undetected errors, defects or bugs. Although we have not suffered significant harm from any errors or defects to date, we may discover significant errors or defects in the future that we may not be able to fix. We will have to expand and upgrade our technology, transaction-processing systems and network infrastructure if the volume of traffic on our Web site or our strategic allies' Web sites increases substantially. We could experience temporary capacity constraints that may cause unanticipated system disruptions, slower response times and lower levels of customer service. We may be unable to accurately project the rate or timing of increases, if any, in the use of our services or expand and upgrade our systems and infrastructure to accommodate these increases in a timely manner. Any inability to do so could harm our business. Because we developed our software and these systems internally, we must either dedicate substantial internal resources to monitor, maintain and upgrade these software and systems or contract with an outside supplier for these services at substantial expense.

If our systems fail to perform, our ability to provide our services will be compromised

    Our success depends, in part, on the performance, reliability and availability of our services. Our revenue depends in large part on the number of users that access our Web site. Our computer and communications hardware is located at our headquarters in Westboro, Massachusetts and at additional hosting facilities in Waltham, Massachusetts provided by Exodus Communications, Inc. Our systems and operations could be damaged or interrupted by fire, flood, power loss, telecommunications failure, Internet breakdown, break-in, earthquake and similar events. We do not have a formal disaster recovery plan, and we do not carry business interruption insurance that is adequate to compensate us for losses that may occur. In addition, systems that use sophisticated software may contain bugs, which could also slow or interrupt service. We may experience slower response times or system failures due to increased traffic on our Web sites or for a variety of other reasons. Any system interruptions resulting in the complete or partial unavailability or slow or delayed delivery of our content would reduce the volume of users able to access our Web site and the attractiveness of our service offerings to our strategic partners, advertisers and content providers. These volume reductions could harm our business, particularly with respect to our ability to satisfy minimum advertising commitments. In addition, CBS has the right to suspend or terminate our advertising and promotion agreements and our license to use the "CBS" trademark and "eye" device in the event of specified system interruptions.

We could face additional regulatory requirements, tax liabilities and other risks in international markets

    We recently entered into an agreement to provide directory services in Canada. As opportunities arise, we intend to pursue strategic initiatives internationally. There are additional risks related to doing business in international markets, such as changes in regulatory requirements, tariffs and other trade barriers, fluctuations in currency exchange rates and adverse tax consequences. In addition, there are likely to be different consumer preferences and requirements in specific international markets. Furthermore, we may face difficulties in staffing and managing any foreign operations. We cannot assure you that one or more of these factors would not harm any future international operations.

Our results of operations may fluctuate due to seasonal factors

    Advertising sales in traditional media, such as television and radio, generally are lower in the first and third calendar quarters of each year. As our markets develop, seasonal and cyclical patterns may develop. If the Internet advertising market follows the same seasonal patterns as those found in traditional media, we may experience lower advertising revenue in the first and third calendar quarters of each year. Seasonal and cyclical patterns in Internet advertising and electronic commerce purchases may also affect our revenue. Seasonal fluctuations could have a material adverse effect on our business, results of operations and financial condition.

We may need additional capital, which may not be available to us, and which, if raised, may dilute your ownership interest in us

    We may need to raise additional funds through public or private equity or debt financings to:

  .   expand our sales and marketing operations;

  . develop new technology and upgrade current technology and data network infrastructure;

  .   develop new and expand current content and services;

  .   pursue acquisitions or expansion opportunities; or

  .   address additional working capital needs.

If we cannot obtain any needed financing on terms acceptable to us or at all, our business will suffer. Moreover, we may be forced to curtail some or all of these activities. As a result we could grow more slowly or stop growing. Any additional capital raised through the sale of equity may dilute your ownership interest in us and may be on terms that are unfavorable to holders of our common stock.

We may undertake acquisitions which could limit our ability to manage and maintain our business, result in adverse accounting treatment and be difficult to integrate into our business

    We have no experience in acquiring businesses and have very limited experience in acquiring complementary technologies. In the future we may undertake acquisitions. Acquisitions, in general, involve numerous risks, including:

  .   diversion of management attention;

  . amortization of substantial goodwill, adversely affecting our reported results of operations;

  . inability to retain the management, key personnel and other employees of the acquired business;

  . inability to assimilate the operations, products, technologies and information systems of the acquired business;

  . inability to establish uniform standards, controls, procedures and policies;

  . inability to retain the acquired company's customers, affiliates, content providers and advertisers;

  .   potentially dilutive issuances of equity securities; and

  . exposure to legal claims for activities of the acquired business prior to acquisition.

We are particularly susceptible to these risks due to our limited experience in making acquisitions. Client satisfaction or performance problems with an acquired business also could affect our reputation. In addition, any acquired business could significantly underperform relative to our expectations.

We may be unable to adequately protect or enforce our intellectual property rights

    We depend upon our proprietary technology. If we do not effectively protect our intellectual property, our business could suffer. To protect our proprietary rights, we rely on a combination of copyright and trademark laws, patents, trade secrets, confidentiality agreements with employees and third parties, and protective contractual provisions. Despite our efforts to protect our proprietary rights, unauthorized parties may misappropriate our proprietary technology or obtain and use information that we regard as proprietary. We may not be able to detect these or any other unauthorized uses of our intellectual property or take appropriate steps to enforce our proprietary rights. In addition, others could independently develop substantially equivalent intellectual property.

We may not successfully address the business challenges presented to us as an independent company

    Since commencing operations, we have been a subsidiary of Banyan Worldwide. Consequently, we have no operating history as a stand-alone company. As a result, we have limited experience in addressing various business challenges without the support of a corporate parent. We may not successfully address these challenges or other challenges which confront stand-alone companies. In particular, we may not be able to secure additional funds, when necessary, for working capital or other purposes or develop an infrastructure, including additional hardware, software, personnel and facilities to support our business. If we are unable to successfully address these and other risks as a stand-alone company, our business, financial condition and results of operations will suffer.

Our products and services may infringe on intellectual property rights of third parties

    Companies in the computer industry have frequently resorted to litigation regarding intellectual property rights. We have in the past had to litigate to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of other parties' proprietary rights. We may need to do so again in the future. Although we attempt to avoid infringing known proprietary rights of third parties, including licensed content, we are subject to the risk of claims alleging infringement of third-party proprietary rights. If we are subject to claims of infringement or are infringing on the rights of third parties, we may not be able to obtain licenses to use those rights on commercially reasonable terms. In that event, we may need to undertake substantial reengineering to continue our service offerings. Any effort to undertake such reengineering might not be successful. In addition, any claim of infringement could cause us to incur substantial costs defending against the claim, even if the claim is invalid, and could distract our management. Furthermore, a party making such a claim could secure a judgement that requires us to pay substantial damages. A judgment could also include an injunction or other court order that could prevent us from providing our services. If any of these events occurred, our business, results of operations and financial condition would be materially and adversely affected.

We would lose revenue and incur significant costs if our systems or material third-party systems are not year 2000 compliant

    The failure of our internal systems or material third-party systems to be year 2000 compliant could cause a significant number of business disruptions and inefficiencies for us, our third-party vendors and users. These disruptions and inefficiencies may divert our time and attention and financial and human resources from our ordinary business activities. Many currently installed computer systems and software products are coded to accept or recognize only two-digit entries in the date code field. These systems may interpret the date code "00" as the year 1900 rather than the year 2000. We may be affected by year 2000 issues related to non-compliant information technology systems or office and facilities equipment operated by us or by third parties or supplied to us by Banyan Worldwide. If we fail to resolve any disruptions of our business resulting from year 2000 failures, we may be in breach of some of our contractual obligations and some of our agreements may be terminated.

    In addition, governmental agencies, utility companies, Internet access companies, third-party service providers and others outside of our control may not be year 2000 compliant. The failure by these entities to be year 2000 compliant could result in systemic failure beyond our control, such as a prolonged Internet, telecommunications or electrical failure, that could also prevent us from delivering our services to our customers and decrease the use of the Internet or the number of users accessing our Web site, both of which would cause our revenue to decline.

        Risks Related to Our Relationships with CBS and Banyan Worldwide

We rely upon our agreements with CBS, and termination of these agreements would negatively affect our financial results and stock price

    If our agreements with CBS terminate, our business would suffer and the price of our common stock could be adversely affected. If our license agreement terminates, we would lose the right to use the "CBS" trademark and "eye" device which are very important to the marketing and brand building activities for our Web site. Our license agreement with CBS will expire on June 30, 2009 and CBS is not obligated to renew it. If our advertising and promotion agreement terminates, we may lose the unused portion of the $95.0 million of advertising and promotion services. Under specified circumstances, CBS has the right to suspend or terminate the license agreement and the advertising and promotion agreement prior to their scheduled expirations.

CBS may require us to remove content from our Web site

    Under our license agreement with CBS, CBS can require us to remove any content on our Web site which it determines conflicts with, interferes with or is detrimental to its reputation or business. We are also required to conform to CBS's guidelines for the use of its trademark. CBS has the right to approve all materials, such as marketing materials, that include the "CBS" trademark and "eye" device. Because of these restrictions we may not be able to perform our desired marketing activities or include some content on our Web site.

CBS does not guarantee us the availability of the particular advertising placements or audiences we view for our ads

    CBS has agreed, with some limitations, to provide us with a total of $95.0 million of advertising and promotion through June 2006. CBS, however, does not guarantee us placement of our ads or the demographic composition or size of the audience that views our ads. Moreover, CBS provides its advertising and on-air promotions to us under the same terms as it provides to its other advertising customers and does not extend us priority in the placement of our ads. CBS has entered into agreements similar to ours with other companies, some of whom, like us, are Internet companies that may be targeting similar audiences for their ads as we target for ours. Our advertising and promotion on CBS properties is an important element of our strategy to increase our brand awareness. We cannot be certain that CBS will provide us with the ad placements we desire, particularly if other advertisers are seeking the same placements. Even if we do receive our desired ad placements, we cannot be certain of the demographic composition or size of the audience viewing our ads. In addition, CBS may terminate its obligation to provide us advertising and promotion under specified circumstances.

Acting together, Banyan Worldwide and CBS will continue to control matters submitted for approval of our stockholders after this offering

    After this offering, Banyan Worldwide will beneficially own approximately % of our common stock and CBS will beneficially own approximately % of our common stock. Acting together, Banyan Worldwide and CBS will be able to control, and acting alone each of Banyan Worldwide and CBS will be able to substantially influence, all matters submitted to our stockholders for approval and our management and affairs, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets. Other than with respect to the election of directors, Banyan Worldwide and CBS do not have an agreement to vote in concert. This control could have the effect of delaying or preventing a change of control of Switchboard that other stockholders may believe would result in a premium or better management. In addition, this control could depress our stock price because purchasers will not be able to acquire a controlling interest in us. These risks would be exacerbated if a competitor of CBS acquires a 30% voting interest in, or all or substantially all of the assets of, Banyan Worldwide. In that event, CBS has the right to purchase all of Banyan Worldwide's shares of our capital stock. If CBS were to exercise its right to purchase Banyan Worldwide's shares, based upon the ownership interests of Banyan Worldwide in Switchboard immediately after this offering is completed, CBS would beneficially own % of our capital stock.

    Banyan Worldwide has pledged all of our capital stock that it owns as security for Banyan Worldwide's obligations under its bank credit facility. If Banyan Worldwide defaults under its bank credit facility, its lender could take ownership of Banyan Worldwide's capital stock of Switchboard. Moreover, either or both of Banyan Worldwide and CBS may elect to sell all or a substantial portion of its capital stock to one or more third parties. In either case, a third party with whom we have no prior relationship could exercise the same degree of control over Switchboard as Banyan Worldwide or CBS presently possess.

Directors designated for election by Banyan Worldwide will control our board of directors

    We are a party to a voting agreement with Banyan Worldwide and CBS. Under the voting agreement Banyan Worldwide has the right to designate a majority of our board of directors for election. CBS has agreed to vote its shares of our capital stock for the directors designated by Banyan Worldwide. After this offering Banyan Worldwide and CBS will together continue to control enough shares of our capital stock to elect all of our directors. As a result, directors designated for election by Banyan Worldwide will continue to control our board of directors and therefore all of our business and affairs. You may not agree with the management decisions made by our board of directors.

Overlapping management and boards of directors could hinder or delay decisions regarding significant business matters

    A majority of our directors hold positions as officers or directors of Banyan Worldwide, as described in the following table:

 Name                 Switchboard Position       Banyan Worldwide Position
 ----                 --------------------- ----------------------------------
 William P. Ferry     Chairman of the Board Chairman of the Board, President
                                             and Chief Executive Officer
 Richard M. Spaulding Director              Vice President and Chief Financial
                                            Officer
 David N. Strohm      Director              Director
 Robert M. Wadsworth  Director              Director

    Serving as a director of Switchboard and either a director or an officer of Banyan Worldwide could create or appear to create potential conflicts of interest when those directors and officers are faced with decisions that could have different implications for us and for Banyan Worldwide. These decisions may relate, for example, to:

  .   potential acquisitions of businesses;

  .   intercompany agreements;

  .   competition;

  .   the issuance or disposition of securities;

  .   the election of new or additional directors; and

  .   the payment of dividends by us.

These conflicts, or potential conflicts, of interest could hinder or delay our management's ability to make timely decisions regarding significant matters relating to our business. We and Banyan Worldwide have not instituted any formal plan or arrangement to address potential conflicts of interest that may arise.

We would experience increased costs and disruption of our operations to replace the services and facilities which Banyan Worldwide provides us

    Banyan Worldwide provides us with some of our financial, administrative and operational services and related support functions. In addition, we occupy our headquarters in Westboro, Massachusetts under an agreement with Banyan Worldwide. If Banyan Worldwide ceases or fails to provide these services satisfactorily or terminates our occupancy, we would be required to perform these services ourselves or obtain these services from another provider or locate new facilities. Replacing these services would cause us to incur additional costs. We may not be able to replace these services on commercially reasonable terms or, if we choose to perform these services ourselves, we may not be able to perform them adequately. Our future financial performance could be adversely affected if we or Banyan Worldwide do not perform these functions effectively or if we do not implement these systems, controls and procedures successfully.

                         Risks Related to the Internet

The acceptance and effectiveness of Internet advertising is not yet fully established

    Our future success is dependent, in part, on an increase in the use of the Internet as an advertising medium. We generated 45.8% of our revenue from the sale of advertisements and sponsorships during the six months ended June 30, 1999 and 60.8% in 1998. The Internet advertising market is new and rapidly evolving, and cannot yet be compared with traditional advertising media to gauge its effectiveness. As a result, demand for and market acceptance of Internet advertising is uncertain. Many of our current and potential merchant customers have little or no experience with Internet advertising and have allocated only a limited portion of their advertising and marketing budgets to Internet activities. The adoption of Internet advertising, particularly by entities that have historically relied upon traditional methods of advertising and marketing, requires the acceptance of a new way of advertising and marketing. These customers may find Internet advertising to be less effective for meeting their business needs than traditional methods of advertising and marketing. In addition, there are software programs that limit or prevent advertising from being delivered to a user's computer. Widespread adoption of this software would significantly undermine the commercial viability of Internet advertising. If the market for Internet advertising fails to develop or develops more slowly than we expect, our business will suffer.

    There are currently no generally accepted standards for the measurement of the effectiveness of Internet advertising. Standard measurements may need to be developed to support and promote Internet advertising as a significant advertising medium. Our advertising customers may challenge or refuse to accept our, or third-party, measurements of advertisement delivery.

We may not be able to adapt as Internet technologies and customer demands continue to evolve

    To remain competitive, we must continue to enhance and improve the responsiveness, functionality and features of our Web site. Our industry has been characterized by rapid technological change, changes in user and customer requirements and preferences, frequent new product and service introductions embodying new technologies and the emergence of new industry standards and practices. These changes could render our Web site, technology and systems obsolete. We must obtain licensed technologies useful in our business, enhance our existing services, develop new services and technologies that address sophisticated and varied consumer needs, respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis, and address evolving customer preferences. If some or all of our strategic allies adopt new Internet technologies or standards, we may need to incur substantial expenditures to modify or adapt our services. We may experience difficulties that delay or prevent our being able to respond to these changes.

We distribute content over the Internet that may subject us to liability

    When we aggregate and distribute the content we receive from third parties over the Internet, we may be held liable for the data that is contained in that content. This data could subject us to legal claims for such things as defamation, negligence, intellectual property infringement and product or service liability. While we carry general business insurance, this coverage may be inadequate.

    In addition, individuals whose names appear in our yellow pages and white pages directories have occasionally contacted us because their phone numbers and addresses were unlisted. While we have not received any formal legal claims from these individuals, we may receive claims in the future. Any liability that we incur as a result of content we receive from third parties could harm our business.

We may be held liable for our links to third-party Web sites

    We could be exposed to liability because third party Web sites may be accessible through our Web site. These claims might include copyright or trademark infringement or other unauthorized actions by third parties through their Web sites that are accessible through our Web site. Other claims may be based on errors or false or misleading information provided on our Web site, such as information deemed to constitute legal, medical, financial or investment advice. Other claims may be based on links to sexually explicit Web sites and sexually explicit advertisements. Our business could be materially adversely affected due to the cost of investigating and defending these claims, regardless of whether we successfully defend against them. Implementing measures to reduce our exposure to this liability may require us to spend substantial resources and limit the attractiveness of our content to users.

Online security risks could harm our business

    Our networks may be vulnerable to unauthorized access, computer viruses and other disruptive problems. Someone who is able to circumvent security measures could misappropriate our proprietary information or cause interruptions in our operations. Internet and online service providers have experienced, and may in the future experience, interruptions in service as a result of the accidental or intentional actions of Internet users, current and former employees or others. We may need to expend significant resources protecting against the threat of security breaches or alleviating problems caused by breaches. Eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service to users accessing Web sites that deliver our content services, any of which could harm our business.

We may face potential liability for invasion of privacy

    Although we have a policy against disclosing to third parties personal identifying information without consent, current computing and Internet technology allows us to collect personal information about our users. We may decide in the future to compile and provide this information to our customers and strategic partners. In the past, the Federal Trade Commission has investigated companies that have taken these actions without permission or in violation of a stated privacy policy. If we begin disclosing this information without permission or in violation of our privacy policy, we may face potential liability for invasion of privacy for disclosing information about our users to our customers and strategic allies.

Our industry is experiencing consolidation which could limit our access to content and reduce our customer base

    The Internet industry has recently experienced substantial consolidation. We expect this consolidation to continue. Consolidation could reduce the number of our content providers, advertisers and merchant customers. If the number of content providers, advertisers or local merchant customers decreases, our business will suffer.

Rapid technological change affects our business

    Rapidly changing technology, evolving industry standards, evolving customer demands and frequent new product and service introductions characterize our market. Our market's early stage of development exacerbates these characteristics. Our future success depends in significant part on our ability to improve the performance, content and reliability of our content services in response to both the evolving demands of the market and competitive product offerings. Our efforts in these areas may not be successful. If some or all of our strategic partners adopt new Internet technologies or standards, we may need to incur substantial expenditures modifying or adapting our content services.

We may become subject to burdensome government regulation and legal uncertainties

    Laws and regulations directly applicable to Internet communications, commerce and advertising are becoming more prevalent. Laws and regulations may be adopted covering issues such as user privacy, pricing, content, taxation and quality of products and services. Any new legislation could hinder the growth in use of the Internet and other online services generally and decrease the acceptance of the Internet and other online services as media of communications, commerce and advertising. Various U.S. and foreign governments might attempt to regulate our transmissions or levy sales or other taxes relating to our activities. The laws governing the Internet remain largely unsettled, even in areas where legislation has been enacted. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet and Internet advertising services. In addition, the growth and development of the market for electronic commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business over the Internet. Our business, results of operations and financial condition could be materially and adversely affected by the adoption or modification of laws or regulations relating to the Internet and other online services.

Protection of our domain names is uncertain and, if we cannot protect our domain names, it will impair our ability to successfully brand Switchboard

    We currently hold various Web domain names, including Switchboard.com and MapsOnUs.com. The acquisition and maintenance of domain names generally is regulated by Internet regulatory bodies. The regulation of domain names in the United States and in foreign countries is subject to change. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we may be unable to acquire or maintain relevant domain names in all countries in which we conduct business. Furthermore, it is unclear whether laws protecting trademarks and similar proprietary rights will be will be extended to protect domain names. Therefore, we may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights. We may not successfully carry out our business strategy of establishing a strong brand for Switchboard if we cannot prevent others from using similar domain names or trademarks. This could impair our ability to increase market share and revenue.

                         Risks Related to this Offering

Purchasers in this offering will suffer immediate and substantial dilution of their investment

    Purchasers of common stock in this offering will pay a price per share which substantially exceeds the per share value of our assets after subtracting our liabilities. In addition, purchasers of common stock in this offering will have contributed approximately % of the aggregate price paid by all purchasers of our stock but will own only approximately % of our common stock outstanding after this offering.

We may become subject to an equity ownership claim from America Online which, if successful, would result in substantial additional dilution to investors in this offering

    America Online may assert a claim to acquire 3.75% of our capital stock under a warrant we issued in 1996. While we believe the warrant has expired pursuant to its terms, America Online has in the past indicated to us that it does not agree that the warrant has expired. In March 1999, we resolved a number of outstanding intercompany balances between ourselves and America Online, but did not resolve the status of the warrant.

    The disputed warrant, if in effect, would entitle America Online to purchase 3.75% of our capital stock on the date of exercise, determined on a fully diluted basis. The latest stated expiration date of the warrant is November 5, 2000. The per share exercise price of the warrant is equal to $60.0 million divided by the number of fully diluted shares of our capital stock on the date of exercise.

    If we are required to issue any shares to America Online, we are obligated to issue to CBS, for no additional consideration, an additional number of shares of our common stock equal to 35% of the number of shares issued to America Online and an additional warrant to purchase 5% of the number of shares issued to America Online.

    Immediately after this offering, the disputed warrant, if in effect, would
entitle America Online to purchase   shares of our common stock at $  per
share. In the event of a warrant exercise immediately after this offering, we
would be required to issue to CBS   additional shares of our common stock and
warrants to purchase additional shares of common stock at an exercise price of $1.00 per share. If we are required to issue securities to America Online and CBS, the dilution per share to new investors in this offering would be increased from $ to $ . The amount of dilution could increase in the future depending on the value of the common stock when the America Online warrant is exercised.

    While we intend to vigorously defend against any legal actions America Online may commence relating to the warrant, there can be no assurance that we will be successful.

Projections included in this prospectus relating to the growth of the Internet are based on assumptions that could turn out to be incorrect, and actual results could be materially different from these projections

    This prospectus contains various third-party data and projections, including those relating to the number of Internet users and the amount spent on Internet advertising. These data and projections have been included in studies prepared by independent market research firms, and the projections are based on surveys, financial reports and models used by these firms. Actual results or circumstances may be materially different from the projections. Any difference could reduce our revenue and have a material adverse effect on our results of operations. These data and projections are inherently imprecise and investors are cautioned not to place undue reliance on them.

Our stock price could be volatile, which could result in substantial losses for investors purchasing shares in this offering

    The trading price of our common stock is likely to be volatile. The stock market in general, and the market for technology and Internet-related companies in particular, has experienced extreme volatility. This volatility has often been unrelated to the operating performance of particular companies. We cannot be sure that an active public market for our common stock will develop or continue after this offering. Investors may not be able to sell their common stock at or above our initial public offering price. Prices for the common stock will be determined in the marketplace and may be influenced by many factors, including variations in our financial results, changes in earnings estimates by industry research analysts, investors' perceptions of us and general economic, industry and market conditions.

Management may invest or spend the proceeds of this offering in ways with which you may disagree

    Our management will retain broad discretion to allocate the proceeds of this offering. Management's failure to apply these funds effectively could have an adverse effect on our ability to implement our strategy.

Our stock price could be adversely affected by future sales of our common stock

    Sales of a substantial number of shares of our common stock in the public market after this offering could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. See "Shares Eligible for Future Sale."

We are at risk of securities class action litigation which could result in substantial costs and divert management's attention and resources

    In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. Due to the potential volatility of our stock price, we may be the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management's attention and resources.

We have antitakeover defenses that could delay or prevent an acquisition and could adversely affect the price of our common stock

    Provisions of our certificate of incorporation and by-laws of Delaware law could delay, defer or prevent an acquisition or change of control of Switchboard or otherwise adversely affect the price of our common stock. For example, our certificate of incorporation permits our board to issue shares of preferred stock without stockholder approval. In addition to delaying or preventing an acquisition, the issuance of a substantial number of preferred shares could adversely affect the price of the common stock. Please refer to "Description of Capital Stock" for a more detailed discussion of these provisions.

                           FORWARD-LOOKING STATEMENTS

    This prospectus includes forward-looking statements that are subject to a number of risks and uncertainties. All statements, other than statements of historical facts included in this prospectus, regarding our strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus, the words "will", "believe", "anticipate", "intend", "estimate", "expect", "project" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee future results, levels of activity, performance or achievements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or strategic alliances. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including the risks described in "Risk Factors" and elsewhere in this prospectus. We do not assume any obligation to update any of the forward-looking statements we make.

                                USE OF PROCEEDS

    We estimate that the net proceeds from our sale of    shares of common
stock will be approximately $ , assuming an initial public offering price of $ per share and after deducting estimated underwriting discounts and our estimated offering expenses. If the underwriters' over-allotment option is exercised in full, we estimate that the net proceeds will be $ .

    As of the date of this prospectus, we have not made any specific expenditure plans with respect to the proceeds of this offering. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering. We cannot specify with certainty the particular uses, other than working capital and general corporate purposes, for the net proceeds to be received upon completion of this offering.

    The principal purposes of this offering are to increase our working capital, create a public market for our common stock, facilitate future access to the public capital markets and increase our visibility in the marketplace. Pending use of the net proceeds, we intend to invest these proceeds in short-term, investment grade, interest-bearing instruments.

                                DIVIDEND POLICY

    We have never declared or paid any dividends on our capital stock. We intend to retain future earnings, if any, to finance our growth strategy. We do not anticipate paying cash dividends on our common stock in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including:

  .   our financial condition;

  .   our results of operations; and

  .   our current and anticipated cash needs.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of June 30, 1999:

  .   on an actual basis;

  . on a pro forma basis to give effect to the automatic conversion of our series A, C, and D convertible preferred stock into common stock upon the closing of this offering; and

  .   on a pro forma basis as adjusted to reflect the issuance and sale by us
      of    shares of common stock in this offering at an assumed initial public offering price of $ per share and after deducting the estimated underwriting discounts and estimated offering expenses payable by Switchboard.

                                                   June 30, 1999
                                         -----------------------------------------
                                                                       Pro Forma
                                          Actual       Pro Forma      As Adjusted
                                         ------------  ------------   ------------
                                                    (unaudited)
                                          (in thousands, except share and
                                                  per share data)
Convertible promissory note--related
  party................................  $        508  $        508
Redeemable convertible preferred stock,
  $0.01 par value; 10,000,000 shares
  authorized...........................
  Series A--750,000 shares designated,
    issued and outstanding actual;
    none authorized, issued and
    outstanding pro forma and pro
    forma as adjusted..................         3,806            --
  Series B--1,500,000 shares
    designated; none issued and
    outstanding actual, pro forma and
    pro forma as adjusted..............            --            --
  Series C--4,000,000 shares
    designated, 2,655,916 shares
    issued and outstanding actual;
    none authorized, issued and
    outstanding pro forma and pro
    forma as adjusted..................        10,630            --
  Series D--1,500,000 shares
    designated; 87,345 shares issued
    and outstanding actual; none
    issued and outstanding pro forma
    and pro forma as adjusted..........           655            --
                                         ------------  ------------       -------
     Total redeemable convertible
       preferred stock.................        15,091
Stockholders' equity (deficit):
  Series E special voting preferred
    stock, $0.01 par value; one share
    designated; one share issued and
    outstanding actual, pro forma and
    pro forma as adjusted..............            --            --
  Common stock, $0.01 par value;
    30,000,000 shares authorized,
    14,635,215 shares issued and out-
    standing actual; 18,128,476 shares
    issued and outstanding pro forma;
       shares issued and outstanding
    pro forma as adjusted..............           146           181
  Additional paid-in capital...........        75,939        90,995
  Contribution receivable..............       (70,312)      (70,312)
  Accumulated deficit..................       (13,528)      (13,528)
                                         ------------  ------------
     Total stockholders' equity
       (deficit).......................        (7,755)        7,336
                                         ------------  ------------
     Total capitalization..............  $      7,844  $      7,844
                                         ============  ============

    The number of shares outstanding is based on the number of shares of our common stock outstanding (pro forma) on June 30, 1999 and does not include:

  . 1,393,825 shares subject to outstanding options as of June 30, 1999, at a weighted average exercise price of $2.88;

  . one share issuable upon the conversion of one outstanding share of series E special voting preferred stock, which will not convert automatically upon the closing of this offering;

  . 1,751,174 shares subject to outstanding warrants at a weighted average exercise price of $2.71 per share, assuming these warrants are all exercised in full;

  . outstanding principal and interest on a convertible note convertible into 67,704 shares of common stock at a conversion price of $7.50 per share; and

  . 1,574,176 shares reserved for issuance under our 1996 stock incentive plan.

    In addition, there are an aggregate of 1,500,000 shares reserved for issuance under our 1999 stock incentive plan and 300,000 shares reserved for issuance under our 1999 employee stock purchase plan, each of which was adopted in October 1999.

    You should read this table together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes included elsewhere in this prospectus.

                                    DILUTION

    Our pro forma net tangible book value at June 30, 1999 was approximately $6,203,000, or $0.34 per share of common stock. Pro forma net tangible book value per share is determined by dividing the amount of our total tangible assets less total liabilities by the pro forma number of shares of stock outstanding at that date, assuming conversion of all outstanding shares of our series A, C, and D convertible preferred stock into common stock. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of common stock immediately after the completion of this offering.

    After giving effect to our sale of    shares of common stock in this
offering at an assumed initial public offering price of $ per share and our receipt of the net proceeds (after deducting the estimated underwriting discounts and our estimated offering expenses), our pro forma net tangible book value as of June 30, 1999 would have been approximately $ , or $ per share. This represents an immediate increase in pro forma net tangible book value of $ per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $ per share to new investors purchasing shares in this offering. The following table illustrates this per share dilution:

   Assumed initial public offering price per share................        $
     Pro forma net tangible book value per share as of June 30,
       1999.......................................................  $0.34
     Pro forma increase per share attributable to this offering...
                                                                    -----
   Pro forma net tangible book value per share after this
     offering.....................................................
                                                                          ----
   Pro forma dilution per share to new investors..................        $
                                                                          ====

    The following table summarizes, on a pro forma basis as of June 30, 1999, the total number of shares of common stock purchased from us, the total cash consideration paid and the average cash consideration paid per share by our existing stockholders and by the new investors (at an assumed initial public offering price of $ per share for shares purchased in this offering, before deducting underwriting discounts and our estimated offering expenses).

                                 Shares Purchased  Total Consideration  Average
                                ------------------ ------------------- Price Per
                                  Number   Percent   Amount    Percent   Share
                                ---------- ------- ----------- ------- ---------
Existing stockholders.........  18,128,477       % $21,612,008       %   $1.19
New investors.................                                           $
                                ----------  -----  -----------  -----
  Total.......................              100.0% $            100.0%
                                ==========  =====  ===========  =====

    The foregoing table and calculation assumes no exercise of outstanding stock options, warrants and other convertible instruments exercisable as of June 30, 1999. As of June 30, 1999, there were:

  . outstanding stock options to purchase 1,393,825 shares of common stock at a weighted average exercise price of $2.88 per share;

  . outstanding warrants to purchase 1,751,174 shares of common stock at a weighted average exercise price of $2.71 per share; and

  . outstanding principal and interest on a convertible note convertible into 67,704 shares of common stock at a conversion price of $7.50 per share.

To the extent that these options, warrants and other convertible instruments are exercised, there will be further dilution to new investors.

    If the underwriters' over-allotment option is exercised in full, the number
of shares held by new investors will increase to    shares or  % of the total
number of shares of common stock outstanding after this offering.

                            SELECTED FINANCIAL DATA

    The selected historical and pro forma financial data should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes included elsewhere in this prospectus.

    The selected financial data set forth below as of December 31, 1997 and 1998 and for the period from inception (February 19, 1996) through December 31, 1996 and the years ended December 31, 1997 and 1998 are derived from the financial statements of Switchboard included elsewhere in this prospectus which have been audited by PricewaterhouseCoopers LLP, independent accountants. The balance sheet data as of December 31, 1996 is derived from unaudited consolidated financial statements not included in this prospectus. The selected financial data as of and for the six months ended June 30, 1998 and 1999, are derived from unaudited financial statements that have been prepared on the same basis as the audited financial statements and which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of Switchboard's financial position and results of operations. The financial data for the six months ended June 30, 1999, are not necessarily indicative of the results for the full year or any future period. The historical results are not necessarily indicative of the results of operations to be expected in the future.

                              Period from
                               Inception     Year Ended-     Six Months Ended-
                                   to       December 31,         June 30,
                              December 31, ----------------  ------------------
                                  1996      1997     1998      1998      1999
                              ------------ -------  -------  --------  --------
                                                                (unaudited)
                                  (in thousands, except per share data)
 Statement of Operations
   Data:
 Revenue....................    $   170    $   650  $ 6,536  $  2,761  $  3,168
 Cost of revenue............         29        793    1,307       622       596
                                -------    -------  -------  --------  --------
 Gross profit...............        141       (143)   5,229     2,139     2,572
 Operating expenses:
  Sales and marketing.......        342      2,307    5,872     3,034     2,104
  Product development.......      1,329      2,107    3,188     2,339       877
  General and
    administrative..........        --         776    1,130       503       696
                                -------    -------  -------  --------  --------
   Total operating
     expenses...............      1,671      5,190   10,190     5,876     3,677
                                -------    -------  -------  --------  --------
 Loss from operations.......     (1,530)    (5,333)  (4,961)   (3,737)   (1,105)
 Interest income (expense),
   net......................         15          4     (404)     (162)     (213)
                                -------    -------  -------  --------  --------
 Net loss...................    $(1,515)   $(5,329) $(5,365) $ (3,899) $ (1,318)
                                -------    -------  -------  --------  --------
 Accrued dividends for
   preferred stockholders...         58        308      293       158       154
                                -------    -------  -------  --------  --------
 Net loss attributable to
   common stockholders......    $(1,573)   $(5,637) $(5,658)  $(4,057)  $(1,472)
                                =======    =======  =======  ========  ========
 Basic and diluted net loss
   per share................    $ (0.22)   $ (0.81) $ (0.81) $  (0.58) $  (0.21)
 Shares used in computing
   basic and diluted net
   loss per share...........      7,000      7,000    7,011     7,005     7,056
 Unaudited pro forma basic
   and diluted net loss per
   share....................                        $ (0.69) $  (0.50) $  (0.17)
 Shares used in computing
   unaudited pro forma basic
   and diluted net loss per
   share....................                          7,761     7,755     7,814

                                             December 31,
                                        -------------------------   June 30,
                                         1996    1997      1998       1999
                                        ------  -------  --------  -----------
                                                                   (unaudited)
                                                  (in thousands)
Balance Sheet Data:
Cash and cash equivalents.............. $3,115  $   404  $    387    $ 6,806
Working capital........................  3,152       (6)      449      5,603
Total assets...........................  3,792    1,491     3,565     10,935
Note payable...........................    --       --        600        --
Convertible promissory notes--related
  party................................    960    2,984     7,000        --
Redeemable convertible preferred
  stock................................  3,058    3,366     3,658     15,091
Total stockholders' deficit............   (330)  (5,774)  (11,419)    (7,755)

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    You should read the following discussion together with the financial statements and related notes appearing elsewhere in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those indicated in forward-looking statements. See "Forward-Looking Statements."

Overview

    Switchboard is a leading Internet-based local merchant network interconnecting consumers, merchants and national advertisers. We connect consumers searching for specific products and services with the merchants that provide them. Our online network gives merchants a fast, easy, cost-effective way to get their businesses represented online and facilitates commerce by connecting them with consumers.

    We commenced operations in February 1996 and were incorporated in April 1996 as a wholly owned subsidiary of Banyan Worldwide. We developed our Web site, Switchboard.com, using directory technology transferred to us from Banyan Worldwide in November 1996. Also in November 1996, America Online and Digital City made an equity investment of an aggregate of $3.0 million. In May 1998, we acquired our Maps On Us technology from Lucent Technologies Incorporated. In June 1999, we entered into a strategic relationship with CBS involving our licensing of the "CBS" trademark and the "eye" device and an equity investment by CBS in exchange for advertising and promotion services and $5.0 million in cash.

    Since inception, we have occupied our corporate headquarters in Westboro, Massachusetts under an agreement with Banyan Worldwide. Banyan Worldwide has made significant investments in us, primarily in working capital for our operations. Banyan Worldwide also provides financial, administrative and operational services and related support functions as part of our corporate services agreement.

    Since commencing operations in February 1996, we have derived our revenue principally from the sale of national advertising. We have also derived revenue from syndication and licensing and our merchant aggregation program.

    Our revenue from the sale of advertising consists of banner advertisements, sponsorships, promotions and other forms of national advertising that are sold on either a fixed fee, cost per thousand impressions or cost per click basis on our Web pages. We recognize revenue from national advertising upon delivery of services. As a result of the termination of our agreements with America Online in November and December 1998, we experienced a significant decrease in the number of page views to our Web site and the associated advertising revenue. While growing quarter-to-quarter since December 1998, our quarterly advertising revenue has not yet reached the levels experienced when our agreements with America Online were in effect.

    We also derive revenue from various syndication and licensing agreements with corporate customers which typically involve engineering work to integrate our products and services with the customer's site and brand, as well as license fees. We recognize these fees to the extent of the cost of the engineering work performed, with any remaining fees recognized ratably over the term of the contract. We also generate revenue from building Web sites for local merchants, running display ads in our yellow pages directory and hosting Web sites on our servers. In February 1999, we implemented what we term our merchant aggregation program through a strategic alliance with Discover Financial Services. This program is aimed at companies that have existing relationships with small businesses in order to sell our Web site creation, hosting and advertising services to local merchants. We expect the amount of revenue generated from the sale of these services to increase as a result of this program. We recognize customer acquisition fees from this program when the Web site construction is complete. We recognize revenue on a monthly basis from the creation and hosting of display ads and Web sites as services are provided.

    Our cost of revenue consists primarily of expenses paid to third parties under data licensing agreements, as well as other direct expenses incurred to maintain the operations of our Web site. These direct expenses consist of data communications expenses related to Internet connectivity charges, salaries and benefits for operations personnel, equipment costs and related depreciation, and the costs to run our data center which include rent and utilities. We anticipate that our cost of revenue will increase in absolute dollars in the future as a result of hiring additional employees and purchasing additional equipment and outside services. Cost of revenue as a percentage of revenue has varied in the past, primarily as a result of fluctuations in our Web site traffic and, to a lesser extent, the cost of third-party content and technology.

    Our sales and marketing expense consists primarily of costs associated with Web site promotion, third-party revenue share costs, advertising and creative production expenses, employee salaries and benefits, public relations, market research and a pro rata share of occupancy and information system expenses. We expect sales and marketing expense to increase in absolute dollars as we continue to expand our marketing programs and our sales force and incur advertising expenditures associated with our CBS-related promotion and branding, carriage fees, and other marketing expenses associated with building our merchant aggregation program. We expect to record the net present value of the $95.0 million of advertising and promotion services from CBS as sales and marketing expense as incurred through June 2006.

    Our product development expense consists primarily of employee salaries and benefits, fees for outside consultants and related costs associated with the development of new services and features on our Web site, the enhancement of existing products, quality assurance, testing and documentation and a pro rata share of occupancy and information system expenses. Product development expense will increase in absolute dollars in the future as we maintain and upgrade our Web site.

    Our general and administrative expense consists primarily of employee salaries and benefits and other personnel-related costs for executive and financial personnel, as well as legal, accounting and insurance costs and a pro rata share of occupancy and information system expenses. We expect that our general and administrative expense will increase in absolute dollars as we continue to expand our staffing to support growing operations and facilities, and incur expenses relating to our new responsibilities as a public company.

    We have experienced substantial net losses since our inception. As of June 30, 1999, we had an accumulated deficit of $13.5 million. To date, we have made no provision for income taxes. These net losses and accumulated deficit resulted from our lack of substantial revenue and the significant costs incurred in the development of our Web site and the establishment of our corporate infrastructure and organization. We expect to increase our expenditures in all areas in order to execute our business plan, particularly in sales and marketing and in product development.

Results of Operations

    The following table sets forth for the periods indicated our results of operations expressed as a percentage of revenue:

                               Period       Year Ended      Six Months Ended
                           from Inception  December 31,         June 30,
                           to December 31, --------------   -------------------
                                1996        1997    1998      1998      1999
                           --------------- ------   -----   --------   --------
Revenue..................       100.0%      100.0%  100.0%     100.0%    100.0%
Cost of revenue..........        17.1       122.0    20.0       22.5      18.8
                               ------      ------   -----   --------   -------
  Gross profit...........        82.9       (22.0)   80.0       77.5      81.2
Operating expenses:
  Sales and marketing....       200.8       354.8    89.8      109.9      66.4
  Product development....       781.0       324.2    48.8       84.7      27.7
  General and
    administrative.......         --        119.4    17.3       18.2      22.0
                               ------      ------   -----   --------   -------
   Total operating
     expenses............       981.8       798.4   155.9      212.8     116.1
Loss from operations.....      (898.9)     (820.4)  (75.9)    (135.3)    (34.9)
Interest income
  (expense), net.........         8.9         0.6    (6.2)      (5.9)     (6.7)
                               ------      ------   -----   --------   -------
Net loss.................      (890.0)%    (819.8)% (82.1)%   (141.2)%   (41.6)%
                               ======      ======   =====   ========   =======

Six months ended June 30, 1999 and June 30, 1998

    Revenue. Revenue increased to $3.2 million for the six months ended June 30, 1999 from $2.8 million for the six months ended June 30, 1998. Advertising revenue during this period decreased primarily due to the termination of the America Online agreements. Syndication and license revenue increased primarily due to two new significant customer agreements in March 1999. Revenue also increased due to the launch of our merchant aggregation program and the commencement of our strategic alliance with Discover Financial Services in February 1999. In the six months ended June 30, 1999 no customer accounted for more than 10% of our revenue. For the six months ended June 30, 1998, one customer, QuikPage, Inc., accounted for 10.1% of our revenue.

    Cost of revenue. Cost of revenue decreased to $596,000, or 18.8% of revenue, for the six months ended June 30, 1999 from $622,000, or 22.5% of revenue, for the six months ended June 30, 1998. The dollar decrease and resulting percentage decrease was primarily due to increased revenue with decreased personnel and data communications costs, partially offset by increased depreciation costs relating to our equipment. Gross profit increased to $2.6 million for the six months ended June 30, 1999 from $2.1 million for the six months ended June 30, 1998. Gross profit increased primarily due to higher revenue. As a percentage of revenue, gross profit for the six months ended June 30, 1999 rose to 81.2% from 77.5% for the six months ended June 30, 1998.

    Sales and marketing. Sales and marketing expense decreased to $2.1 million, or 66.4% of revenue, for the six months ended June 30, 1999 from $3.0 million, or 109.9% of revenue, for the six months ended June 30, 1998. The decrease in 1999 was primarily related to the decrease in carriage fees resulting from the termination of the America Online agreements during the three months ended December 31, 1998.

    Product development. Product development expense decreased to $877,000, or 27.7% of revenue, for the six months ended June 30, 1999 from $2.3 million, or 84.7% of revenue, for the six months ended June 30, 1998. Product development expense for the six months ended June 30, 1998 included $1.4 million we expensed as incomplete technology related to the Maps On Us technology acquisition.

    General and administrative. General and administrative expense increased to $696,000, or 22.0% of revenue, for the six months ended June 30, 1999 from $503,000, or 18.2% of revenue, for the six months ended June 30, 1998. Substantially all of the increase was due to salaries associated with newly hired personnel and related costs required to manage our growth and facilities expansion.

    Interest income (expense), net. Interest expense increased to $214,000, or 6.7% of revenue, for the six months ended June 30, 1999 from $162,000, or 5.9% of revenue, for the six months ended June 30, 1998. The dollar increase in expense was primarily due to interest expense on increased borrowings from Banyan Worldwide in order to fund working capital for our operations.

Years ended December 31, 1998 and 1997 and the period from inception to December 31, 1996

    Revenue. Revenue increased to $6.5 million for the year ended December 31, 1998 from $650,000 for the year ended December 31, 1997, and from $170,000 for the period from inception to December 31, 1996. Advertising revenue increased for the year ended December 31, 1998 compared to the year ended December 31, 1997 and the period from inception to December 31, 1996 due to the growth in traffic primarily related to our agreements with America Online. Syndication and license revenue also increased for the year ended December 31, 1998 compared to the year ended December 31, 1997, and the period from inception to December 31, 1996 due to the various new customer agreements obtained in 1998. For the year ended December 31, 1998, QuikPage, Inc. accounted for 10.2% of our revenue and two other customers accounted for 11.9% and 10.5% of our revenue. For the year ended December 31, 1997, one customer accounted for 13.7% of our revenue. For the period from inception to December 31, 1996, four customers accounted for 35.9%, 25.0%, 19.5%, and 13.0% of our revenue.

    Cost of revenue. Cost of revenue increased to $1.3 million, or 20.0% of revenue, for the year ended December 31, 1998 from $793,000, or 122.0% of revenue, for the year ended December 31, 1997, and $29,000, or 17.1% of revenue, for the period from inception to December 31, 1996. The dollar increases were primarily due to increases in direct costs and data licensing fees. The increases were also a result of increased depreciation expenses on the additional computer equipment needed to support our growth. Gross profits were $5.2 million, or 80.0% of revenue, for the year ended December 31, 1998, compared to ($143,000), or (22.0)% of revenue, for the year ended December 31, 1997, and $141,000, or 82.9% of revenue, for the period from inception to December 31, 1996.

    Sales and marketing. Sales and marketing expense increased to $5.9 million, or 89.8% of revenue, for the year ended December 31, 1998 from $2.3 million, or 354.8% of revenue, for the year ended December 31, 1997, and from $342,000, or 200.8% of revenue, for the period from inception to December 31, 1996. The increase in 1998 was primarily attributable to increased America Online-related carriage fees. Additionally, the increase in 1997 resulted from salaries and benefits expense associated with newly hired personnel.

    Product development. Product development expense increased to $3.2 million, or 48.8% of revenue, for the year ended December 31, 1998 from $2.1 million, or 324.2% of revenue, for the year ended December 31, 1997, and from $1.3 million, or 781.0% of revenue, for the period from inception to December 31, 1996. The increase in 1998 primarily resulted from expenses related to our purchase of the Maps On Us technology in May 1998. The increase in 1997 compared to the period from inception to December 31, 1996 primarily resulted from salaries and benefits associated with newly hired personnel, as well as the amortization of the warrants issued to a technology provider in connection with the license of its Web searching capabilities.

    General and administrative. General and administrative expense increased to $1.1 million, or 17.3% of revenue, for the year ended December 31, 1998 from $776,000, or 119.4% of revenue, for the year ended December 31, 1997. There was no general and administrative expense for the period from inception to December 31, 1996 due to our limited operations. The increase in 1998 was primarily due to an increase in the allowance for doubtful accounts. The increase in 1997 primarily resulted from salaries and benefits expense associated with newly hired personnel.

    Interest income (expense), net. Interest expense increased to $404,000 for the year ended December 31, 1998, from interest income of $4,000 for the year ended December 31, 1997, and interest income of $15,000 for the period from inception to December 31, 1996. These increases were primarily due to interest expense on increased borrowings from Banyan Worldwide to fund working capital for operations, as well as reduced interest income resulting from decreased cash balances available for investing.

Quarterly Results of Operations

    The following tables set forth our unaudited quarterly results of operations for each of the eight fiscal quarters in the period ended June 30, 1999. This information has been derived from unaudited interim financial statements, that, in our opinion, have been prepared on a basis consistent with the financial statements contained elsewhere in this prospectus and include all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of such information when read in conjunction with our financial statements and notes thereto. Our results of operations for any quarter are not necessarily indicative of results for any future period.

                                                     Three Months Ended
                          -----------------------------------------------------------------------------------
                          Sept. 30,  Dec. 31,   Mar. 31,   June 30,   Sept. 30,  Dec. 31,  Mar. 31,  June 30,
                            1997       1997       1998       1998       1998       1998      1999      1999
                          ---------  --------   --------   --------   ---------  --------  --------  --------
                                                       (in thousands)
Statement of Operations:
Revenue.................   $   235   $   349    $ 1,081    $ 1,680     $ 1,783    $1,992    $1,326    $1,842
Cost of revenue.........       153       325        241        381         354       331       275       321
                           -------   -------    -------    -------     -------    ------    ------    ------
 Gross profit...........        82        24        840      1,299       1,429     1,661     1,051     1,521
Operating expenses:
 Sales and marketing....       662       567      1,826      1,208       1,612     1,226       690     1,414
 Product development....       420       639        459      1,880         489       360       435       442
 General and
   administrative.......       206       163        218        285         227       400       394       302
                           -------   -------    -------    -------     -------    ------    ------    ------
   Total operating
     expenses:               1,288     1,369      2,503      3,373       2,328     1,986     1,519     2,158
                           -------   -------    -------    -------     -------    ------    ------    ------
Loss from operations....    (1,206)   (1,345)    (1,663)    (2,074)       (899)     (325)     (468)     (637)
Interest income
  (expense), net........         4       (46)       (69)       (93)       (124)     (118)     (118)      (95)
                           -------   -------    -------    -------     -------    ------    ------    ------
Net loss................   $(1,202)  $(1,391)   $(1,732)   $(2,167)    $(1,023)   $ (443)   $ (586)   $ (732)
                           =======   =======    =======    =======     =======    ======    ======    ======
As a Percentage of
  Revenue:
Revenue.................     100.0%    100.0%     100.0%     100.0%      100.0%    100.0%    100.0%    100.0%
Cost of revenue.........      65.1      93.1       22.3       22.7        19.9      16.6      20.7      17.4
                           -------   -------    -------    -------     -------    ------    ------    ------
 Gross profit...........      34.9       6.9       77.7       77.3        80.1      83.4      79.3      82.6
Operating expenses:
 Sales and marketing....     281.7     162.5      168.9       71.9        90.4      61.5      52.0      76.8
 Product development....     178.7     183.1       42.4      111.9        27.4      18.1      32.8      24.0
 General and
   administrative.......      87.7      46.7       20.2       17.0        12.7      20.1      29.7      16.4
                           -------   -------    -------    -------     -------    ------    ------    ------
   Total operating
     expenses...........     548.1     392.3      231.5      200.8       130.5      99.7     114.5     117.2
                           -------   -------    -------    -------     -------    ------    ------    ------
Loss from operations....    (513.2)   (385.4)    (153.8)    (123.5)      (50.4)    (16.3)    (35.2)    (34.6)
Interest income
  (expense), net........       1.7     (13.2)      (6.4)      (5.5)       (7.0)     (5.9)     (8.9)     (5.2)
                           -------   -------    -------    -------     -------    ------    ------    ------
Net loss................    (511.5)%  (398.6)%   (160.2)%   (129.0)%     (57.4)%   (22.2)%   (44.1)%   (39.8)%
                           =======   =======    =======    =======     =======    ======    ======    ======

    We have experienced significant fluctuations in revenue, expenses and results of operations from quarter to quarter. We expect these fluctuations to continue. A significant portion of our revenue has been generated from a limited number of customers. We anticipate that our results of operations in any given period will continue to depend to a significant extent upon sales to a small number of customers. It is difficult to predict the timing of future contracts to these and other customers due to the length of our sales cycle in syndication and advertising.

    Our agreements with America Online terminated in the fourth quarter of 1998. This termination adversely affected our results in the first two quarters of 1999 because America Online had previously been responsible for a large portion of our traffic and associated revenue.

    We have also experienced significant variations in our quarterly gross profits. Our gross profit has varied due to the volume of traffic to our Web site, which causes fluctuation in our revenue, direct costs and sales and marketing expenses. Our product development and general and administrative expenses have fluctuated on a quarterly basis primarily as a result of the timing and number of additions in personnel and compensation and related costs.

    We have a limited operating history and are subject to the risks, expenses and uncertainties frequently encountered by companies in the new and rapidly evolving markets for Internet products and services. Our expense levels are based, in part, on our expectations regarding future revenue increases, and to a large extent such expenses are fixed, particularly in the short term. There can be no assurance that our expectations regarding future revenue are accurate. We may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall.

    We believe that period-to-period comparisons of our historical results of operations are not meaningful and should not be relied upon as an indication of future performance.

Incomplete Technology Write-Off

    On May 18, 1998, we acquired the Maps On Us Internet mapping technology from Lucent Technologies Incorporated for $1.6 million. The technology was acquired to integrate it into our directory Web site.

    A significant portion of the technology acquired was deemed incomplete as it did not meet the criteria for capitalization. The technology was incomplete because the technology required a substantial development effort by us in order to successfully integrate the Maps On Us technology into our Web site. The technology had no alternative future use to us inasmuch as we had acquired the technology to improve and integrate it into our Web site and not to market it as a standalone product. Further, we had no other product, line of business or product development project that could use the technology. Therefore, we recorded a charge to product development of $1.4 million for the purchase of incomplete technology in 1998.

    We valued the acquired incomplete technology using a risk adjusted discounted cash flow approach including stage of completion assumptions. We evaluated the Maps On Us technology using extensive interviews and analysis of data concerning the state of the technology and the required development work. The evaluation assumed an average growth of Maps On Us related advertising revenue of 54% based on expectations in the industry at the time, a gross profit of 70% to 80% and sales marketing and administrative expenses of 27% to 36% of revenue. These assumptions should not be construed as forecasts of the Maps On Us related future operating results. We used a discount rate of 25% in the evaluation, reflecting the difficulties and uncertainties in completing the development effort and the inherent uncertainty of predicting cash flows in the Internet industry. We estimated the technology's stage-of-completion at the date of acquisition to be 80% based on estimated costs incurred by Lucent prior to the acquisition of the technology of $1.0 million and our estimated cost to complete of $250,000. Our estimate of costs incurred prior to the purchase is based on our understanding of the technology. No development cost data was made available by Lucent.

    The acquired technology was incomplete because a significant amount of coding, testing and integration was required before the technology would be viable for use on our Web site. The components of the technology which required significant development work included the integration of our business data with the Maps On Us geocoding approach, the development of new tools for the management and online modification of geocoding information, the design and integration of the user interface and the cross linkage of the technology with our advertising technology. The ability to integrate the technology with our Web site was critical to achieving technological feasibility and was uncertain at the time of acquisition. We have now completed the design and integration of the Maps On Us technology on our Web site. The cost of completing the development effort was $200,000.

Liquidity and Capital Resources

    Since our inception, we have been funded primarily by Banyan Worldwide under our convertible preferred note facilities and through sales of capital stock. On June 30, 1999, Banyan Worldwide converted approximately

$11.3 million of the outstanding principal and interest under our convertible preferred note facilities into preferred stock. As of June 30, 1999, we had $508,000 outstanding under a convertible preferred note facility with Banyan Worldwide. The interest rate in effect at June 30, 1999 was 4.98%. The outstanding amount of principal and interest under this facility is convertible at the option of Banyan Worldwide into shares of series D preferred stock at a rate of $7.50 per share. As of June 30, 1999, we had $4.5 million available under this facilty. Requests for advances under this facility may be refused by Banyan Worldwide, at its sole discretion.

    In November 1996, we received a $3.0 million equity investment from America Online and Digital City Inc. We used these funds for working capital to fund our operations. On June 30, 1999, we received $5.0 million in cash as part of an equity investment from CBS.

    As of June 30, 1999, we had cash and cash equivalents totaling $6.8 million.

    Net cash used for operating activities for the six months ended June 30, 1999 was $289,000, primarily due to a net loss of $1.3 million offset by the decrease in accounts receivable and increases in accrued expenses and deferred revenue. Cash used for operating activities for the year ended December 31, 1998 was $4.5 million, primarily due to a net loss of $5.4 million and an increase in accounts receivable partially offset by a non-cash write-off of technology and increases in accrued expenses and deferred revenue.

    Net cash used for investing activities for the six months ended June 30, 1999 was $140,000 and for the year ended December 31, 1998 was $906,000. Investing activities for the periods were primarily purchases of equipment, consisting largely of computer equipment, as well as the purchase of the Maps On Us technology in May 1998.

    Net cash provided by financing activities for the six months ended June 30, 1999 was $6.8 million, primarily due to the CBS transaction and funds provided to us by Banyan Worldwide. Net cash provided by financing activities for the year ended December 31, 1998 was $5.4 million, primarily due to funds provided to us by Banyan Worldwide.

    Our other financial commitments consisted of a note payable related to the purchase of the Maps On Us technology of $600,000 as of June 30, 1999. The amount of this note payable was $1.1 million as of December 31, 1998.

    As of June 30, 1999, we had net operating loss carryforwards of approximately $7.3 million available for federal, state and foreign purposes to reduce future taxable income expiring on various dates beginning in 2001. Under the provisions of the Internal Revenue Code, certain substantial changes in our ownership may have limited, or may limit in the future, the amount of net operating loss carryforwards which could be utilized annually to offset future taxable income. Based on our current financial status, realization of our deferred tax assets is uncertain. Accordingly, a valuation allowance for the entire deferred tax asset amount has been recorded.

    Since our inception, we have significantly increased our operating expenses. We anticipate that we will continue to experience significant increases in our operating expenses for the foreseeable future and that our operating expenses and capital expenditures will constitute a material use of our cash resources. In addition, we may utilize cash resources to fund acquisitions or investments in businesses, technologies, products or services that are complementary to our business. Due to the fact that our primary marketing expense will be the use of our non-cash CBS-related advertising, we believe that the funds currently available along with support from Banyan Worldwide will be sufficient to meet our anticipated cash requirements for the next 12 months. If cash generated from operations is insufficient to satisfy our liquidity requirements, we may seek to sell additional equity or debt securities, or obtain additional credit facilities. However, there can be no assurance that we would be successful in obtaining this additional funding. The issuance of additional equity or convertible debt securities could result in additional dilution to our stockholders.

Recent Development

    On October 27, 1999, Banyan Worldwide issued a press release summarizing Banyan Worldwide's consolidated financial results for the three and nine months ended September 30, 1999. Some of our financial results were included in Banyan Worldwide's consolidated financial results. Our revenue increased 25% to $2.5 million for the three months ended September 30, 1999, compared with $2.0 million for the three months ended September 30, 1998. Our higher revenue in the three months ended September 30, 1999 reflects increased business from our merchant aggregation program, as well as expanded syndication revenue.

Market Risk

    To date we have not utilized derivative financial instruments or derivative commodity instruments. We do not expect to employ these or other strategies to hedge market risk in the foreseeable future. We invest our cash in money market funds, which are subject to minimal credit and market risk. We believe the market risk associated with these financial instruments is immaterial.

Year 2000 Readiness Disclosure

    Many existing computer programs and systems include computer code in which calendar year data is abbreviated to only two digits. As a result, some of these programs and systems could fail to operate or fail to produce correct results if "00" is interpreted to mean 1900, rather than 2000. We refer to this as the year 2000 problem. We use software, computer technology and services that are internally developed or provided by third parties, that may fail due to the year 2000 problem.

    In April 1999 we initiated our formal year 2000 project to assess our year 2000 risks and to develop any necessary corrective action plans. We expect to finalize our assessment in November 1999. To date, we have taken the following actions under our year 2000 project:

  . We have reviewed all hardware and software used in the operation of our Web site, including internally developed software and third-party hardware and software that is used in the operation of our Web site;

  . we have begun to upgrade the hardware and software which require modifications to be year 2000 compliant; and

  . we have obtained publicly-available year 2000 readiness statements from third parties who provide hardware, embedded software or packaged software used in the operation of our Web site and from Exodus Communications, which provides us with Web hosting facilities for our Web site.

    We expect that substantially all hardware and software upgrades will be completed by November 1999. In addition we have created a separate quality assurance test Web site to simulate the transition from 1999 to 2000 and identify unresolved year 2000 problems with our Web site. We expect to complete this simulation by November 1999.

    We expect that our employees will perform all significant work related to our year 2000 project. We do not anticipate hiring any additional employees or incurring significant consulting expenses to perform this work. We expect to purchase approximately $1,000 of software upgrades and to expend $50,000 on hardware, infrastructure and desktop upgrades. Although we likely would have incurred these costs in the normal course of our business activities, the upgrades will replace non-year 2000 ready software and hardware.

    Our business depends upon the ability of consumers and local merchants to access our Web site from their computers. Consumers who visit our Web site and the local merchants in our network may not be able to access our Web site due to their own year 2000 problems. Our users and our local merchant customers are diverse and highly fragmented, and we have not attempted to contact them to assess their year 2000 readiness. Many consumers and local merchants may not have the internal capability or other resources necessary to assure their year 2000 readiness.

    We also depend on the integrity and stability of the Internet. Our ability to assess the year 2000 readiness of the general Internet infrastructure necessary to support our operations is limited and relies solely on generally available news reports, surveys and comparable industry data. Based on these sources, we believe that most entities and individuals that rely significantly on the Internet are reviewing and attempting to address issues relating to year 2000 compliance. We cannot predict whether these efforts will be successful in reducing or eliminating the potential negative impact of year 2000 issues. Our business would suffer if there were a disruption in the ability of consumers and local merchants to access the Internet or portions of it.

    In addition to computers and related systems, the operation of office and facilities equipment, such as fax machines, security systems and other common devices, may be affected by the year 2000 problem. We are currently assessing the potential effects and costs of remediating the year 2000 problem on our office and facilities equipment. We expect this process to be completed by the end of the calendar year 1999. Banyan Worldwide supplies some of our office and facilities equipment. Because we did not purchase the equipment, we may be unable to cost-effectively remediate any year 2000 issues relating to that equipment.

    Banyan Worldwide also provides us with various administrative telecommunications and other services. Our business relies on functional use of Banyan Worldwide's internal computer systems to process dates after December 31, 1999. Based on Banyan Worldwide's publicly available year 2000 readiness statements, we believe that Banyan Worldwide has taken steps to assure its year 2000 readiness. If these systems are compromised by year 2000 problems, Banyan Worldwide's ability to provide us with services could be impaired.

    We are in the process of transitioning the primary hosting facility for our Web site from our corporate headquarters to a third-party hosting facility. A back-up Web site will continue to be hosted at our headquarters. Although this transition was not undertaken specifically to address year 2000 compliance problems, we believe that this transition will mitigate our risk of facility- or Internet-related failures caused by the year 2000 problem.

    At this time, we have not yet developed a contingency plan to address situations that may result if we, or any third parties on which we rely, are unable to achieve year 2000 readiness. The cost of developing and implementing a contingency plan, if necessary, could be significant. Any failure of our material systems, the systems of the consumers that visit our Web site, the systems of the merchants participating in our network, the systems of third parties supplying our products and services, the systems of Banyan Worldwide or the Internet to be year 2000 compliant could have negative consequences for us.

    The most reasonably likely worst case scenarios related to year 2000 risks would include:

  .   failure of internal software causing a shutdown of our Web site;

  .   corruption of data contained in our information systems;

  .   hardware failure; and

  . the failure of infrastructure services provided by third parties, such as electricity, phone service, etc.

Recently Issued Accounting Pronouncement

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The new standard established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133, as amended by SFAS No. 137, is effective for all quarters for fiscal years beginning after June 15, 2000. We do not expect SFAS No. 133 to have material effect on our financial position or results of operations.

                                    BUSINESS

Overview

    We are a leading Internet-based local merchant network interconnecting consumers, merchants and national advertisers. We connect consumers searching for specific products and services with the merchants that provide them. We offer our users local information about people and businesses across the United States, including listings of over 96 million individuals, 12 million businesses and four million e-mail addresses. Our online network gives merchants a fast, easy, cost-effective way to get their businesses represented online and facilitates commerce by connecting them with consumers. We provide an effective online lead generation engine for these local merchants and for national advertisers that reaches consumers motivated to buy products and services in specific geographic locations.

Industry Background

    The Internet is fundamentally changing how millions of people and businesses share information. The number of Internet users worldwide is projected to increase to 500 million by the end of 2003 from approximately 195 million in 1999, according to International Data Corporation. According to Forrester Research, total online commerce is projected to increase to $42.0 billion in 2002 from approximately $7.3 billion in 1998. Forrester Research also estimates that, along with this growth of online commerce, total online advertising will increase to $10.4 billion in 2003 from approximately $1.3 billion in 1998.

    Historically, consumers have used multiple methods to identify and seek out businesses that provide specific products and services in their area. Traditional printed materials for finding local information include yellow pages directories and local maps. These sources, however, typically cover narrowly defined geographic areas and are updated only once per year. Telephone directory assistance allows consumers to get updated information, but is often more costly to use and only provides telephone numbers and addresses.

    Recently, consumers have turned to online directories as an alternative source of local information. These directories can provide more up-to-date results, and can extend beyond limited geographic boundaries. Many of today's online directories, however, are merely extensions of traditional printed directories, offering repackaged content in a static "listings" style layout. Consumers continue to encounter difficulties obtaining the relevant information they seek because of the volume and fragmented nature of online local information.

    As the number of users online continues to grow, the Internet is becoming an accepted and viable commercial and marketing medium. Local merchants are increasingly recognizing the need to establish an online presence to remain competitive. According to Forrester Research, the number of small businesses with a Web presence is projected to increase to 4.2 million by the end of 2003 from approximately 2.1 million in 1999. Forrester Research also predicts local online commerce will increase to $6.1 billion in 2003 from approximately $680 million in 1998.

    Creating an online presence, however, is often a difficult and costly task for small businesses. Local merchants may struggle with the financial, technical and administrative challenges associated with creating, maintaining and promoting an effective Web site. To compete online and to meet evolving consumer expectations, merchants need more cost-effective and time-efficient ways to build, promote and enhance the functionality, services and content of their Web sites.

    We believe that consumers demand an online service where they can easily find detailed information about local merchants and their products and services. We further believe that merchants demand a convenient and cost-effective approach to creating a Web presence that will reach large numbers of these consumers. We believe an opportunity exists to satisfy both constituencies with a single online destination.

The Switchboard Solution

    We are a leading Internet-based local merchant network focused on bringing consumers, merchants and national advertisers together at a single online destination. We connect consumers searching for specific products and services with the merchants that provide them. Our online network also gives merchants a fast, easy, cost-effective way to get their businesses represented online, and facilitates commerce by connecting them with consumers. We provide an effective online lead generation engine for these local merchants and for national advertisers that reaches consumers motivated to buy products and services in specific geographic locations.

 Benefits to Consumers

    Extensive information base. We provide consumers with detailed local information about people and businesses across the United States, including listings of over approximately 96 million individuals, 12 million businesses and four million e-mail addresses. Switchboard allows consumers to search for people and businesses beyond the geographic boundaries of traditional print directories. We offer a free alternative to directory assistance charges and eliminate the need for consumers to know a specific city or area code information to obtain the desired results. Our powerful search capabilities, interactive maps and driving directions allow consumers to locate businesses based on proximity to their home, office or a planned travel destination. We link to a growing base of over 350,000 business Web sites and provide consumers with a powerful tool to research and compare competitive offerings and to ultimately conduct business, both online and offline. In addition, our patented ad serving technologies present consumers with multiple merchant advertisements and allow them to rapidly screen and examine the information they seek.

    Powerful search capability. Our proprietary directory architecture, combined with our intuitive screen displays, allows search results to be delivered quickly with fewer page views. These search results can be organized alphabetically or by geographical proximity. Our innovative "What's Nearby?" service enables a consumer to input an address anywhere in the country and find detailed information about nearby businesses, people, government and points of interest and regional maps. This feature is ideal for travel planning, both personal and business, as well as for people moving or changing job locations who need to familiarize themselves with their new surroundings.

    Integrated maps and driving directions. Our Maps On Us maps and driving directions technology is fully integrated with our directory services. Once a consumer identifies a desired address, Maps On Us allows the consumer to plot the most effective route to that destination, including intermediate stopping points. Consumers may also store previously accessed maps and directions in a personal address book.

    Personalized experience. We offer our registered users the ability to personalize their online experience. Users can control their listings in our white pages and can add information about their profession, education, affiliations and other interests. Users can choose from a variety of privacy options to shield various portions of their online identities, and can store their bookmarks in Switchboard for easy access from any computer. We also offer personal home pages and custom e-mail accounts.

 Benefits to Merchants

    Fast, cost-effective Web presence. Our robust system architecture and sophisticated Web site building tools enable us to quickly and cost effectively develop and deploy multi-page Web sites for local merchants. We provide local merchants with a visible Web presence, while eliminating the technical, administrative and financial challenges typically associated with creating and maintaining an effective Web site.

    Participation in a leading online local merchant network. We provide local merchants with access to our nationally recognized, highly trafficked merchant network, Switchboard.com. Unlike traditional phone books and directory services, our online directory service, maps and driving directions provide merchants with exposure to customers beyond their immediate local area. We acquire and aggregate local merchant customers into our branded directory and our network of syndicated directories. We believe our alliance with CBS further enhances our brand and offers the opportunity to generate additional traffic to our merchant customers.

    Lead generation. Our online merchant network attracts potential consumers who have qualified themselves by providing information about the types of products and services they are seeking in a particular location. Switchboard.com helps our merchant customers to connect with consumers and facilitates their communications with their customers through email, fax or regular mail. We believe that this direct line of communication fosters stronger relationships between local merchants and consumers.

 Benefits to National Advertisers

    We offer national and local advertisers a wide range of advertising options. Our patented ad serving technologies allow advertisers to target specific types of consumers in each of our white pages, yellow pages, maps and Web search offerings. A national advertiser can buy a site-wide banner to re-enforce its brand, an in-category sponsorship to drive traffic to specific offers on their site and a yellow pages trademark ad to drive traffic to local outlets. These options give advertisers significant flexibility to construct customized campaigns designed to drive traffic at the local or national level to businesses both offline and online.

Strategy

    We intend to be the leading Internet-based network connecting customers with local merchants and providing merchants with the content, services and functionality they need to effectively compete online. We plan to enhance our lead generation capabilities by building traffic on our Web site, increasing the number of merchants we serve and expanding the breadth of our products and services. Key elements of our strategy include:

    Building brand. We believe that building greater awareness of the Switchboard brand is critical to expanding our user base and to building our local merchant network. We intend to expand our use of advertising, public relations and other marketing programs designed to promote our brand and build user and merchant loyalty. In October 1999, we launched our "Think Outside the Book" national advertising campaign designed to attract new consumers to Switchboard.com and build awareness among merchants in local markets. We intend to build on our current relationship with CBS by promoting our brand across multiple media, including national television, outdoor advertising and radio. In addition, we expect to pursue other public relations and marketing programs.

    Expanding merchant aggregation programs. We have established strategic alliances with companies that have existing relationships with numerous small businesses. We refer to these companies as merchant aggregators. We believe we can attract a larger base of merchants by working together with these merchant aggregators to implement co-branded sales and marketing programs. In February 1999, we launched our merchant aggregation program through a strategic alliance with Discover Financial Services. We will continue to work with Discover and other companies to offer our products and services to their small business customers. We believe that by expanding our merchant aggregation program we can increase the number of merchants in our network and provide greater value to consumers, existing merchants and national advertisers.

    Creating specialized vertical directories. We are developing targeted syndication packages designed to attract vertical content providers seeking to enhance their sites by offering specialized directories of local merchants in categories relating to their content. We believe that providing relevant content for researching products and services will increase the frequency and duration of visits to our Web site. By forming relationships with providers of this content, we believe we will enhance the effectiveness of our site for consumers and for advertisers seeking targeted audiences. By syndicating these specialized directories, we expect to deliver more highly qualified customer leads to our local merchants. We anticipate that some of these vertical content providers will also participate in our merchant aggregation program since they may have merchant relationships of their own.

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

    Extending technology leadership. We intend to update and enhance the features and functionality of Switchboard.com to continue to improve the user's experience and provide a comprehensive, cost-effective online presence for merchants. We are developing product and service enhancements aimed at our users, including increased personalization and customization features and expanded search options. We plan to offer merchants a more sophisticated Web presence by integrating online commerce applications into our local merchant services. We are pursuing additional opportunities to expand network access and merchant services across a variety of wireless devices and other Internet-enabled appliances. We believe that technology leadership will continue to be important to offer compelling services and functionality.

    Expanding internationally. We intend to expand internationally as opportunities arise. We expect to accomplish this expansion by entering into strategic alliances with companies that are well-positioned to aggregate merchants in local markets, internationally. In connection with our strategic relationship to license our technology to Bell ActiMedia, Inc., a wholly owned subsidiary of Bell Canada, we enhanced our technology infrastructure. We believe this enhanced technology infrastructure will help us to take advantage of other international opportunities.

Switchboard.com

    The foundation of our local merchant network is our Web site, Switchboard.com. The site provides a broad range of functions, content and services designed to connect consumers and businesses on the Internet. Key features of Switchboard.com include:

 Directory Services

    Our yellow pages, white pages and e-mail directory services provide consumers with information about people and businesses and, in many cases, detailed information about the products and services those businesses offer. In addition to listing information found in traditional directories, our directories include integrated maps and directions, information about nearby businesses, display advertisements and links to merchant Web sites. Consumers can use our directory services to search by category, geography and names.

    We license what we believe to be the most comprehensive and accurate available database of business and residential information in the United States through a three-year agreement with infoUSA, a leading provider of online yellow and white pages directory information. InfoUSA is obligated to provide us with updated data monthly. To increase our coverage to include Canada, we entered into a relationship with Bell ActiMedia in September 1999.

    Our directories provide users, merchants and advertisers with powerful tools to customize how they represent themselves on the Web. Users and merchants can edit their listings in our directories by updating and supplementing information about themselves. These tools help users and merchants to be found and ensure that the information about them is accurate and personalized.

    Our e-mail address database provides users with access to e-mail addresses provided by our own users and a third-party source. Registered users can use our patented "Knock Knock" technology to control access to their e-mail address. As a privacy benefit to our users, this service functions as an e-mail equivalent of caller ID, allowing users to screen e-mails while shielding their e-mail address from the sender.

 Localized Content

    Our "What's Nearby?" service provides relevant information about the surrounding local merchants and establishments related to a user search. "What's Nearby?" provides links to local businesses in the entertainment, travel, recreation, shopping, health and real estate sectors based on the user's target search location. In addition, this service provides mapping features and links to Web sites related to the region, government offices, points of interest and other useful information. This information is integrated into our white pages, yellow pages and mapping features allowing users to access businesses, information and services in the context of their searches.

 Maps and Directions

    Our Maps On Us technology integrates maps and driving directions into many areas of our Web site. Maps generated by Maps On Us provide users with sophisticated viewing options including multiple levels of zoom, full and half screen pans, map center selection, labeling of roads and other points of interest, map size, color or monochrome rendering and latitude/longitude display. Our technology provides users with a powerful tool to plan the shortest or fastest route from a starting point to a destination including up to five intermediate locations. They can also choose to avoid or use major highways. Our "best tour" function lets users enter a number of locations in any order and will designate the most efficient route from start to finish. Maps are displayed with detailed turn-by-turn directions, all of which can be forwarded to others by e-mail.

    Users can also incorporate the "What's Nearby?" service to identify and highlight local businesses that are in the vicinity of the mapped selection or on the created route. In addition to the core features, registered users can also save maps and routes previously generated by Maps On Us, and store a list of addresses, markers or favorite places in an address book. Stored information is highlighted on subsequent maps or route requests.

 Web Searching Tools

    Our Web searching technology provides users with a powerful search alternative to existing key-word based search engines. Results are optimized to deliver the most relevant Web sites instead of Web pages, making searching easier and more efficient. These sites are linked in a way that allows users to navigate through them based on their relationship to each other as well as find them through keyword searches.

    Our technology allows registered users to personalize bookmarks and access these bookmarks from any computer though the Switchboard.com site. As an added benefit, we can supplement these personalized bookmarks with related Web sites. Users can also use our bookmark editing tools to add, delete and re-classify links. Using this feature, our users can move from computer to computer but still enjoy the same set of bookmarks when they access the Web.

 Community

    We provide the following services to enhance the user experience on our site:

  . Free e-mail. Users can get free e-mail through our comprehensive set of e-mail options, including customized addresses, multiple accounts and other enhanced services.

  . Free homepages. With our personal home page builder, users can easily create sophisticated personal Web sites by selecting from a gallery of layouts, themes, colors and clip art. Users can also add original text, favorite links or their own pictures.

  . Message boards. We offer users the ability to post and read messages on message boards across a variety of topics including humor, relationships, religion, sports, genealogy, politics, teens and missing persons. In addition, we organize our message boards by city or state, allowing regional users to interact and communicate.

  . Gift shop. From our gift shop, users can purchase electronic photos, greeting cards, flowers and other items and have them sent to relatives, friends and business associates located through our directories.

Local Merchant Services

    We provide local merchants with a broad range of services to help them establish, manage and expand their online presence as their business evolves. Using a variety of proprietary and licensed technologies and services, we provide small businesses with solutions to reach qualified customers. Current services provided to local merchants include:

  . construction and hosting of multi-page Web sites with detailed business information;

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

  .   contact page designed to connect potential customers with merchants;

  .   integrated mapping and directions functionality powered by Maps On Us;
      and

  . marketing services including display advertisements on Switchboard.com and affiliated sites.

    For those businesses seeking to construct their own Web site, we also offer our Web site building tool, Ad Studio, which allows merchants to select from a gallery of layouts and clip art, upload pictures and choose geographies and categories in which their Web site will be seen.

Advertising

 Banner and Sponsorship Advertising

    We offer both site-wide banner and category-specific banner programs. We provide standard run of site banner ad programs, which include full banners across the top and bottom of pages and smaller banners on the navigation bar that allow advertisers to take advantage of our high traffic volume. Additionally, our patented banner ad serving technology enables us to place and rotate category-specific banner ads of various sizes in targeted locations throughout our site. We also sell sponsorship programs on a site-wide basis or for various categories. Sponsorships of a category means an advertisement is consistently and prominently displayed on screens relating to the sponsored categories.

 Display Advertising

    We provide yellow pages-style display advertisements and ad management tools to local merchants and national advertisers. We give advertisers a range of location, category and ad size options at the local and national levels. When shown on a computer screen, our display ads resemble traditional yellow page advertisements. Our display ads rotate according to preset priority placement rules which assure that each advertiser's display ad is periodically visible near the top of the screen.

    Display advertisements are sold on a monthly or annual basis, and are generally not subject to guaranteed impression levels or click-throughs. We price and sell advertisements on the basis of ad size, search locations and priority placement. Display advertisements are category specific and geographically targeted. When clicked, display ads link the user to a Web site of the advertiser's choosing. Options available to these advertisers include:

  . display priority options designed to allow advertisers to pay to have their ads seen more frequently and prominently than others;

  . trademark ads designed to allow national advertisers to represent outlets for their products based on their location in selected categories, for example "Our Dealers Near You";

  . ads designed to allow national businesses to advertise in local category searches; and

  . geographical options that allow merchants to place ads in a single zip code, within a radius around a specific location or nationwide.

Syndication

    We license our products and services to other companies in order to generate traffic on the Switchboard.com Web site. We refer to this as syndication. Syndication extends the reach of our site and increases the value proposition to our advertisers. As of September 30, 1999, we syndicated our directories or maps on a variety of Web sites, including Ask Jeeves, the AtHand Network, CBS.com and USATODAY.com.

Strategic Alliances

    We have formed strategic alliances to:

  .   build our brand;

  .   drive increased traffic;

  .   support our expanding sales and marketing efforts; and

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

  . develop compelling content, services and functionality for our Web site and for Web sites that we create for our local merchant customers.

    CBS Corporation. In June 1999, we entered into a strategic relationship with CBS involving our licensing of the "CBS" trademark and the "eye" device, an equity investment by CBS and our receipt of advertising and promotion services and $5.0 million in cash. We will receive $95.0 million in advertising and promotion through June 2006 across the full range of CBS media properties, including its radio and outdoor subsidiary, Infinity Broadcasting Corporation. In addition, CBS has agreed to place links to our Web site on CBS-controlled Web sites, including CBS.com and to use good faith efforts to obtain similar links on other Web sites in which CBS has a non-controlling interest. Our alliance with CBS is helping us to expand our advertising sales resources both locally and nationally and delivers the credibility and backing of a major media company.

    Discover Financial Services. In the first quarter of 1999, we launched our merchant aggregation partnership program with Discover Financial Services. The Discover program provides us with access to Discover's merchant customer base. Discover offers its merchant customers an online solution through Switchboard.com. This relationship allows us to offer their base of merchants additional services and functionality over time.

    Bell ActiMedia. To expand our content offering and increase our geographic coverage, we entered into a three-year agreement in September 1999 with Bell ActiMedia to provide directory services in Canada. This relationship is intended to increase Canadian traffic, help us grow our local merchant base outside the United States and enable us to provide Canadian information to our U.S. users.

Technology

    We have developed a suite of sophisticated technologies that enable rapid dissemination of requested information over multiple platforms and formats. The technology was conceived and developed by a staff of senior engineers experienced in distributed systems design techniques. Our technology is designed to be highly scalable and reliable. We have particular strengths in the areas of distributed systems design, database technologies, advertising management and content customization.

 Directory Technology

    We have been affiliated with Banyan Worldwide, a pioneer of directory technology, since our founding in 1996. Directories played a key role in the enterprise level distributed systems deployed by Banyan Worldwide since 1983. Our founder, Dean Polnerow, designed and originally developed StreetTalk, Banyan Worldwide's directory service. We were able to capitalize on this large scale directory experience to build our own proprietary directory technology. We created what we believe to be the first national directory of U.S. residential and business information available on the Internet, as well as our innovative and proprietary yellow pages directory.

 Site Design

    The Switchboard.com site was designed to provide high levels of performance, scalability and reliability. The Web site is implemented as a set of Windows NT servers organized into replication pods. Individual servers in a pod can be added or removed without affecting the functional capabilities of the site, and most changes required are managed automatically by proprietary configuration management software. This distributed architecture is resistant to service interruptions and scales easily and inexpensively, typically with minimal or no time consuming software changes required.

 Database Technologies

    We have developed a database aggregation interface module to facilitate resolution of complex queries from the front end replication pods to the database replication pods. This module allows data from multiple databases to be accessed and combined, regardless of data structure or content. This simplifies the development of new user interfaces and facilitates database updates. The module implements caching capabilities and provides for automatic load balancing between individual machines, maximizing site performance.

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

    Our automatic query state recovery mechanism decreases response time by maintaining the state of a query. This enables ready access to a large amount of data stored in any of the databases and results in faster response to the user. Conventional databases often access previous results in order to display successive results to a given query which increases response time by performing redundant operations.

 Advertising Management

    Our ad serving technology is used primarily to control the frequency and placement of advertisements online. Our dynamic display ad model rotates all merchant ads in and out of prime locations on our yellow pages screens according to priorities specifically purchased by our merchant customers. Our remote ad injection provides a secure, automated chain of software programs that facilitate the insertion of individual ad campaigns and large, aggregated volumes of merchant advertising into the Switchboard.com yellow pages. We developed a radial location placement method to provide a simple way for a business to target its advertisement to the relevant surrounding communities. This radial location placement method uses the physical location of a business and a radius specification to automatically determine the appropriate location targets. These ad management tools and processes enable our direct sales force and authorized ad resellers to remotely manage and control national, regional and local ad campaigns.

 Content Customization

    We can customize the look and feel of our content so that it resembles our syndication customers' own Web sites. The customization process is based on our functional elements, such as white pages, yellow pages, e-mail search and user registration, which are implemented in modules and embodied in separate dynamic link libraries. This architectural organization separates the functional elements from the layout elements, such as site appearance, thus facilitating rapid development of customized interfaces for our syndication customers. As we enhance or build new functional elements, the underlying architecture enables us to deploy them across all of the Web sites of our syndication customers.

 Production, Computer and Communications Equipment

    Our operations center is located at our Westboro, Massachusetts facility, and houses the primary production, computer and communications equipment necessary to operate our Web site, all ancillary services and a quality assurance staging lab for the orderly upgrades of software onto production machines. Our operations center is physically secured, but has limited power failure protection. We have contracted with Exodus Communications, Inc. to provide facilities in its new data center in Waltham, Massachusetts for the primary production computer and communications equipment. The Exodus facility offers physical security, full power failure protection and redundant communications links. A complete replica of the primary Switchboard site is being constructed at the Exodus facility. A preliminary version of this replica is already operational and currently serves as a hot backup site in the event of a failure of the primary site. In addition, the primary Maps On Us site is now fully operational at the Exodus facility. We expect the Exodus site to become our primary site for production computer and communications equipment by the first quarter of 2000, and we will continue to maintain our operations center in Westboro, Massachusetts as a backup site with automatic fail-over in the event of a catastrophic facility or communications failure at the Exodus location.

Marketing, Merchant Aggregation and Sales

 Marketing

    We have generated our traffic and merchant participation to date with limited marketing. In October 1999, we launched an advertising campaign designed to generate increased awareness of our site among consumers and merchants. The cornerstone of this campaign will be $95.0 million of advertising on the CBS properties that we will receive through our strategic alliance with CBS. This alliance allows us to take advantage of CBS's strong presence across a variety of advertising media, including:

  .   radio networks;

  .   outdoor advertising; and

  .   the CBS television network.

    Our advertising agreement with CBS provides us with the opportunity to build brand recognition. As part of our branding strategy, the agreement provides that Switchboard.com will be incorporated into CBS controlled Web sites. We believe this will enable us to capture increased traffic.

    As part of the CBS initiative, in October 1999 we unveiled two 30 second television commercials for broadcast in Boston, Chicago, Los Angeles, New York, Philadelphia and San Francisco. These commercials challenge consumers and businesses to "Think Outside the Book," and use our online directory service instead of traditional ones.

    We employ a variety of online and offline advertising to promote our service and generate additional traffic. Prior to our relationship with CBS, we primarily relied upon promoting and marketing our service through syndication relationships with telecommunications companies, Internet destination sites and other companies. We plan to utilize a variety of media to market our online services including online, print, direct mail, radio, television and outdoor advertising. We have an ongoing public relations program and participate in industry conferences and tradeshows.

 Merchant Aggregation

    We have established strategic affiliations with companies that have existing relationships with numerous merchants to attract these merchants to our network. These merchant aggregators contribute to our sales and marketing efforts by offering our merchant network services for building an online presence. This merchant aggregation program is designed to cost effectively reach the highly fragmented small business market. We typically target small businesses of less than 25 employees. We market our services on a co-branded basis and generate sales through outsourced telesales agents, or through our merchant aggregators' direct sales forces. Our current merchant aggregators are Discover Financial Services and Cox Interactive Media. In addition to our relationships with these merchant aggregators, we have relationships with other companies, including Advance Internet, Comcast Online Communciations, Community Newspapers, iAtlas Corporation and QuikPage, which help us to represent businesses in the Switchboard network.

 Sales

    Our internal sales force coordinates our national sales efforts. They are dedicated to selling advertisements and sponsorships across our Web site. As of October 25, 1999, our sales organization was comprised of four employees and one consultant engaged in direct selling efforts.

Competition

    Our competitors fall into four primary categories:

  .   traditional and online white and yellow pages information providers;

  .   companies providing Web-enabled solutions for small businesses;

  .   companies targeting consumers seeking local information; and

  .   companies targeting the consumer Internet product and services market.

    We compete in the markets for Internet content, products, services and advertising. These markets are highly competitive and we expect competition to increase in the future with the entrance of new competitors. Currently, the number of companies aggregating small businesses and providing them with a similar comprehensive solution and scale is small. However, the market is rapidly developing. Barriers to entry in these markets are not significant and current and new competitors may be able to launch new Web sites at a relatively low cost.

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

    We believe our ability to compete successfully depends on many factors, several of which are outside of our control. These factors include the quality of content we provide relative to our competitors, the cost-effectiveness and reliability of our services relative to our competitors and our ability to generate leads for merchants.

    We also compete with traditional advertising media, including television, radio and print, for a share of advertisers' total advertising budgets. If advertisers consider the Internet, or our site, to be limited or ineffective advertising medium, advertisers may be reluctant to devote a significant amount of their advertising dollars to advertising on our Web site.

Intellectual Property

    We regard our patents, copyrights, service marks, trademarks, trade dress, trade secrets and other intellectual property as critical to our success. We rely on a combination of patent, trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, consultants, customers, partners and others to protect our proprietary rights. All of our employees have executed confidentiality and assignment of invention agreements. Prior to disclosing confidential information to third parties, we generally require them to sign confidentiality or other agreements restricting the use and disclosure of our confidential information.

    We currently have four patents issued by the U.S. Patent and Trademark Office and three patent applications pending before the Canadian Intellectual Property Office, all of which relate to the operation, features or performance of Switchboard.com. We pursue registration of our key trademarks and service marks in the United States and, in some cases, internationally. However, effective trademark, service mark, copyright and trade secret protection may not be available or sought by us in every country in which our products and services are made available online. There can be no assurance that our patents, trademarks, or other intellectual property rights will not be successfully challenged by others or invalidated through administrative process or litigation. Further, the validity, enforceability and scope of protection of proprietary rights in Internet-related industries is uncertain and still evolving.

    We license our proprietary rights, such as patents, trademarks and copyrighted material, to third parties. Despite our efforts to protect our proprietary rights, third parties may infringe or misappropriate our rights or diminish the quality or reputation associated with our brand, which could have a material adverse affect on our business, results of operations, or financial condition.

    In addition, we license software, content and other intellectual property, including trademarks, patents, and copyrighted material, from third parties. In particular, we license the rights to use the "CBS" trademark and "eye" device under a license with CBS which expires by its terms in June 2009. We also license residential and business listing data from infoUSA, Inc. under an agreement that expires in December 2002, and maps and driving directions data and related software from Etak, Inc. under an agreement that expires in November 2000. Further, the software code underlying Switchboard.com contains software code which is licensed to us by third parties. If any of these licenses are terminated or expire, it could have a material adverse effect on our business, results of operations or financial condition.

    We could be subject to legal proceedings and claims of alleged infringement of the trademarks, patents, copyrights or other intellectual property rights of our licensors or other third parties. These claims and any resulting litigation, should it occur, could subject us to significant liability for damages and could result in an injunction. Even if we prevail, any defense or litigation could be time-consuming and expensive to defend, and could result in the diversion of management's time and attention, any of which could materially adversely affect our business, results of operations or financial condition.

    We currently own a number of Internet domain names, including
Switchboard.com, MapsOnUs.com and SideClick.com. In addition, we co-own with CBS the domain names CBS.Switchboard.com and

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

CBSSwitchboard.com. Domain names generally are regulated by Internet regulatory bodies. The relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. We therefore, could be unable to prevent third parties from acquiring domain names that infringe or otherwise decrease the value of our trademarks and other proprietary rights.

Employees

    As of September 30, 1999, we had 42 full-time employees. None of our employees is represented by a labor union. We believe our relations with our employees are good.

Facilities

    Our headquarters are located in Westboro, Massachusetts, where we occupy approximately 8,000 square feet under an agreement with Banyan Worldwide. Since our inception through June 30, 1999 we have incurred expenses of $455,000 under an agreement with Banyan Worldwide relating to facilities fees, which cover rent and costs of furnishings, equipment, telephone service, security in our building, the fitness center, shared cafeteria costs and building maintenance.

    Our agreement with Banyan Worldwide continues in effect until November 1999 and renews on a year-to-year basis unless we or Banyan Worldwide terminate the agreement upon 90 days' written notice. We believe our facilities will be adequate for our anticipated growth and that we will be able to obtain additional space as needed on commercially reasonable terms.

Legal Proceedings

    We are not currently a party to any material legal proceedings.

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

                                   MANAGEMENT

Executive Officers and Directors

    Our executive officers and directors as of October 28, 1999, are as follows:

Name                            Age Position
----                            --- --------
Douglas J. Greenlaw............  55 Chief Executive Officer
Dean Polnerow..................  43 President and Director
John P. Jewett.................  56 Vice President and Chief Financial Officer,
                                    Treasurer and Secretary
James M. Canon.................  48 Vice President, Business Development
William P. Ferry (1)...........  47 Chairman of the Board of Directors
Daniel R. Mason (1)............  48 Director
Fredric G. Reynolds (2)........  49 Director
Richard M. Spaulding (2).......  40 Director
David N. Strohm (1)............  51 Director
Robert M. Wadsworth (2)........  39 Director

--------
(1) Member of the Compensation Committee.
(2) Member of the Audit Committee.

    Douglas J. Greenlaw has served as our Chief Executive Officer since October 1999. Prior to joining Switchboard, from January 1997 to October 1999, Mr. Greenlaw served as an independent management consultant. From January 1994 to December 1996, Mr. Greenlaw served as President and Chief Operating Officer of Multimedia, Inc., a publisher of newspapers and operator of television and radio stations.

    Dean Polnerow founded Switchboard and has served as our President since March 1998 and as a director since September 1998. Prior to his appointment as our President, from April 1996 to March 1998, Mr. Polnerow served as our Vice President, Product and Business Development. From September 1983 to April 1996 Mr. Polnerow served in various capacities, including as Vice President, Advanced Development, at Banyan Worldwide.

    John P. Jewett has served as our Vice President and Chief Financial Officer since October 1998, as our Treasurer since April 1999 and as our Secretary since October 1999. Prior to joining Switchboard, from July 1997 to October 1998, Mr. Jewett served as an independent financial consultant to early stage Internet companies. From March 1995 to July 1997, Mr. Jewett served in various capacities, including, Vice President, Finance and Operations and Chief Financial Officer, at PointCast, Inc., an Internet news and service provider. From 1991 to March 1995, Mr. Jewett served as President and Chief Executive Officer of Calidus Systems, Inc., a logistics software application developer.

    James M. Canon has served as our Vice President, Business Development since March 1998. Prior to his appointment as our Vice President, Business Development, from January 1997 to March 1998, Mr. Canon served in various capacities at Switchboard, most recently as Director, Product Management. From 1991 to January 1997 Mr. Canon served in various capacities, including as Information Products Architect, at Banyan Worldwide.

    William P. Ferry has served as a director since March 1997 and as our Chairman of the Board of Directors since February 1998. Mr. Ferry has served as Chairman of the Board of Banyan Worldwide since October 1997 and as President, Chief Executive Officer and a director of Banyan Worldwide since February 1997. From 1990 to February 1997, Mr. Ferry served in various capacities, most recently as President, Services Division, at Wang Laboratories, Inc., an information technology service provider.

    Daniel R. Mason has served as a director since September 1999. Mr. Mason has served as President of the Infinity Radio Group, a majority-owned subsidiary of CBS and an operator of radio stations, since November 1995. From 1992 to November 1995, Mr. Mason served as President of Group W. Radio, a division of Westinghouse Broadcasting Company. Mr. Mason is also a director of MarketWatch.com, Inc., a Web-based provider of business news, financial programming and analytic tools.

    Fredric G. Reynolds has served as a director since September 1999. Mr. Reynolds has served as Executive Vice President and Chief Financial Officer of CBS Corporation, a media company, since March 1994. Mr. Reynolds is also a director of Sportsline USA, Inc., which publishes several sports Web sites, including CBS.SportsLine.com.

    Richard M. Spaulding has served as a director since April 1996. Mr. Spaulding is Vice President and Chief Financial Officer of Banyan Worldwide, where he has served in various capacities since September 1990.

    David N. Strohm has served as a director since February 1998. He has been a general partner of Greylock Management Corporation, a venture capital group, since 1980, and he is a general partner of several venture capital funds affiliated with Greylock. Since 1983, Mr. Strohm has served as a director of Banyan Worldwide. He is also a director of DoubleClick Inc., Legato Systems, Inc. and Internet Security Systems, Inc.

    Robert M. Wadsworth has served as a director since September 1999. He has been a managing director and Vice President of HarbourVest Partners, LLC, a venture capital management company, since February 1997. He joined Hancock Venture Partners, the predecessor of HarbourVest Partners, LLC, in July 1986. Mr. Wadsworth is a general partner of several private equity funds managed by HarbourVest. Since March 1998, Mr. Wadsworth has been a director of Banyan Worldwide. He is a director of Concord Communications, Inc., GSS Holdings, Inc. and Outsourcing Services Group, Inc.

Executive Officers

    Each officer serves at the discretion of our Board of Directors and holds office until his successor is elected and qualified or until his earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Election of Directors

    Series E directors. CBS is the holder of the one outstanding share of our series E special voting preferred stock. As the holder of that share, CBS is presently entitled under our certificate of incorporation to elect the number of directors to our board of directors, rounded down, that equals CBS's fully diluted ownership percentage in Switchboard. Directors elected pursuant to CBS's special voting rights may be removed by CBS at any time without cause. See "Certain Transactions" and "Description of Capital Stock". In September 1999, CBS elected Messrs. Mason and Reynolds to our board of directors, pursuant to its special voting rights.

    As of June 30, 1999, CBS held 7,463,216 shares of our common stock and one share of our series E special voting preferred stock, representing a fully diluted ownership percentage in Switchboard of 36.9%. CBS also holds warrants to purchase 1,066,174 shares of our common stock which become exercisable upon the closing of this offering.

    Other directors. All other directors are elected annually and hold office until the next annual meeting of stockholders or until their resignation or removal.

Board Committees

    The audit committee reports to the board of directors regarding the appointment of our independent public accountants, the scope and results of our annual audits, compliance with our accounting and financial policies and management's procedures and policies relative to the adequacy of our internal accounting controls. The audit committee currently consists of Messrs. Reynolds, Spaulding and Wadsworth.

    The compensation committee reviews and makes recommendations to the board of directors regarding our compensation policies and all forms of compensation to be provided to our executive officers and directors.

In addition, the compensation committee reviews bonus and stock compensation arrangements for all of our other employees. The current members of the compensation committee are Messrs. Ferry, Mason and Strohm. In 1998 no interlocking relationships existed between our board of directors or compensation committee and the board of directors or compensation committee of any other company.

Director Compensation

    We reimburse directors for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors and any meetings of its committees. From time to time, in our discretion, we grant equity awards to our non-employee directors under our stock incentive plans. We have granted our non-employee directors the following stock options under our 1996 stock incentive plan:

  . In January 1997, we granted Mr. Spaulding an option to purchase up to 5,000 shares of our common stock at a per share exercise price of $1.00. This option vests in four equal annual installments beginning one year after the date of grant.

  . In September 1999, we granted to each of Messrs. Ferry, Mason, Reynolds, Spaulding, Strohm and Wadsworth an option to purchase up to 40,000 shares of our common stock at a per share exercise price of $8.50. These options vest in four equal annual installments beginning one year after the date of grant.

  . In October 1999, we granted to Mr. Ferry an option to purchase up to 60,000 shares of our common stock at a per share exercise price of $9.00. This option vests in two equal annual installments beginning one year after the date of grant.

Executive Compensation

    The following table sets forth the total compensation paid or accrued for the year ended December 31, 1998 to our:

  .   President; and

  . one other executive officer who was serving as an executive officer on December 31, 1998 and whose individual total salary and bonus exceeded $100,000.

    We refer to these officers collectively as our Named Executive Officers.

    In accordance with the rules of the SEC the compensation set forth in the table below does not include medical, group life or other benefits which are available to all of our salaried employees, and perquisites and other benefits, securities or property which do not exceed the lesser of $50,000 or 10% of the person's salary and bonus shown in the table. In the table below, columns required by the regulations of the SEC have been omitted where no information was required to be disclosed under those columns.

                                                         Long-Term
                             Annual Compensation    Compensation Awards
                             --------------------- ----------------------
                                                   Shares of Common Stock  All Other
Name and Principal Position   Salary    Bonus(1)     Underlying Options   Compensation
---------------------------  ---------- ---------- ---------------------- ------------
Dean Polnerow.............   $  155,769 $  57,003          70,000            $2,978(2)
  President
James M. Canon............   $  103,846 $  20,969          30,000               --
  Vice President, Business
    Development

--------

(1)Represents amounts awarded as annual incentive bonuses.
(2)Represents matching 401(k) Plan contributions.

Option Grants in Last Fiscal Year

    The following table contains information concerning the stock option grants made to each of the Named Executive Officers in 1998. Unless otherwise noted, each stock option grant vests in four equal installments beginning one year after the date of grant. The per share exercise price of all options granted to our Named Executive Officers represents the fair market value of our common stock on the grant date.

    Amounts described in the following table under the heading "Potential Realizable Value at Assumed Rates of Stock Price Appreciation for Option Term" represent hypothetical gains that could be achieved for the options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the options were granted at their expiration date. Actual gains, if any, on stock option exercises will depend on the future performance of the common stock and the date on which the options are exercised. No gain to the optionees is possible without an appreciation in stock price, which will benefit all stockholders commensurately.

                                                                               Potential Realizable
                                                                                 Value at Assumed
                                           Percent of                            Annual Rates of
                         Number of Shares Total Options                      Stock Price Appreciation
                         of Common Stock   Granted to   Exercise                 for Option Term
                            Underlying    Employees in  Price Per Expiration ------------------------
Name                     Options Granted   Fiscal Year    Share      Date        5%          10%
----                     ---------------- ------------- --------- ---------- ----------- ------------
Dean Polnerow...........      70,000          13.39%      $2.00    3/26/08   $    88,045 $    223,124
James M. Canon..........      30,000           5.74%      $2.00    3/26/08   $    37,734 $     95,625

    For information relating to the acceleration of options granted to Messrs. Polnerow and Canon, see "Employment Arrangements."

Fiscal Year-End Option Values

    The following table sets forth information concerning option holdings through December 31, 1998 by each of the Named Executive Officers. Amounts described in the following table under the heading "Value Of In-the-Money Options at Year End" are based upon the fair market value of the common stock as of December 31, 1998, which was $2.50, as determined by the Board of Directors.

                                                 Number of Shares of
                                                    Common Stock          Value of Unexercised
                                               Underlying Unexercised            In-the-
                           Shares                Options at Year End    Money Options at Year End
                         Acquired on  Value   ------------------------- -------------------------
Name                      Exercise   Realized Exercisable Unexercisable Exercisable Unexercisable
----                     ----------- -------- ----------- ------------- ----------- -------------
Dean Polnerow...........     --        --       90,000       160,000     $135,000     $170,000
James M. Canon..........     --        --       75,000       105,000     $112,500     $127,500

Benefit Plans

 1996 Stock Incentive Plan

    Our 1996 stock incentive plan was adopted by our board of directors and approved by our stockholders in September 1996. The 1996 plan authorizes the issuance of up to 3,000,000 shares of our common stock. As of June 30, 1999, options to purchase an aggregate of 1,393,825 shares of our common stock at a weighted average exercise price of $2.88 per share were outstanding under the 1996 plan. Upon the closing of this offering, no additional grants of stock options or other awards will be made under the 1996 plan.

 1999 Stock Incentive Plan

    Up to 1,500,000 shares of our common stock (subject to adjustment in the event of stock splits and other similar events) may be issued pursuant to awards granted under our 1999 stock incentive plan. The 1999 plan is intended to replace our 1996 plan. The 1999 plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code, nonstatutory stock options, restricted stock awards and other stock-based awards. The granting of awards under the 1999 plan is discretionary.

    Our officers, employees, directors, consultants and advisors and those of our subsidiaries are eligible to receive awards under the 1999 plan. Under present law, however, incentive stock options may only be granted to employees. No participant may receive any award for more than 1,000,000 shares in any calendar year. As of September 30, 1999, approximately 49 persons would have been eligible to receive awards under the 1999 plan, including three executive officers and six non-employee directors.

    Optionees receive the right to purchase a specified number of shares of our common stock at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. We may grant options at an exercise price less than, equal to or greater than the fair market value of our common stock on the date of grant. Under present law, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code may not be granted at an exercise price less than the fair market value of the common stock on the date of grant or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the voting power of Switchboard. The 1999 plan permits our board of directors to determine how optionees may pay the exercise price of their options, including by cash, check or in connection with a "cashless exercise" through a broker, by surrender to us of shares of common stock, by delivery to us of a promissory note, or by any combination of the permitted forms of payment.

    Our board of directors administers the 1999 plan. Our board of directors has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the plan and to interpret its provisions. It may delegate authority under the 1999 plan to one or more committees of the board of directors. Subject to any applicable limitations contained in the 1999 plan, our board of directors or a committee of the board of directors or executive officer to whom our board of directors delegates authority, as the case may be, selects the recipients of awards and determines:

  . the number of shares of common stock covered by options and the dates upon which such options become exercisable;

  .   the exercise price of options;

  .   the duration of options; and

  . the number of shares of common stock subject to any restricted stock or other stock-based awards and the terms and conditions of such awards, including the conditions for repurchase, issue price and repurchase price.

    In the event of a merger, liquidation or other acquisition event, our board of directors is authorized to provide for outstanding options or other stock-based awards to be assumed or substituted for by the acquiror. If the acquiror refuses to assume or substitute for outstanding options, they will accelerate in part, becoming exercisable with respect to 50% of the unvested portion of the options, prior to consummation of the acquisition event.

    No award may be granted under the 1999 plan after October 2009, but the vesting and effectiveness of awards previously granted may extend beyond that date. Our board of directors may at any time amend, suspend or terminate the 1999 plan, except that no award granted after an amendment of the 1999 plan and designated as subject to Section 162(m) of the Internal Revenue Code by our board of directors shall become exercisable, realizable or vested, to the extent the amendment was required to grant such award, unless and until such amendment is approved by our stockholders.

 1999 Employee Stock Purchase Plan

    Under our 1999 employee stock purchase plan, up to a total of 300,000 shares of our common stock may be issued to participating employees.

    The following employees, including our directors who are employees and employees of any participating subsidiaries, are eligible to participate in the purchase plan:

  . Employees who are customarily employed for more than 20 hours per week and for more than five months per year; and

  . Employees employed for at least three months prior to enrolling in the purchase plan.

    Employees who would immediately after the grant own 5% or more of the total combined voting power or value of our stock or any subsidiary are not eligible to participate. As of September 30, 1999, approximately 36 of our employees would have been eligible to participate in the purchase plan.

    On the first day of a designated payroll deduction period, or "offering period", we will grant to each eligible employee who has elected to participate in the purchase plan an option to purchase shares of our common stock as follows: the employee may authorize between 1% to 10% of his or her base pay to be deducted by us from his or her base pay during the offering period. On the last day of this offering period, the employee is deemed to have exercised the option, at the option exercise price, to the extent of accumulated payroll deductions. Under the terms of the purchase plan, the option price is an amount equal to 85% of the per share closing price of our common stock on either the first day or the last day of the offering period, whichever is lower. No employee may be granted an option which would allow their rights to purchase our common stock to accrue at a rate which exceeds $25,000 of the fair market value of such shares, determined on the first day of the offering period, for each calendar year in which the option is outstanding. The board of directors will choose the timing and length of offering periods under the purchase plan.

    An employee who is not a participant on the last day of the offering period is not entitled to exercise any option, and the employee's accumulated payroll deductions will be refunded. An employee's rights under the purchase plan terminate upon voluntary withdrawal from the purchase plan at any time, or when the employee ceases employment for any reason.

 401(k) Plan

    In 1989, Banyan Worldwide's board of directors adopted an employee savings and profit sharing plan qualified under Section 401(k) of the Internal Revenue Code and covering substantially all of its U.S. employees, including all of our employees. Our employees are eligible to participate in this plan on the same terms as Banyan Worldwide employees. Pursuant to the plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and have the amount of such reduction contributed to the plan. In January 1994, Banyan Worldwide's board of directors elected to match employee's elective deferrals to the plan based upon a prescribed formula. The maximum matching contribution was 2% of an employees annual compensation. Vesting is over a four-year period and begins on the date of hire.

Employment Arrangements

 Douglas J. Greenlaw

    In October 1999 the board of directors approved the employment arrangements for Douglas J. Greenlaw, our Chief Executive Officer. Mr. Greenlaw will receive an annual base salary of $225,000 and is eligible to receive an annual performance bonus targeted at $75,000, based upon a combination of our performance and Mr. Greenlaw's achievement of individual objectives. In addition, we provide Mr. Greenlaw with executive life insurance at a value equal to five times his base salary. Mr. Greenlaw also received non-qualified options to purchase up to 900,000 shares of our common stock at an exercise price of $9.00 per share which will vest according to the following schedule:

  . 150,000 will vest after each of the first, second, third and fourth years of employment;

  .   200,000 will vest after the fifth year of employment; and

  .   100,000 will vest after the sixth year of employment.

The vesting of the 150,000 shares to vest after each of the third and fourth years of Mr. Greenlaw's employment and the vesting of the 200,000 shares to vest after the fifth year of Mr. Greenlaw's employment will accelerate if and when Switchboard achieves a market capitalization for 90 consecutive days of $1.0 billion with respect to the third year options, for 90 consecutive days of $1.5 billion for the fourth year options and for 180 consecutive days of $2.0 billion for the fifth year options. In addition, the vesting of the 100,000 shares to vest after the sixth year of Mr. Greenlaw's employment accelerates upon the completion of this offering.

    If a change in control of Switchboard occurs, the vesting of 50% of any unvested portion of Mr. Greenlaw's options acclerates. One year after a change in control of Switchboard, the vesting of 100% of the then unvested portion of Mr. Greenlaw's options accelerates. If we terminate Mr. Greenlaw within one year of a change in control or if we materially reduce his responsibilities from those in effect immediately prior to a change in control and Mr. Greenlaw resigns, the vesting of 100% of the then unvested portion of his options accelerates. If we terminate Mr. Greenlaw for any reason, except for cause, Mr. Greenlaw will be entitled to:

  . his base salary and bonus, pro rated for assumed on-target achievement of performance objectives, for six months from the date of termination; and

  .   continued employee benefits coverage for six months.

 Dean Polnerow

    In October 1999 the board of directors approved the employment arrangements for Dean Polnerow, our President. Mr. Polnerow will receive an annual salary of $165,000 and is eligible to receive an annual performance bonus targeted at $60,000. Mr. Polnerow may earn an additional $35,000 for overachievement of specified goals. In addition, we provide Mr. Polnerow with executive life insurance at a value equal to five times his base salary.

    Since January 1997, we have granted options to Mr. Polnerow to purchase up to an aggregate of 435,000 shares of our common stock at a weighted average exercise price of $4.42 per share. Of these options:

  . 250,000 of these options vest over a four-year period of continuous employment, with 25% vesting each year;

  . 40,000 of these options vest over a four-year period of continuous employment, with zero vesting after the first year, 25% vesting after the second year, 25% vesting after the third year and 50% vesting after the fourth year; and

  . 145,000 of these options vest over a four-year period of continuous employment, with 35,000 vesting after the second year, 35,000 vesting after the third year, 50,000 vesting after the fourth year and 25,000 shares vesting after the fifth year, provided, that, the vesting of the 35,000 shares to vest after the second and third years and the 50,000 shares to vest after the fourth year will accelerate if and when Switchboard achieves a market capitalization for 90 consecutive days of $1.0 billion with respect to the second year options, for 90 consecutive days of $1.5 billion with respect to the third year options, and for 180 consecutive days of $2.0 billion with respect to the fourth year options, and the vesting of the 25,000 shares to vest after the fifth year accelerates upon the completion of this offering.

    If a change in control of Switchboard occurs, the vesting of 50% of any unvested portion of Mr. Polnerow's options accelerates. If we terminate Mr. Polnerow within one year of a change in control of Switchboard or if we materially reduce his responsibilities from those in effect immediately prior to a change in control and Mr. Polnerow resigns, the vesting of 100% of the then unvested portion of his options accelerates. If we terminate Mr. Polnerow for any reason, except for cause, or if we relocate Mr. Polnerow to an office more than 35 miles from Westboro, Massachusetts, Mr. Polnerow will be entitled to:

  . his base salary and bonus, pro rated for assumed on-target achievement of performance objectives, for six months from the date of termination; and

  .   continued employee benefits coverage for six months.

 John P. Jewett

    In October 1999 the board of directors confirmed the prior employment arrangements for John P. Jewett, our Vice President, Finance and Administration and Chief Financial Officer, under which Mr. Jewett receives an annual salary of $125,000 and is eligible to receive an annual performance bonus targeted at $55,000 each as may be adjusted from time to time in the discretion of our board of directors.

    Since October 1998, we have granted options to Mr. Jewett to purchase up to an aggregate of 150,000 shares of our common stock at a weighted average exercise price of $4.66 per share. Of these options, 100,000 vest over a four-year period, with 25% vesting each year of employment. The remaining 50,000 of these options vest according to the following schedule:

  . 12,500 of these options will vest after each of the second and third years of continuous employment;

  . 15,000 of these options will vest after the fourth year of continuous employment; and

  . 10,000 of these options will vest after the fifth year of continuous employment.

The vesting of the 12,500 shares to vest after each of the second and third years of continuous employment and the vesting of the 15,000 shares after the fourth year of continuous employment will accelerate if and when Switchboard achieves a market capitalization for 90 consecutive days of $1.0 billion with respect to the second year options, for 90 consecutive days of $1.5 billion with respect to the third year options and for 180 consecutive days of $2.0 billion with respect to the fourth year options. In addition, the vesting of the 10,000 shares to vest after the fifth year of continuous employment accelerates upon the completion of this offering.

    If a change in control of Switchboard occurs, the vesting of 50% of any unvested portion of Mr. Jewett's options accelerates. If we materially reduce Mr. Jewett's responsibilities from those in effect immediately prior to a change in control and Mr. Jewett resigns, the vesting of 100% of the then unvested portion of his options accelerates. If we terminate Mr. Jewett for any reason, except for cause, or if Mr. Jewett resigns his employment after a change in control of Switchboard and after we have materially reduced his responsibilities, Mr. Jewett will be entitled to:

  . his base salary for six months from the date of termination, or, if he obtains employment elsewhere at a lower salary, he will receive the difference in salary for six months; and

  .   continued employee benefits coverage for six months.

 James M. Canon

    In October 1999 the board of directors confirmed the prior employment arrangements for James M. Canon, our Vice President, Business Development, under which Mr. Canon receives an annual salary of $130,000 and is eligible to receive an annual performance bonus targeted at $32,500.

    Since June 1996, we have granted options to Mr. Canon to purchase up to an aggregate of 250,000 shares of our common stock, at a weighted average exercise price of $3.24 per share. The remaining 50,000 of these options vest according to the following schedule:

    Of these options:

  . 180,000 vest over a four-year period of continuous employment, with 25% vesting each year;

  . 20,000 of these options vest over a four-year period of continuous employment, with zero vesting after the first year, 25% vesting after the second year, 25% vesting after the third year and 50% vesting after the fourth year; and

  . 50,000 of these options vest over a four-year period of continuous employment, with 12,500 vesting after the second year, 12,500 vesting after the third year, 15,000 vesting after the fourth year and 10,000 vesting after the fifth year; provided, that, the vesting of the 12,500 shares to vest after the second and third years and the 15,000 shares to vest after the fourth year will accelerate if and when Switchboard achieves a market capitalization for 90 consecutive days of $1.0 billion with respect to the second year options, for 90 consecutive days of $1.5 billion with respect to the third year options, and for 180 consecutive days of $2.0 billion with respect to the fourth year options and the vesting of the 10,000 shares after the fifth year accelerates upon the completion of this offering.

    If a change in control of Switchboard occurs, the vesting of 50% of any unvested portion of Mr. Canon's options accelerates. If we materially reduce Mr. Canon's responsibilities from those in effect immediately prior to a change in control, and Mr. Canon resigns, the vesting of 100% of the then unvested portion of his options accelerates. If we terminate Mr. Canon for any reason, except for cause, or if we relocate Mr. Canon to an office more than 35 miles from Westboro, Massachusetts, or if Mr. Canon resigns his employment after a change in control of Switchboard and after we have materially reduced his responsibilities, Mr. Canon will be entitled to:

  . his base salary for six months from the date of termination, or, if he obtains employment elsewhere at a lower salary, he will receive the difference in salary for six months; and

  .   continued employee benefits coverage for six months.

                              CERTAIN TRANSACTIONS

Banyan Worldwide

    We were incorporated in April 1996 as a wholly owned subsidiary of Banyan Worldwide.

 Issuances of Securities

    Banyan Worldwide acquired our securities in the following transactions:

  . In April 1996, in connection with our formation, we issued ten shares of our common stock to Banyan Worldwide for nominal consideration.

  . In November 1996, we issued 6,999,990 shares of our common stock to Banyan Worldwide in consideration for the transfer of our core technologies and net assets and in settlement of advances from Banyan Worldwide.

  . On June 30, 1999, we issued 2,655,916 shares of our series C convertible preferred stock to Banyan Worldwide in connection with the conversion by Banyan Worldwide of principal and interest of $10,623,664 under our convertible secured note dated August 29, 1997.

  . On June 30, 1999, we issued 87,345 shares of our series D convertible preferred stock to Banyan Worldwide in connection with the conversion by Banyan Worldwide of principal and interest of $655,089 under our convertible secured note dated May 3, 1999.

 Officers and Directors

    Our Chairman of the Board of Directors, William P. Ferry, is Chairman of the Board of Directors, President and Chief Executive Officer of Banyan Worldwide. Our directors, David N. Strohm and Robert M. Wadsworth, are directors of Banyan Worldwide. Our director Richard M. Spaulding is Vice President and Chief Financial Officer of Banyan Worldwide. See "Compensation Committee Interlocks and Insider Participation."

 Corporate Services Agreement

    We are party to a corporate services agreement with Banyan Worldwide. Under this agreement, we currently pay Banyan Worldwide a fixed monthly fee of approximately $41,000 for facilities, utilities, maintenance and various administrative and other services. These services include:

  .   financial and accounting advice;

  .   human resources advice and routine related services;

  .   payroll advice and routine related services;

  .   treasury, insurance and tax services; and

  . routine data processing, technical support and equipment maintenance services.

    At our request, Banyan Worldwide will also provide us with some other services for an additional charge based on Banyan Worldwide's labor costs, including benefits, for the applicable Banyan Worldwide employee performing the services. These services include:

  .   development of data processing systems and programs;

  .   legal support, including patent prosecution;

  .   support in financing and acquisition transactions;

  .   general executive and management services; and

  .   support for contract bidding and other proposals.

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

In addition, we reimburse Banyan Worldwide for our pro rata share of telephone, photocopying and postage expenses and our pro rata share of Banyan Worldwide's expenses relating to our participation in its employee benefits plans.

    Beginning in November 1999, this corporate services agreement renews annually unless either party terminates the agreement with 90 days' notice to the other. Our total expense to Banyan Worldwide under the corporate services agreement through June 30, 1999 was approximately $1,138,000.

 Secured Convertible Note Facilities

    On August 29, 1997, we entered into a secured convertible note facility with Banyan Worldwide. The facility was initially for $3.0 million, and was increased on February 20, 1998 to $7.0 million and on May 3, 1999 to $10.0 million. Outstanding amounts under the facility bore interest at a rate equal the applicable federal rate under Section 1274 of the Internal Revenue Code of 1986, as amended, for short-term loans with annual compounding of interest for the month in which such loan is made. The outstanding amount of principal and interest were convertible at the option of Banyan Worldwide into shares of our series C preferred stock at a rate of $4.00 per share, subject to adjustment, at any time. The entire outstanding amount of principal and interest was converted on June 30, 1999 in connection with the CBS transaction described below. We may not borrow any additional amounts under this facility.

    On May 3, 1999, we entered into a second secured convertible note facility with Banyan Worldwide. This facility is for $5.0 million and outstanding amounts bear interest at a rate equal the applicable federal rate under Section 1274 of the Internal Revenue Code of 1986, as amended, for short-term loans with annual compounding of interest for the month in which such loan is made. The outstanding amount of principal and interest was convertible at the option of Banyan Worldwide into shares of our series D preferred stock at a rate of $7.50 per share, subject to adjustment, at any time and after the offering is convertible into shares of common stock at the same rate. On June 30, 1999, in connection with the CBS transaction described below, Banyan Worldwide converted principal and interest to series D preferred stock. The facility remains in place and the maximum remaining amount we may borrow under the facility was approximately $4.5 million, as of June 30, 1999. Our requests for advances under the facility may be refused by Banyan Worldwide, at its sole discretion.

 Investor Rights Agreements

    A description of these agreements is set forth below under the headings "-- CBS Corporation--Equity Agreements," "--Other Transactions and Relationships-- Investor Rights Agreements" and "Description of Capital Stock--Registration Rights."

 Indemnification

    As described below under the heading "CBS Corporation--Advertising and Promotion Agreement," we have agreed to indemnify Banyan Worldwide for amounts that Banyan Worldwide may be required to pay to CBS pursuant to Banyan Worldwide's indemnification obligations to CBS.

CBS Corporation

    In June 1999, we entered into a strategic relationship with CBS Corporation involving our licensing of the "CBS" trademark and "eye" device, an equity investment by CBS and our receipt of advertising and promotion services and $5.0 million in cash.

 Issuances of Securities

    CBS acquired our securities on June 30, 1999 pursuant to the transaction described below. The following securities were issued to CBS:

  .   7,463,216 shares of our common stock;

  .   one share of our series E special voting preferred stock; and

  .   warrants to purchase 1,066,174 shares of our common stock.

    The warrants are exercisable from the date of the closing of the offering until the second anniversary of that date at an exercise price of $1.00 per share. The exercise price is subject to adjustment in the event of stock splits and other similar events and in the event of certain issuances of common stock at less than $16.00 per share.

    The number of shares of common stock and warrants issued to CBS was calculated so that CBS would acquire shares of common stock equaling 35% of our fully diluted common stock and warrants to acquire another 5% of our fully diluted common stock. We made assumptions in determining what our fully diluted capital stock was and agreed to increase the number of shares and warrants issued to CBS if specified assumptions turn out to be incorrect. We are required to issue additional shares and warrants to CBS if:

  . we issue any shares pursuant to the series B convertible preferred stock purchase warrant originally issued to America Online, which we believe has expired pursuant to its terms;

  . we issue any shares pursuant to our stock warrant agreement dated March 31, 1999 between us and each of the members of the AtHand Network, which agreement could, under specified circumstances which we do not expect to occur, requires us to issue up to 50,000 shares of our common stock; or

  . we elect prior to November 1999 to issue 1,000,000 shares of common stock shares in exchange for the purchase of technology under our technology development and marketing agreement dated November 7, 1997 with Continuum Software Inc.

    If we issue shares of our capital stock in connection with one or more of the above events, we are required to issue to CBS, within ten business days and for no additional consideration, the additional number of shares of common stock that would have been issued to CBS on June 30, 1999 had we included in our calculations the number of shares we issue upon the occurrence of one or more of the above events.

 Voting Rights and Directors

    We issued one share of our series E special voting preferred stock to CBS. This share, which will remain outstanding after the offering, entitles CBS to elect that number of members of our board of directors, rounded down to the nearest whole number, as equals CBS's fully diluted ownership percentage of our securities. The number of directors determined by this formula may not be less than one at any time when the license agreement is in effect and may not be greater than the maximum number which would constitute a minority of our board of directors. In addition, even if CBS does not own any of our securities, they are entitled to elect one director so long as the license agreement is in effect. The special voting rights of the series E preferred stock terminate upon the first to occur of:

  . when CBS no longer owns any of our securities and the license agreement is no longer in effect;

  . the date on which a competitor of Switchboard owns more than 30% of the common stock or securities representing more than 30% of the voting power of CBS; and

  . the date on which the share of series E preferred stock is owned by a person other than CBS or an entity controlling, controlled by or under common control with CBS.

    Our directors, Fredric G. Reynolds, Executive Vice President and Chief Financial Officer of CBS, and Daniel Mason, President of the Infinity Radio Group, a majority-owned subsidiary of CBS, were elected to our board of directors under the rights of the series E preferred stock described above.

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

 License Agreement

    On June 30, 1999, we entered into a license agreement with CBS. Under the license agreement, CBS granted us a non-exclusive license to use the "CBS" trademark and "eye" device together with the Switchboard mark to identify, market and promote our Web site. Under the agreement, CBS will retain approval rights over the use and presentation of its trademarks. For example:

  . our use of the CBS trademarks must conform to CBS's guidelines, which may be changed from time to time by CBS;

  . each use of the CBS trademarks in connection with our marketing or promotional materials requires obtaining CBS's prior written approval; and

  . CBS may require us to remove from our Web site any content that CBS determines conflicts with, or interferes with or is detrimental to CBS's interests, reputation or business or which might subject CBS to legal liability or regulatory action.

    The agreement also places restrictions on our rights to accept advertising from competitors of CBS.

    During the term of the agreement, CBS may not license the CBS trademarks in connection with naming or promoting in the United States any Internet site that has as its primary function and theme the delivery of directory information for residential listings, business listings, email addresses or Web sites. This restriction does not apply to:

  .   any activity conducted by CBS as of June 30, 1999;

  . any activity conducted by CBS television or radio affiliates that are not CBS owned or operated;

  . any Internet services or Web sites in which CBS had an equity interest as of June 30, 1999; and

  . the use of any CBS trademarks to identify CBS as the source of any content.

    The license agreement expires on June 30, 2009. CBS may terminate the agreement before the end of its term if:

  .   we breach any material term of the license agreement;

  . we or Banyan Worldwide breach any material term of the advertising and promotion agreement, the common stock and warrant purchase agreement or any of the equity agreements with CBS described below under the heading "Advertising and Promotion Agreement";

  . we become insolvent or commence or become subject to bankruptcy or similar proceedings;

  . we issue to a CBS competitor or assist a CBS competitor in acquiring 9% or more of our common stock or total voting power; or

  . any CBS competitor owns or controls 15% or more of our common stock or total voting power.

    In the event of a breach by CBS of a material term of the license agreement or the advertising and promotion agreement, we may terminate the license agreement. If we so terminate the license agreement, CBS will pay us $3.5 million for each year that was remaining under the term of the agreement, pro rated for any partial year.

    The agreement provides for the joint ownership of domain names for the Switchboard Web site featuring both the "CBS" and "Switchboard" trademarks and contains provisions governing the use of those domain names following any termination or expiration of the license agreement.

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

 Advertising and Promotion Agreement

    On June 30, 1999, we entered into an advertising and promotion agreement with CBS. Over the term of the advertising and promotion agreement, CBS will arrange for the placement of up to $95.0 million worth of advertising and promotion of our Web site. The possible media categories in which this advertising and promotion will be placed include:

  .   radio networks;

  .   outdoor advertising; and

  .   the CBS television network.

    CBS's advertising and promotion commitment is divided into seven one-year periods during the term of the agreement. CBS's commitment during the first three years of the agreement is $13.0 million per year and during the last four years of the agreement is $14.0 million per year. We may carry forward to a subsequent period up to 35% of the advertising value to which we are entitled during any one-year period. However, CBS is not obligated to provide advertising value aggregating more than $18.9 million during any one-year period. The value of advertising and promotion services provided by CBS is generally determined by reference to the average price paid by others to CBS for comparable advertising and promotion.

    All our advertising is subject to CBS's advertising guidelines and preemption policies and CBS is not required to make any ad placements if the exigencies of time or contractual obligations prevent or restrict CBS from doing so. CBS may suspend advertising for us:

  . if at any time in the future a claim arises regarding our right to use the Switchboard trademark; or

  . in the event our Web site is not operational for a 48-hour period, until it becomes operational again consistent with operations prior to the disruption.

    Under the agreement, CBS has the right to sell advertising on our Web site and co-branded Web pages. We will pay CBS a commission for any sales by CBS.

    In addition, CBS has agreed to place links to our Web site on CBS controlled Web sites and to use good faith efforts to obtain similar links on other Web sites in which CBS has a non-controlling interest. We will pay CBS a percentage of net revenue derived from co-branded pages displayed through those links. We and CBS have also agreed to work together in good faith during the term of the agreement to identify other opportunities to integrate our directory features into CBS's Web sites and to integrate local content from CBS's Web site into our Web site.

    The advertising and promotion agreement expires on June 30, 2006. CBS may terminate the agreement before the end of its term if:

  . we or Banyan Worldwide breach any material term of the advertising and promotion agreement or our other agreements with CBS described in this prospectus;

  . we become insolvent or commence or become subject to bankruptcy or similar proceedings;

  . we issue to a CBS competitor or assist a CBS competitor in acquiring 9% or more of our common stock or total voting power;

  . any CBS competitor owns or controls 15% or more of our common stock or total voting power;

  . we discontinue using the "Switchboard" trademark and fail to establish a substitute mark acceptable to CBS;

  .   our license agreement with CBS is terminated or expired; or

  .   our Web site ceases to operate for specified periods of time.

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

    In the event of a breach by CBS of a material term of the advertising and promotion agreement or the license agreement that is not cured within 30 days after receipt of our notice, we may terminate the agreement. If we so terminate the agreement CBS's obligation to provide advertising and promotion would continue unless CBS elects to pay us, over the remaining term of the agreement or in a lump sum payment, the present value cash equivalent of the difference between $95.0 million and the value of advertising and promotion already provided to us.

    Banyan Worldwide is also a party to the advertising and promotion agreement and, among other things, indemnifies CBS for any breach by us of our representations, warranties or covenants in the agreement. Banyan Worldwide's indemnification obligations with respect to our covenants will expire upon the first to occur of:

  . the first business day after June 30, 2001 when Banyan Worldwide owns or controls less than a majority of our voting power; and

  . the first business day after any person owns or controls more of our voting power than Banyan Worldwide does.

    We have agreed to indemnify Banyan Worldwide for any amounts Banyan Worldwide is required to pay to CBS pursuant to Banyan Worldwide's indemnity obligations described above.

    In addition, if a CBS competitor acquires a 30% or more interest in Banyan Worldwide or all or substantially all of Banyan Worldwide's assets at a time when Banyan Worldwide owns 10% or more of our common stock, then CBS has the right to purchase Banyan Worldwide's shares of our capital stock or require that those shares be transferred to an independent trustee for sale to a third party. If CBS were to exercise this right, a change of control of Switchboard may occur.

    We have agreed with CBS that we will use our reasonable best efforts to adhere to performance standards for our Web site, including to:

  . maintain availability of our Web site seven days a week, 24 hours a day, other than during periods of scheduled maintenance;

  . maintain 97% uptime over a 12 month period for our Web site and the co-branded interfaces we display to users, barring events that are beyond our control;

  . maintain competitive standards of quality and ease of use with those offered by other leading Internet-based directory services; and

  . achieve specified response times to user inquiries.

 Equity Agreements

    The common stock, series E preferred stock and warrant described above were issued to CBS pursuant to a purchase agreement dated June 30, 1999. We and Banyan Worldwide indemnify CBS for breaches of representations and warranties under the purchase agreement.

    We also entered into a series of equity-related agreements with CBS:

  . Right of First Refusal Agreement. This agreement restricts CBS's right to transfer its shares of our common stock. Under this agreement:

    . prior to the first anniversary of this offering, if CBS wishes to sell any of its shares of our common stock it must first offer them to us and then to Banyan Worldwide; and

    . prior to June 30, 2001, if the license agreement or the advertising and promotion agreement has terminated for any reason and CBS wishes to sell any of its shares of our common stock, we have a right of first refusal to buy those shares on the same terms that a third party identified by CBS has offered to buy the shares and Banyan Worldwide has a right of first refusal if we do not first exercise our right.

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

  . Participation Agreement. Under this agreement we agreed to use our reasonable best efforts to issue and sell to CBS and Banyan Worldwide, simultaneously with the closing of this offering, additional shares of our common stock so that each of CBS and Banyan Worldwide could own 37.5% of our common stock on a fully diluted basis after the offering. Neither CBS nor Banyan Worldwide is obligated to purchase any shares of our common stock pursuant to this agreement. This agreement will terminate following the offering.

  . Stockholders' Voting Agreement. Under this agreement CBS has agreed to vote all of its shares of our common stock to elect to our board of directors a number of persons designated by Banyan Worldwide as would represent a majority of our board of directors. This agreement terminates on the first to occur of:

    .   July 2, 2001;

    . the date on which CBS has required Banyan Worldwide to transfer its shares of our common stock to a trustee pursuant to the mandatory transfer provisions contained in the advertising and promotion agreement; and

    . the first business day after any person beneficially owns or controls more of our voting power than Banyan Worldwide does.

    CBS has agreed that any transfer by it of shares of our common stock will require the person receiving the shares to be bound by this agreement, except that CBS may transfer shares free of the obligations imposed by this agreement if, after giving effect to such transfer, CBS would continue to own shares subject to this agreement that represent at least 25% of our outstanding common stock. Banyan Worldwide has agreed, during the term of this agreement, to retain shares of our common stock that represent at least 25% of our outstanding common stock.

  . Registration Rights Agreement. This agreement is described in "Description of Capital Stock--Registration Rights."

Other Transactions and Relationships

 Issuances of Securities

    November 1996, we issued to each of America Online, Inc. and Digital City Inc. 375,000 shares of our series A preferred stock at a purchase price of $4.00 per share. In addition, we issued to each of America Online and Digital City a warrant to purchase shares of our series B preferred stock equal to 3.75% of our capital stock on the date of exercise, on a fully diluted basis. The per share exercise price of the warrants is equal to $60.0 million divided by the number of fully diluted shares of our capital stock on the date of exercise, and is subject to adjustment. Digital City's warrant to purchase shares of our series B preferred stock expired prior to the exercise of any shares under the warrant.

    We believe that America Online's warrant to purchase shares of our series B preferred stock has also expired pursuant to its terms. America Online has in the past indicated to us that it does not agree that its warrant has expired. If America Online seeks to exercise its warrant, we intend to assert that the warrant is not exercisable and will vigorously defend against any legal actions America Online may commence. See "Risk Factors."

 Business Agreements

    In November 1996, in connection with our securities issuances to America Online and Digital City described above, we entered into an agreement with America Online and Digital City under which America Online agreed to integrate Switchboard into its interactive services, and we granted America Online and Digital City exclusive sales licenses for specified types of advertisements on our Web site.

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

    The November 1996 agreement was replaced by two agreements entered into between us and America Online in December 1997:

  . an interactive yellow pages marketing agreement under which America Online agreed to promote and distribute our yellow pages directory services; and

  . an interactive white pages marketing agreement under which America Online agreed to promote and distribute our white pages directory services.

    The yellow pages agreement terminated in December 1998, and the white pages agreement terminated in November 1998. Since November 1996, we have received an aggregate of approximately $780,000 in license and advertising fees from America Online and paid America Online an aggregate of approximately $3.0 million in revenue share, carriage fees and sales commissions.

    Since January 1, 1998, we and Digital City have conducted local advertising sales and distribution activities. Under both the November 1996 agreement described above, and those local advertising activities, we have received an aggregate of approximately $413,000 in license and advertising fees from Digital City, and paid to Digital City an aggregate of approximately $72,000.

    In March 1999, we resolved a number of outstanding intercompany balances between us and America Online and Digital City under our prior agreements, resulting in a net payment by us to America Online of $423,000. In addition, we agreed to provide America Online with 100 million impressions on our Web site over a two year term, and America Online granted us the right to receive up to $200,000 in advertising on specified America Online properties over a two year term. If we do not receive the full $200,000 in advertising during that term, America Online will pay us the difference between $200,000 and the value of the advertising we actually received. In connection with these transactions, we amended a number of the rights of America Online and Digital City as preferred stockholders and pursuant to their investment agreements with Switchboard, Banyan Worldwide and Continuum, as described below. We also granted to America Online and its affiliates a royalty-free nonexclusive license to any service or product of America Online which is covered by any claim of specified patents owned by Switchboard. The status of America Online's warrant to purchase series B preferred stock was not resolved as part of this agreement.

 Investor Rights Agreements

    In connection with our issuances of securities to America Online, Digital City and Banyan Worldwide we granted to America Online, Digital City and Banyan Worldwide demand and piggy-back registration rights and a right of first refusal on future issuances of securities by Switchboard. This right of first refusal was later terminated in March 1999. Banyan Worldwide, America Online and Digital City also agreed to grant rights of first refusal and co-sale rights on transfers of their shares. These agreements have been amended from time to time, including to add parties. These agreements, as amended to date, will provide for registration rights after the offering. See "Description of Capital Stock--Registration Rights."

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

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information regarding the beneficial ownership of our common stock as of September 30, 1999, and as adjusted to reflect the sale of the shares of common stock in this offering, by:

  . each person or entity we know to own beneficially more than 5% of our common stock;

  .   each of our directors;

  .   each of the Named Executive Officers; and

  .   all directors and executive officers as a group.

    Except as indicated below, none of these persons or entities has a relationship with us or, to our knowledge, any of the underwriters or their respective affiliates. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power, or shares such power with his or her spouse, with respect to all shares of capital stock listed as owned by such person or entity. The address of each of our employees, officers and directors is c/o Switchboard Incorporated, 115 Flanders Road, Westboro, Massachusetts 01581.

    The number of shares beneficially owned by each stockholder is determined under rules promulgated by the Securities and Exchange Commission and assumes the underwriters do not exercise their over-allotment option. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and any shares as to which the individual has the right to acquire beneficial ownership within 60 days after September 30, 1999 through the exercise of any stock option, warrant or other right. The inclusion in the following table of those shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares.

                         Shares Beneficially Owned     Shares Beneficially Owned
                           Prior to the Offering          After the Offering
                         ----------------------------- -----------------------------
Name and Address            Number         Percent        Number         Percent
----------------         --------------- ------------- --------------- -------------
5% Stockholders
CBS Corporation (1).....       7,463,217        51.0%        8,529,391        54.3%
 51 West 52nd Street
 New York, NY 10019
Banyan Worldwide (2)....       9,743,261        56.1%        9,743,261        56.1%
 120 Flanders Road
 Westboro, MA 01581
Directors and Named
  Executive Officers
Dean Polnerow (3).......         107,500           *           132,500           *
James Canon (4).........          82,500           *            92,500           *
William P. Ferry........             --            *               --            *
Richard M. Spaulding
  (5)...................           2,500           *             2,500           *
David N. Strohm.........             --            *               --            *
Robert M. Wadsworth.....             --            *               --            *
Fredric G. Reynolds.....             --            *               --            *
Daniel Mason............             --            *               --            *
All directors and
  executive officers as
  a group
  (10 persons) (6)......         212,500         1.4%          357,500         2.4%

--------
 *  Less than 1%

(1) The number of shares CBS beneficially owns prior to this offering includes one share of common stock issuable upon the conversion of one outstanding share of series E special voting preferred stock. The number of shares CBS beneficially owns after this offering includes 1,066,174 shares of common stock issuable upon the exercise of a warrant, which becomes exercisable upon the closing of this offering, and one share of common stock issuable upon the conversion of one outstanding share of series E special voting preferred stock.

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

(2) The number of shares Banyan Worldwide beneficially owns prior to and after this offering includes 2,655,916 and 87,345 shares of common stock issuable upon the conversion of 2,655,916 shares of series C preferred stock and 87,345 shares of series D preferred stock, which are both presently convertible at Banyan Worldwide's option. All shares of common stock owned by Banyan Worldwide now, and upon conversion of the series C and D preferred stock, have been pledged to Foothill Capital Corporation in connection with a Loan and Security Agreement dated September 4, 1997. The number of shares does not include shares owned by CBS which CBS has agreed to vote in favor of Banyan's designees in elections for our board of directors.

(3) The number of shares Dean Polnerow beneficially owns prior to this offering consists of 107,500 shares of common stock issuable upon the exercise of stock options which are presently exercisable. The number of shares Mr. Polnerow beneficially owns after this offering includes 25,000 shares of common stock issuable upon the exercise of stock options which vest upon the completion of this offering.

(4) The number of shares James M. Canon beneficially owns prior to this offering consists of 82,500 shares of common stock issuable upon the exercise of stock options which are presently exercisable. The number of shares Mr. Canon beneficially owns after this offering includes 10,000 shares of common stock issuable upon the exercise of stock options which vest upon the completion of this offering.

(5) The number of shares Richard M. Spaulding beneficially owns before and after this offering consists of 2,500 shares of common stock issuable upon the exercise of stock options which are presently exercisable.

(6) The number of shares beneficially owned prior to the offering includes 20,000 shares underlying options owned by an additional executive officer which are presently exercisable. The number of shares beneficially owned after the offering includes 20,000 shares underlying options owned by an additional executive officer which are presently exercisable and 110,000 shares of common stock issuable upon the exercise of stock options which are held by two additional executive officers and which vest upon the completion of this offering.

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

                          DESCRIPTION OF CAPITAL STOCK

    We are authorized to issue 85,000,000 shares of common stock, $.01 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share. As of June 30, 1999, we had outstanding 18,128,476 shares of common stock held by 17 stockholders of record, options to purchase an aggregate of 1,393,825 shares of our common stock and one share of series E special voting preferred stock.

    The following summary of certain provisions of our common stock, preferred stock, certificate of incorporation and by-laws is not intended to be complete. It is qualified by reference to the provisions of applicable law and to our certificate of incorporation and by-laws included as exhibits to the registration statement of which this prospectus is a part. See "Where Can You Find More Information."

Common Stock

    Under our amended and restated certificate of incorporation, holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive proportionately our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. Our outstanding shares of common stock are, and the shares offered by us in this offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

Common Stock Warrants

    On December 31, 1997, we issued to Continuum Software Inc. a warrant to purchase 300,000 shares of our common stock. The warrant is exercisable, in whole or in part, until the earlier of December 31, 2000 or the termination of a technology development and marketing agreement between Switchboard and Continuum. The exercise price is $2.00 per share, as adjusted from time to time.

    On March 31, 1999, we issued warrants to purchase an aggregate of 385,000 shares of our common stock. Warrants were issued in connection with a co-branded Web site and linking agreement among Switchboard and the warrant holders. The warrants are exercisable, in whole or in part, until the later of March 31, 2002 or until the date one year subsequent to the effective date of the termination of the co-branded Web site and linking agreement. The exercise price is $8.00 per share, as adjusted from time to time. If we receive notice prior to December 1, 1999 that the other parties to the co-branded Web site and linking agreement desire to terminate that agreement on December 31, 1999, the warrants cease to be exercisable with respect to an aggregate of 151,250 shares of common stock.

    On June 30, 1999, we issued to CBS a warrant to purchase 1,066,174 shares of our common stock. The warrant is exercisable, in whole or in part, beginning on the earlier of (i) June 30, 2001 and (ii) the closing of this offering, and ending on the earlier of (i) the second anniversary of the closing of this offering and (ii) June 30, 2004. The exercise price is $1.00 per share, as adjusted from time to time. The shares issuable upon exercise of this warrant are subject to antidilution protection, including for issuances of our securities at a per share price below $16.00, which price is subject to adjustment.

Preferred Stock

  Series E Special Voting Preferred Stock

    Under our certificate of incorporation, our board of directors is authorized to issue one share of our series E special voting preferred stock. The series E share has the rights, preferences, powers, privileges and restrictions of one share of our common stock. The series E preferred stock is junior to any other series of preferred stock we may issue with respect to redemption rights and the right to receive dividends or amounts distributable upon our liquidation, dissolution or winding up.

    On June 30, 1999 we issued the series E share to CBS. The series E share entitles CBS to elect that number of directors to the board which equals CBS's fully diluted percentage ownership of us, up to a maximum of the number of directors which would constitute a minority of the authorized number of members of the board. If CBS's ownership percentage is 0%, it may still elect one director to the board, so long as the license agreement which we entered into with CBS on June 30, 1999 remains in effect.

    CBS's right to elect directors will terminate upon the first to occur of:

  . the date on which CBS' fully-diluted ownership percentage is 0% and the license agreement is no longer in effect;

  . the date on which one of our competitors acquires more than 30% of the outstanding shares of common stock or voting power of CBS; and

  . the date on which the series E share is held by any person or entity other than CBS or an entity controlling, controlled by or under common control of CBS.

Upon the termination of CBS's special voting right, the series E share will automatically convert into one share of common stock. Upon written request at any time prior to the termination date, CBS may convert its series E share to one share of common stock.

  Blank Check Preferred Stock

    Under our amended and restated certificate of incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

    The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock. Besides our one outstanding share of series E special voting preferred, we have no present plans to issue any shares of preferred stock.

Delaware Law and Certain Charter and By-Law Provisions

    We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within the prior three years did own, 15% or more of the corporation's voting stock.

    Our certificate of incorporation provides that directors, other than directors elected by the holder of the series E share, or series E directors, may be removed only for cause by the affirmative vote of the holders of at least seventy-five percent (75%) of our shares of capital stock entitled to vote. Series E directors may be removed at any time and from time to time without cause by the holder of the series E share. Except for series E directors, any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may only be filled by vote of a majority of our directors then in office, or by a sole remaining director. Vacancies in any series E directorship may only be filled by the holder of the one outstanding share of series E special voting preferred stock or by any remaining series E directors. The limitations on the removal of directors and filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from acquiring, control of us.

    Our certificate of incorporation also provides that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting. Our certificate of incorporation further provides that special meetings of the stockholders may only be called by our chairman of the board, president or board of directors. Under our by-laws, in order for any matter to be considered "properly brought" before a meeting, a stockholder must comply with certain advance notice requirements. These provisions could have the effect of delaying, until the next stockholders' meeting, stockholder actions which are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage a third party from making a tender offer for our common stock, because even if it acquired a majority of our outstanding voting securities, the third party would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders' meeting, and not by written consent.

    The General Corporation Law of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our certificate of incorporation and by-laws require the affirmative vote of the holders of at least 75% of the shares of our capital stock issued and outstanding and entitled to vote to amend or repeal any of the provisions described in the prior two paragraphs.

    Our certificate of incorporation contains certain provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty as a director, except in certain circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions that involve intentional misconduct or a knowing violation of law. Further, our certificate of incorporation contains provisions to indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of Delaware. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

Registration Rights

    After this offering, the holders of approximately 12,462,651 shares of common stock and rights to acquire common stock have the right to cause us to register their shares of common stock pursuant to various registration rights agreements as follows:

 Demand Registration Rights

  . CBS holds 8,529,390 shares of our common stock and rights to acquire common stock, and may request, in writing on up to two occasions, any time after the first anniversary of the closing of this offering, that we register shares having an aggregate value of at least $10.0 million. Our obligation to register such shares terminates five years after the closing of this offering.

  . America Online and Digital City together hold 750,000 shares of common stock and may request in writing any time after the date six months after the closing of this offering but prior to the time we become eligible to file a registration statement on Form S-3, that we register their registrable shares by filing a registration statement on Form S-1. Banyan Worldwide may include in this registration up to 2,743,261 shares of our common stock. Our obligation to register these shares terminates five years after the closing of this offering.

  . America Online and Digital City may also request in writing any time after we become eligible to file a registration statement on Form S-3, that we register their shares by filing a registration statement on Form S-3. Banyan Worldwide may include in this registration up to 2,743,261 shares of our common stock. Our obligation to register these shares terminates five years after the closing of this offering.

 Under the terms of the registration rights agreement with America Online and Digital City, we are not required to effect more than one registration on Form S-1 and in the aggregate, not more than two registrations on Forms S-1 and S-3.

 Incidental Registration Rights

    If we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, the remaining holders of 12,462,651 registrable shares of common stock and rights to acquire common stock, are entitled to notice of and to include shares of common stock in the registration. We are required to use our best efforts to effect that registration. The holders of these incidental rights are as follows:

  . CBS holds 7,463,216 registrable shares of our common stock and the right to purchase 1,066,174 registrable shares pursuant to a warrant;

  . America Online and Digital City Inc. together own 750,000 registrable shares of our common stock;

  . Banyan Worldwide holds 2,743,261 registrable shares of our common stock; and

  . one other stockholder holds the right to purchase 300,000 registrable shares pursuant to a warrant.

    All of the demand and incidental registration rights are subject to various conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in a registration and our right not to effect a requested registration within six months after the effective date of any other registration statement.

Transfer Agent and Registrar

    The transfer agent and registrar for our common stock is     .

                        SHARES ELIGIBLE FOR FUTURE SALE

    Before this offering, there has been no public market for our securities. After we complete this offering, based upon the number of shares outstanding at
     , 1999, there will be    shares of our common stock outstanding (assuming
no exercise of the underwriters' over-allotment option and no exercise of outstanding options to purchase common stock). Of these outstanding shares, the shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act of 1933, except that any shares purchased by our "affiliates", as that term is defined in Rule 144 under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below.

Sales of Restricted Shares

    The remaining    shares of common stock outstanding after this offering are deemed "restricted securities" under Rule 144. Of these restricted securities:

  .   shares may be sold immediately after completion of this offering;

  . additional shares may be sold 90 days after the effective date of this offering; and

  . additional shares may be sold upon expiration of the 180-day lock-up agreements described below.

    Our officers and directors and certain of our securityholders, who in the
aggregate hold approximately    shares, or  %, of our common stock (including
   shares of common stock that may be acquired pursuant to the exercise of options held by them) on the date of this prospectus, have agreed that, for a period of 180 days after the date of this prospectus, they will not sell, consent to sell or otherwise dispose of any shares of our common stock, or any shares convertible into or exchangeable for shares of our common stock, owned directly by such persons or with respect to which they have the power of disposition, without the prior written consent of BancBoston Robertson Stephens, acting on behalf of the representatives of the underwriters.

    In general, under Rule 144 a stockholder, including one of our affiliates, who has beneficially owned his or her restricted securities for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of 1% of the then outstanding shares of our common stock (approximately shares immediately after this offering) or the average weekly trading volume in our common stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, a stockholder that is not one of our affiliates at any time during the three months preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years is entitled to sell the shares immediately under Rule 144(k) without compliance with the above described requirements under Rule 144.

    Securities issued in reliance on Rule 701 (such as shares of our common stock acquired pursuant to the exercise of certain options granted under our stock plans) are also restricted securities and, beginning 90 days after the date of this prospectus, may be sold by stockholders other than our affiliates subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its one-year holding period requirement.

Stock Options

    We intend to file registration statements on Form S-8 under the Securities
Act to register an aggregate of    shares of common stock issuable under the
1996 plan, the 1999 plan and the employee stock purchase plan. Shares issued upon the exercise of stock options after the effective date of the Form S-8 registration statements will be eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to affiliates and the lock-up agreements noted above, if applicable.

Effect of Sales of Shares

    Prior to this offering, there has been no public market for our common stock, and no prediction can be made as to the effect, if any, that market sales of shares of common stock or the availability of shares for sale will have on the market price of our common stock prevailing from time to time. Nevertheless, sales of significant numbers of shares of our common stock in the public market could adversely affect the market price of the common stock and could impair our future ability to raise capital through an offering of our equity securities.

                                  UNDERWRITING

    Under the terms and subject to the conditions contained in the underwriting agreement, the underwriters named below, acting through their representatives, BancBoston Robertson Stephens, Inc., J.P. Morgan Securities Inc. and Wit Capital Corporation have severally agreed to purchase, and we have agreed to sell to them, the respective number of shares of common stock set forth below opposite their respective names.

                                                                        Number
                               Underwriter                             of Shares
                               -----------                             ---------
   BancBoston Robertson Stephens Inc.................................
   J.P. Morgan Securities Inc. ......................................
   Wit Capital Corporation...........................................
                                                                          ---
     Total...........................................................
                                                                          ===

    The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered in this offering are subject to the approval of various legal matters by their counsel and to other delineated conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered in this offering, other than those covered by the over-allotment option described below, if any shares are taken.

    The underwriters initially propose to offer part of the shares of common stock directly to the public at the initial public offering price set forth on the cover page hereof and part to dealers at a price that represents a
concession not in excess of $   a share under the public offering price. Any
underwriters may allow, and the dealers may reallow, a concession not in excess
of $   a share to other underwriters or to other dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives of the underwriters.

    The underwriters' representatives have advised us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

 Over-Allotment Option

    We have granted to the underwriters an option, exercisable for 30 days from
the date of this prospectus, to purchase up to an aggregate of    additional
shares of common stock at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise such option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered in this offering. To the extent such option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of common stock as the number set forth next to such underwriter's name in the preceding table bears to the total number of shares of common stock set forth next to the names of all underwriters in the preceding table. If the underwriter's over-
allotment option is exercised in full, the total price to public would be $   ,
the total underwriters' discounts and commissions would be $  , and the total
proceeds to us would be $   . The following table sets forth the public
offering price and all discounts and commissions to be allowed to the underwriters:

                                                      Underwriting
                                     Public Offering    Discounts    Proceeds to
                                          Price      and Commissions Switchboard
                                     --------------- --------------- -----------
   Per share........................      $               $             $
   Total............................      $               $             $

    At our request, the underwriters have reserved for sale, at the initial public offering price, up to five percent of the shares of common stock offered in this offering for our directors, officers, employees and related persons. The number of shares of common stock available for sale to the general public will be reduced to the extent such individuals purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered hereby.

 Lock-Up Agreements

    Switchboard, our directors and executive officers and certain other of our stockholders and option holders have each agreed that, without the prior written consent of BancBoston Robertson Stephens Inc. on behalf of the underwriters, during the period ending 180 days after the date of this prospectus, he, she or it will not, subject to limited exceptions, directly or indirectly:

  . offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock (whether such shares or any such securities are then owned by such person or are thereafter acquired directly from us); or

  . enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of common stock,

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

    In the event a request for consent to a transfer within the lock-up period is made, BancBoston Robertson Stephens Inc. may consider the following factors in determining whether to consent to the proposed transfer:

  .   the number of shares proposed to be sold;

  .   the reason for the sale;

  .   the proximity in time to this offering; and

  .   the trading volume of our stock at the time of the requested transfer.

The decision to consent to a proposed transfer during the lock-up period is within the sole discretion of BancBoston Robertson Stephens Inc.

 Stabilization

    In order to facilitate this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of our common stock. Specifically, the underwriters may over-allot shares of our common stock in connection with this offering, thereby creating a short position in the underwriters' syndicate account. A short position results when an underwriter sells more shares of common stock than the underwriter is committed to purchase. Additionally, to cover over-allotments or to stabilize the market price of our common stock, the underwriters may bid for, and purchase, shares of our common stock in the open market. Any of these activities may maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. The underwriters are not required to engage in these activities, and, if commenced, the activities may be discontinued at any time. The underwriters' representatives, on behalf of the underwriters, also may reclaim selling concessions allowed to an underwriter or dealer, if the syndicate repurchases shares distributed by that underwriter or dealer.

    The underwriters and their respective affiliates may be lenders to, engage in transactions with, and perform services for us in the ordinary course of business.

 Indemnity

    The underwriting agreement contains covenants of indemnity between the underwriters and us against specified liabilities, including liabilities under the Securities Act of 1933, as amended, and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

 Pricing of the Offering

    Prior to this offering, there has been no public market for the shares of common stock. Consequently, the initial public offering price for the shares of common stock will be determined by negotiations between Switchboard and the representatives of the underwriters. Among the factors to be considered in determining the initial public offering price will be:

  . our record of operations, our current financial position and future prospects;

  .   the experience of our management;

  . sales, earnings and certain of our other financial and operating information in recent periods; and

  . the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to ours.

    The estimated initial public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors.

    Wit Capital, a member of the National Association of Securities Dealers, Inc., will participate in this offering as one of the representatives of the underwriters. The National Association of Securities Dealers, Inc. approved the membership of Wit Capital on September 4, 1997. Since that time, Wit Capital has acted as an underwriter, e-manager or selected dealer in over 145 public offerings.

    A prospectus in electronic format is being made available on an Internet Web site maintained by Wit Capital. In addition, all dealers purchasing shares from Wit Capital in this offering have agreed to make a prospectus in electronic format available on Web sites maintained by each of these dealers.

                                 LEGAL MATTERS

    The validity of the shares of common stock we are offering will be passed upon for us by Hale and Dorr LLP, Boston, Massachusetts. Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts, will pass upon certain legal matters in connection with this offering for the underwriters.

                                    EXPERTS

    The financial statements as of December 31, 1997 and 1998 and for the period from inception (February 19, 1996) through December 31, 1996 and the years ended December 31, 1997 and 1998 included in this prospectus and the registration statement of which this prospectus is a part have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed a registration statement on Form S-1 with the Securities and Exchange Commission for the common stock being offered by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. When we complete this offering, we will also be required to file annual, quarterly and special reports, proxy statements and other information with the SEC.

    You can read our SEC filings, including the registration statement, over the Internet at the SEC's Web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's following locations:

  .   Public Reference Room at 450 Fifth Street, N.W., Washington, D.C.
      20549;

  . New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048; and

  . Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511.

    You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

    You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

                            SWITCHBOARD INCORPORATED

                         INDEX TO FINANCIAL STATEMENTS

                                                                          Page
                                                                          ----
Report of Independent Accountants........................................ F-2
Balance Sheets as of December 31, 1997, 1998 and June 30, 1999........... F-3
Statements of Operations for the period from inception (February 19,
  1996) to December 31, 1996, the years ended December 31, 1997 and 1998 and the six months ended June 30, 1998 (unaudited) and 1999
  (unaudited)............................................................ F-4
Statements of Stockholders' Deficit for the period from inception
  (February 19, 1996) to December 31, 1996, the years ended December 31,
  1997 and 1998 and the six months ended June 30, 1999 (unaudited)....... F-5
Statements of Cash Flows for the period from inception (February 19,
  1996) to December 31, 1996, the years ended December 31, 1997 and 1998 and the six months ended June 30, 1998 (unaudited) and 1999
  (unaudited)............................................................ F-6
Notes to Financial Statements............................................ F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of Switchboard Incorporated:

    In our opinion, the accompanying balance sheets and the related statements of operations, stockholders' deficit and cash flows present fairly, in all material respects, the financial position of Switchboard Incorporated at December 31, 1997 and 1998 and the results of its operations and its cash flows for the period from inception (February 19, 1996) through December 31, 1996 and the years ended December 31, 1997 and 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of Switchboard's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                              /s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
September 22, 1999, except
  for Note O for which the date
  is October 22, 1999

                            SWITCHBOARD INCORPORATED

                                 BALANCE SHEETS

                                December 31,                        Pro Forma
                           ------------------------    June 30,      June 30,
                              1997         1998          1999          1999
                           -----------  -----------  ------------  ------------
                                                     (unaudited)     (Note B)
                                                                   (unaudited)
         ASSETS
Current assets:
 Cash and cash
   equivalents...........  $   404,333  $   386,590  $  6,806,444  $  6,806,444
 Accounts receivable, net
   of allowance for
   doubtful accounts of
   $18,619 and $300,000
   at December 31, 1997
   and 1998,
   respectively, and
   $281,600 at June 30,
   1999 actual
   (unaudited) and pro
   forma (unaudited).....      491,090    2,390,045     2,004,827     2,004,827
 Other current assets....       14,658       10,360       390,599       390,599
                           -----------  -----------  ------------  ------------
     Total current
       assets............      910,081    2,786,995     9,201,870     9,201,870
Property and equipment,
  net....................      523,013      638,301       599,781       599,781
Other assets, net........       58,007      139,779     1,133,333     1,133,333
                           -----------  -----------  ------------  ------------
     Total assets........  $ 1,491,101  $ 3,565,075  $ 10,934,984  $ 10,934,984
                           ===========  ===========  ============  ============
     LIABILITIES AND
   STOCKHOLDERS' EQUITY
         (DEFICIT)
Current liabilities:
 Accounts payable........      128,379       25,007        67,763        67,763
 Accrued expenses........      456,635    1,363,960     1,860,303     1,860,303
 Deferred revenue........      330,902      449,236       563,025       563,025
 Note payable, current
   portion...............           --      500,000       600,000       600,000
 Convertible promissory
   notes -- related
   party, current
   portion...............           --           --       507,780       507,780
                           -----------  -----------  ------------  ------------
     Total current
       liabilities.......      915,916    2,338,203     3,598,871     3,598,871
Note payable.............           --      600,000            --            --
Convertible promissory
  notes -- related
  party..................    2,983,646    7,000,000            --            --
Commitments and
  contingencies (Notes J
  and M)
Redeemable convertible
  preferred stock, $0.01
  par value; 10,000,000
  shares authorized;
  750,000 shares issued
  and outstanding at
  December 31, 1997 and
  1998, and 3,493,261 and
  no shares issued and
  outstanding at June 30,
  1999 actual (unaudited)
  and pro forma
  (unaudited),
  respectively
  (liquidation value
  $14,278,752 at June 30,
  1999)..................    3,365,886    3,658,386    15,091,349            --
Due to parent............           --    1,387,145            --            --
Stockholders' equity
  (deficit):
 Series E Special Voting
   Preferred Stock, $0.01
   par value; one share
   designated; one share
   issued and
   outstanding, at June
   30, 1999 actual
   (unaudited) and pro
   forma (unaudited).....           --           --            --            --
 Common stock, $0.01 par
   value; 30,000,000
   shares authorized;
   7,000,000 and
   7,013,250 shares
   issued and outstanding
   at December 31, 1997
   and 1998,
   respectively, and
   14,635,215 and
   18,128,476 shares
   issued and outstanding
   at June 30, 1999
   actual (unaudited) and
   pro forma (unaudited),
   respectively..........       70,000       70,133       146,352       181,285
 Additional paid-in
   capital...............    1,000,285      720,902    75,938,450    90,994,866
 Contribution
   receivable............           --           --   (70,312,084)  (70,312,084)
 Accumulated deficit.....   (6,844,632) (12,209,694)  (13,527,954)  (13,527,954)
                           -----------  -----------  ------------  ------------
     Total stockholders'
       equity (deficit)..   (5,774,347) (11,418,659)   (7,755,236)    7,336,113
                           -----------  -----------  ------------  ------------
      Total liabilities
        and stockholders'
        equity
        (deficit)........  $ 1,491,101  $ 3,565,075  $ 10,934,984  $ 10,934,984
                           ===========  ===========  ============  ============

    The accompanying notes are an integral part of the financial statements.

                            SWITCHBOARD INCORPORATED

                            STATEMENTS OF OPERATIONS

                           Period from
                            Inception
                          (February 19,         Years Ended              Six Months Ended
                            1996) to           December 31,                  June 30,
                          December 31,   --------------------------  --------------------------
                              1996           1997          1998          1998          1999
                          -------------  ------------  ------------  ------------  ------------
                                                                            (unaudited)
Revenue.................  $    170,249   $    650,037  $  6,536,024  $  2,761,386  $  3,168,292
Cost of revenue.........        29,161        793,157     1,307,208       622,342       596,025
                          ------------   ------------  ------------  ------------  ------------
     Gross profit.......       141,088       (143,120)    5,228,816     2,139,044     2,572,267
Operating expenses:
 Sales and marketing....       341,861      2,306,603     5,871,561     3,033,909     2,103,942
 Product development....     1,329,656      2,107,589     3,188,215     2,338,890       876,571
 General and
   administrative.......            --        776,272     1,129,829       503,433       696,347
                          ------------   ------------  ------------  ------------  ------------
     Total operating
       expenses.........     1,671,517      5,190,464    10,189,605     5,876,232     3,676,860
                          ------------   ------------  ------------  ------------  ------------
Loss from operations....    (1,530,429)    (5,333,584)   (4,960,789)   (3,737,188)   (1,104,593)
Interest income
  (expense), net........        15,209          4,172      (404,273)     (161,839)     (213,667)
                          ------------   ------------  ------------  ------------  ------------
Net loss................    (1,515,220)    (5,329,412)   (5,365,062)   (3,899,027)   (1,318,260)
                          ------------   ------------  ------------  ------------  ------------
Accrued dividends for
  preferred
  stockholders..........        58,386        307,500       292,500       157,500       154,211
                          ------------   ------------  ------------  ------------  ------------
Net loss attributable to
  common stockholders...  $ (1,573,606)  $ (5,636,912) $ (5,657,562) $ (4,056,527) $ (1,472,471)
                          ============   ============  ============  ============  ============
Basic and diluted net
  loss per share........  $      (0.22)  $      (0.81) $      (0.81) $      (0.58) $      (0.21)
                          ============   ============  ============  ============  ============
Shares used in computing
  basic and diluted net
  loss per share........     7,000,000      7,000,000     7,011,471     7,005,068     7,056,234
Unaudited pro forma
  basic and diluted net
  loss per share........                               $      (0.69) $      (0.50) $      (0.17)
                                                       ============  ============  ============
Shares used in computing
  unaudited pro forma
  basic and diluted net
  loss per share........                                  7,761,471     7,755,068     7,813,750


    The accompanying notes are an integral part of the financial statements.

                            SWITCHBOARD INCORPORATED

                      STATEMENTS OF STOCKHOLDERS' DEFICIT

  for the period from inception (February 19, 1996) through December 31, 1996, the years
    ended December 31, 1997 and 1998 and the six months ended June 30, 1999
                                  (unaudited)

                    Series E Special Voting
                        Preferred Stock             Common Stock
                    --------------------------  --------------------  Additional                                     Total
                      Number of                 Number of              Paid-in     Contribution    Accumulated   Stockholders'
                       Shares        Value        Shares     Value     Capital      Receivable       Deficit        Deficit
                    -------------  -----------  ---------- --------- ------------  -------------  -------------  -------------
Issuance of common
  stock to Banyan
  Worldwide.......             --           --   7,000,000 $  70,000 $  1,173,571            --             --   $  1,243,571
Accrued dividends
  for preferred
  stockholders....             --           --         --        --       (58,386)           --             --        (58,386)
Net loss..........             --           --         --        --           --             --   $  (1,515,220)   (1,515,220)
                                                ---------- --------- ------------                 -------------  ------------
Balance, December
  31, 1996........             --           --   7,000,000    70,000    1,115,185            --      (1,515,220)     (330,035)
Issuance of
  warrants related
  to technology
  development and
  marketing
  agreement.......             --           --         --        --       192,600            --             --        192,600
Accrued dividends
  for preferred
  stockholders....             --           --         --        --      (307,500)           --             --       (307,500)
Net loss..........             --           --         --        --           --             --      (5,329,412)   (5,329,412)
                                                ---------- --------- ------------                 -------------  ------------
Balance, December
  31, 1997........             --           --   7,000,000    70,000    1,000,285            --      (6,844,632)   (5,774,347)
Issuance of common
  stock under
  stock option
  plans...........             --           --      13,250       133       13,117            --             --         13,250
Accrued dividends
  for preferred
  stockholders....             --           --         --        --      (292,500)           --             --       (292,500)
Net loss..........             --           --         --        --           --             --      (5,365,062)   (5,365,062)
                                                ---------- --------- ------------                 -------------  ------------
Balance, December
  31, 1998........             --           --   7,013,250    70,133      720,902            --     (12,209,694)  (11,418,659)
Issuance of common
  stock under
  stock option
  plans...........             --           --      18,749       187       26,248            --             --         26,435
Issuance of common
  stock and common
  stock warrants
  to CBS
  Corporation, net
  of issuance
  costs of
  $1,077,000......             --           --   7,463,216    74,632   74,160,452  $ (70,312,084)           --      3,923,000
Issuance of
  preferred stock
  to CBS
  Corporation.....               1          --         --        --           --             --             --            --
Issuance of common
  stock under
  technology
  agreement.......             --           --     140,000     1,400    1,048,600            --             --      1,050,000
Issuance of
  warrants related
  to a Web site
  agreement.......             --           --         --        --       136,459            --             --        136,459
Accrued dividends
  for preferred
  stockholders....             --           --         --        --      (154,211)           --             --       (154,211)
Net loss..........             --           --         --        --           --             --      (1,318,260)   (1,318,260)
                       -----------  ----------- ---------- --------- ------------  -------------  -------------  ------------
Balance, June 30,
  1999
  (unaudited).....               1          --  14,635,215 $ 146,352 $ 75,938,450  $ (70,312,084) $ (13,527,954) $ (7,755,236)
                       ===========  =========== ========== ========= ============  =============  =============  ============

    The accompanying notes are an integral part of the financial statements.

                            SWITCHBOARD INCORPORATED

                            STATEMENTS OF CASH FLOWS

                         Period from
                          Inception
                        (February 19,     For the Years Ended          Six Months Ended
                          1996) to           December 31,                  June 30,
                        December 31,   --------------------------  --------------------------
                            1996           1997          1998          1998          1999
                        -------------  ------------  ------------  ------------  ------------
                                                                          (unaudited)
Cash flows from
  operating
  activities:
 Net loss.............  $ (1,515,220)  $ (5,329,412) $ (5,365,062) $ (3,899,027) $ (1,318,260)
 Adjustments to
   reconcile net loss
   to net cash used in
   operating
   activities:........
  Depreciation and
    amortization......        76,449        259,144       464,434       169,084       235,424
  Loss on disposal of
    property and
    equipment.........            --          3,450         2,936            --            --
  Provision for
    doubtful
    accounts..........            --         18,619       281,381        75,000            --
  Issuance of common
    stock for
    operating expenses
    paid by Banyan
    Worldwide.........       697,093             --            --            --            --
  Expense related to
    warrant grants....            --        192,600            --            --       136,459
  Write-off of
    technology........            --             --     1,400,000     1,400,000            --
  Changes in operating
    assets and
    liabilities:
   Accounts
     receivable.......      (111,785)      (369,077)   (2,180,336)   (1,125,594)      385,218
   Other current
     assets...........            --        (14,658)        4,298      (579,127)     (380,239)
   Accounts payable...            --        128,379      (103,372)      199,539        42,756
   Accrued expenses...       103,811        352,824       907,325       321,906       496,343
   Deferred revenue...       (28,646)       330,902       118,334       131,799       113,789
                        ------------   ------------  ------------  ------------  ------------
     Net cash used in
       operating
       activities.....      (778,298)    (4,427,229)   (4,470,062)   (3,306,420)     (288,510)
Cash flows from
  investing
  activities:
 Purchase of property
   and equipment......      (137,069)      (295,953)     (464,430)     (406,039)     (140,458)
 Purchase of
   technology.........            --             --      (500,000)     (500,000)           --
 Capitalized software
   costs..............            --        (10,764)           --            --            --
                        ------------   ------------  ------------  ------------  ------------
     Net cash used in
       investing
       activities.....      (137,069)      (306,717)     (964,430)     (906,039)     (140,458)
Cash flows from
  financing
  activities:
 Due to parent........            --             --     1,387,145        69,945            --
 Proceeds from
   convertible
   promissory notes--
   related party......     1,030,157      4,603,543     6,646,900     5,111,497     3,399,387
 Proceeds from
   issuance of common
   stock, net.........            --             --        13,250        10,251     3,949,435
 Payments on
   convertible
   promissory notes--
   related party......            --     (2,580,054)   (2,630,546)   (1,105,546)           --
 Payments on notes
   payable............            --             --            --            --      (500,000)
 Proceeds from
   issuance of
   redeemable
   convertible
   preferred stock....     3,000,000             --            --            --            --
                        ------------   ------------  ------------  ------------  ------------
     Net cash provided
       by financing
       activities.....     4,030,157      2,023,489     5,416,749     4,086,147     6,848,822
Net increase
  (decrease) in cash
  and cash
  equivalents.........     3,114,790     (2,710,457)      (17,743)     (126,312)    6,419,854
                        ------------   ------------  ------------  ------------  ------------
Cash and cash
  equivalents at
  beginning of
  period..............            --      3,114,790       404,333       404,333       386,590
                        ------------   ------------  ------------  ------------  ------------
Cash and cash
  equivalents at end
  of period...........  $  3,114,790   $    404,333  $    386,590  $    278,021  $  6,806,444
                        ============   ============  ============  ============  ============
Supplemental schedule
  of cash flow
  information:
 Interest paid........            --   $     48,948  $    399,142  $    207,474  $    216,443
                        ============   ============  ============  ============  ============
Supplemental schedule
  of noncash financing
  activity:
 Issuance of note
   payable for
   technology.........                               $  1,100,000
 Issuance of common
   stock for net
   assets transferred
   from Banyan
   Worldwide..........  $    546,478
 Settlement of
   convertible
   promissory notes
   through issuance of
   preferred stock....                                                           $ 11,278,752
 Issuance of common
   stock for
   technology.........                                                           $  1,050,000
 Issuance of common
   stock to CBS
   Corporation........                                                           $ 70,312,084

    The accompanying notes are an integral part of the financial statements.

                            SWITCHBOARD INCORPORATED

                         NOTES TO FINANCIAL STATEMENTS

 Information as of June 30, 1999 and for the six months ended June 30, 1999 and
                               1998 is unaudited

A. Nature of Business:

    Switchboard is an Internet-based local merchant network interconnecting consumers, merchants and national advertisers. Switchboard connects consumers searching for specific products and services with the merchants that provide them. Switchboard offers its users local information about people and businesses across the United States. Switchboard's online network gives merchants a way to get their businesses represented online and facilitates commerce by connecting them with consumers. Switchboard provides an online lead generation engine for these local merchants and for national advertisers that reaches consumers motivated to buy products and services in specific geographic locations.

    From Switchboard's inception (February 19, 1996) until June 30, 1999, Switchboard has been a unit and later as subsidiary of Banyan Systems Incorporated ("Banyan Worldwide").

    Switchboard is subject to risks and uncertainties common to growing technology-based companies, including rapid technological change, growth and commercial acceptance of the Internet, acceptance and effectiveness of Internet advertising, dependence on principal products and third-party technology, new product development, new product introductions and other activities of competitors, dependence on key personnel, security and privacy issues, dependence on strategic relationships, lengthening sales cycles and limited operating history.

    Switchboard has also experienced substantial net losses since its inception and, as of June 30, 1999, had an accumulated deficit of $13.5 million. Such losses and accumulated deficit resulted from Switchboard's lack of substantial revenue and significantly increased costs incurred in the development of Switchboard's products and services and in the preliminary establishment of Switchboard's infrastructure. For the foreseeable future, Switchboard expects to continue to experience significant growth in its operating expenses in order to execute its current business plan, particularly product development and sales and marketing expenses. As a result, Switchboard's business plan indicates that additional financing would be required to support its planned expenditures. In the event that an initial public offering is not completed on a timely basis, Switchboard believes that the funds currently available, along with support from Banyan Worldwide (Note B), would be sufficient to fund operations through at least the next 12 months.

B. Summary of Significant Accounting Policies:

 Basis of Presentation

    From inception, Switchboard has been a unit of and later a subsidiary of Banyan Worldwide. The accompanying financial statements, which are derived from the historical books and records of Banyan Worldwide, include the assets, liabilities, revenues and expenses of Switchboard at historical cost.

    These financial statements are intended to present management's estimates of the results of operations and financial condition of Switchboard as if it had operated as a stand-alone company since inception. Certain of the costs and expenses are management estimates of the cost of services provided by Banyan Worldwide and its subsidiaries. As a result, the financial statements presented may not be indicative of the results that would have been achieved had Switchboard operated as a nonaffiliated entity.

 Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and

                            SWITCHBOARD INCORPORATED

 Information as of June 30, 1999 and for the six months ended June 30, 1999 and
                               1998 is unaudited

liabilities and the disclosures of contingent liabilities at the period end, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and Cash Equivalents

    Switchboard considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash equivalents are carried at amortized cost, which approximates market, and consist primarily of interest bearing deposits with major financial institutions.

 Property and Equipment

    Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the following estimated asset lives:

       Computers, peripherals and servers.............................   3 years
       Equipment...................................................... 2-5 years
       Software.......................................................   3 years

    Maintenance and repairs are charged to expense when incurred, while betterments are capitalized. When property is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective amounts and any gain or loss is reflected in operations.

 Product Development

    Costs incurred in the development of Switchboard's Web site are expensed as incurred, except for certain software development costs. Costs associated with the development of computer software are expensed prior to the establishment of technological feasibility and capitalized thereafter. Amortization of capitalized software costs is computed on an individual project basis and is calculated using the straight-line method over the estimated economic life of the software. Currently, Switchboard uses an estimated economic life of 12 to 36 months for capitalized software costs.

    Switchboard evaluates the net realizable value of capitalized software on an ongoing basis, relying on a number of factors including operating results, business plans, budgets, and economic projections and undiscounted cash flows. In addition, Switchboard's evaluation considers nonfinancial data such as market trends, project development cycles and changes in management's market emphasis.

 Revenue Recognition

    Switchboard generates its revenue from Web site advertising, syndication and licensing fees for its directory technologies, and its merchant aggregation program.

    Switchboard's advertising revenue is derived principally from short-term advertising contracts and sponsorship agreements in which Switchboard receives a fixed fee or earns a fee based on a per thousand impressions or per click basis. Revenue from advertising is recognized as the services are delivered provided that no significant Switchboard obligations remain and collection of the resulting receivable is probable. The duration of Switchboard's advertising commitments from customers typically range from two weeks to one year. Revenue from revenue-sharing agreements is recognized in the period following that in which the services are provided and when the revenue amount can be determined.

                            SWITCHBOARD INCORPORATED

 Information as of June 30, 1999 and for the six months ended June 30, 1999 and
                               1998 is unaudited


    Switchboard's syndication and licensing revenue consists of fees for engineering work performed to integrate Switchboard's directory sites with a customer's Web site, as well as for supplying access to Switchboard's directory sites. The syndication and licensing fees are usually paid at the beginning of the contract period and are typically nonrefundable. The fees are recognized to the extent of the cost of the engineering work performed, with any remaining fees recognized ratably over the term of the contract.

    Switchboard's merchant aggregation program revenue consists of subscription fees for merchant Web sites, which are linked to Switchboard's yellow pages directory site, as well as customer acquisition fees paid by program partners for the initiation and set-up of new local merchant web sites. Subscription fees are recognized over the period that the local merchant Web site is in place, usually on a monthly basis. Customer acquisition fees are recognized when the local merchant Web site construction is complete.

    Deferred revenue is principally comprised of billings in excess of recognized revenue relating to advertising agreements and licensing fees received pursuant to advertising or services agreements in advance of revenue recognition.

 Risks and Uncertainties

    Switchboard invests its cash and cash equivalents primarily in deposits and money market funds with financial institutions. Switchboard has not experienced any losses to date on its invested cash.

    A potential exposure to Switchboard is a concentration of credit risk in trade accounts receivable. Switchboard maintains reserves for credit losses and, to date, such losses have been within management's expectations. As of December 31, 1997, two customers accounted for 19.6% and 17.5% of accounts receivable, while one customer accounted for 16.8% of accounts receivable as of December 31, 1998 and three customers accounted for 22.6%, 11.5% and 10.9% of accounts receivable at June 30, 1999. In addition, one customer accounted for 13.7% of revenue for the year ended December 31, 1997, while three customers accounted for 11.9%, 10.5% and 10.2% of revenue for the year ended December 31, 1998. No customer accounted for more than 10% of revenue in the six months ended June 30, 1999.

 Income Taxes

    Switchboard accounts for income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted rates in effect for the year in which those temporary differences are expected to be recovered or settled. A deferred tax asset is established for the expected future benefit of net operating loss and credit carryforwards. A valuation reserve against net deferred tax assets is required if, based upon available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

 Fair Value of Financial Instruments

    The carrying amounts of Switchboard's financial instruments, which include cash equivalents, accounts receivable, accounts payable, accrued expenses and a note payable approximate their fair values.

                            SWITCHBOARD INCORPORATED

 Information as of June 30, 1999 and for the six months ended June 30, 1999 and
                               1998 is unaudited


 Accounting for Stock-Based Compensation

    Switchboard accounts for stock-based awards to employees using the intrinsic value method as prescribed by Accounting Principles Board ("APB") No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, no compensation expense is recorded for options issued to employees in fixed amounts and with fixed exercise prices at least equal to the fair market value of Switchboard's common stock at the date of grant. Switchboard has adopted the provisions of Statement of Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," through disclosure only (Note N). All stock-based awards to nonemployees are accounted for at their fair value in accordance with SFAS No. 123.

 Unaudited Interim Financial Statements

    In the opinion of Switchboard's management, the June 30, 1998 and 1999 unaudited interim financial statements include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for those periods. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results of operations for the full year ended December 31, 1999.

 Unaudited Pro Forma Balance Sheet

    Upon the closing of Switchboard's anticipated initial public offering, all of the outstanding shares of Series A, B, C and D Convertible Preferred Stock will automatically convert into 3,493,261 shares of common stock. These conversions have been reflected in the unaudited pro forma balance sheet as of June 30, 1999. The one outstanding share of Series E Special Voting Preferred Stock will not convert to common stock upon the closing of the anticipated initial public offering (Note I and M).

 Net Loss per Share and Pro Forma Net Loss per Share

    Basic net loss per share is computed using the weighted average number of shares of common stock outstanding. Net loss used in the calculation is increased by the accrued dividends for the preferred stock outstanding in each period. Diluted net loss per share does not differ from basic net loss per share since potential common shares from conversion of preferred stock, stock options and warrants are antidilutive for all periods presented and are therefore excluded from the calculation. During the period from inception (February 19, 1996) to December 31, 1996, the years ended December 31, 1997 and 1998 and the six months ended June 30, 1999, options to purchase 837,000, 1,007,000, 1,157,375 and 1,393,825 shares of common stock, respectively, preferred stock convertible into 750,000, 750,000, 750,000 and 3,493,262 shares of common stock, respectively, and warrants for 300,000, 300,000, 300,000 and 1,751,174 shares of common stock, respectively, were not included in the computation of diluted net loss per share since their inclusion would be antidilutive. Pro forma basic and diluted net loss per share have been calculated assuming the conversion of all outstanding shares of preferred stock into common stock, as if the shares had converted immediately upon their issuance.

 Derivative Instruments and Hedging

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The new standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133, as amended by SFAS 137, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. Switchboard does not expect SFAS No. 133 to have a material effect on its financial position or results of operations.

                            SWITCHBOARD INCORPORATED

 Information as of June 30, 1999 and for the six months ended June 30, 1999 and
                               1998 is unaudited


 Other Comprehensive Income

    Comprehensive income is equal to net income for the period from inception (February 19, 1996) to December 31, 1996, the years ended December 31, 1997 and 1998 and the six months ended June 30, 1999.

C. Property and Equipment:

    Property and equipment consist of the following at:

                                                  December 31,
                                              ---------------------   June 30,
                                                1997        1998        1999
                                              ---------  ----------  ----------
   Equipment................................. $ 181,030  $  252,275  $  258,667
   Computers, peripherals and servers........   753,801   1,144,050   1,258,464
   Software..................................    16,223      16,223      35,875
                                              ---------  ----------  ----------
                                                951,054   1,412,548   1,553,006
   Accumulated depreciation..................  (428,041)   (774,247)   (953,225)
                                              ---------  ----------  ----------
        Total................................ $ 523,013  $  638,301  $  599,781
                                              =========  ==========  ==========

    Depreciation expense for the period from inception (February 19, 1996) to December 31, 1996, the years ended December 31, 1997 and 1998, and the six months ended June 30, 1998 and 1999 was $66,250, $218,348, $346,206, $148,686
and $178,978, respectively.

D. Other Assets:

    Other assets consist of the following at:

                                                      December 31,
                                                    ----------------  June 30,
                                                     1997     1998      1999
                                                    ------- -------- ----------
   Capitalized software costs, net................. $58,007 $  6,446
   Purchased technology, net.......................      --  133,333 $   83,333
   Software licenses, net..........................      --       --  1,050,000
                                                    ------- -------- ----------
        Total...................................... $58,007 $139,779 $1,133,333
                                                    ======= ======== ==========

    During 1996 and 1997, Switchboard capitalized $98,238 and $10,764 of software costs, respectively. There were no costs eligible for capitalization in 1998. Amortization expense for other assets was $10,199, $40,796, $118,228, $20,398 and $56,446 for the period from inception (February 19, 1996) to December 31, 1996, the years ended December 31, 1997 and 1998, and the six months ended June 30, 1998 and 1999, respectively.

    On May 18, 1998, Switchboard acquired the Maps On Us Internet mapping technology from Lucent Technologies Incorporated. The technology was acquired to integrate it into Switchboard's directory Web site. Switchboard paid Lucent $500,000 in cash and executed a note payable of $1,100,000 to be paid over a two-year period. The note bears interest at a rate of 6.75%. At June 30, 1999, $600,000 of principal is outstanding under the note.

                            SWITCHBOARD INCORPORATED

 Information as of June 30, 1999 and for the six months ended June 30, 1999 and
                               1998 is unaudited


    A significant portion of the technology acquired was deemed incomplete as it did not meet the criteria for capitalization. The technology was incomplete because the technology required a substantial development effort by Switchboard in order to successfully integrate the Maps On Us technology into Switchboard's Web site. In addition, the technology had no alternative future use to Switchboard inasmuch as Switchboard had acquired the technology to improve and integrate it into the Switchboard Web site and not to market it as a standalone product. Further, Switchboard had no other product, line of business or product development project that could use the technology. Therefore, Switchboard recorded a charge to product development of $1,400,000 for the purchase of incomplete technology in 1998.

E. Accrued Expenses:

    Accrued expenses consist of the following at:

                                                  December 31,
                                              ---------------------  June 30,
                                                1997       1998        1999
                                              --------- ----------- -----------
   Payroll................................... $ 151,535 $     7,695 $   161,009
   Commissions, bonus and other incentives...    70,312      81,878     126,055
   Vacation..................................        --      79,124      79,124
   Royalties.................................   148,625     847,778     334,943
   Professional services.....................    13,682      46,933     202,675
   Accrued interest..........................        --      48,125       7,708
   Other.....................................    72,481     252,427     948,789
                                              --------- ----------- -----------
   Total..................................... $ 456,635 $ 1,363,960 $ 1,860,303
                                              ========= =========== ===========

F. Convertible Promissory Notes:

    On August 29, 1997, Switchboard entered into a collateralized convertible note facility with Banyan Worldwide. The facility was initially for $3,000,000, and was increased on February 20, 1998 to $7,000,000 and on May 3, 1999 to $10,000,000. Outstanding amounts under the facility bore interest at a rate defined in the agreement and were due and payable on June 30, 2000. At December 31, 1997 and 1998, and June 30, 1999 the interest rate in effect was 5.68%, 4.33%, and 4.98%, respectively. The outstanding amount of principal and interest was convertible at the option of Banyan Worldwide into shares of Series C Convertible Preferred Stock at a rate of $4.00 per share, subject to adjustment, at any time. The entire outstanding amount of principal and interest was converted on June 30, 1999 (Note M). Switchboard may not borrow any additional amounts under this facility.

    On May 3, 1999, Switchboard entered into a second collateralized convertible note facility with Banyan Worldwide. This facility is for $5,000,000 and outstanding amounts bear interest at a rate defined in the agreement and are due and payable on June 30, 2000. At June 30, 1999, the interest rate in effect was 4.98%. The outstanding amount of principal and interest is convertible at the option of Banyan Worldwide into shares of Series D Convertible Preferred Stock at a rate of $7.50 per share, subject to adjustment, at any time and after an initial public offering is convertible into shares of common stock at the same rate. Principal and interest was converted on June 30, 1999 (Note M). The facility remains in place and the maximum remaining amount available under the facility is $4,492,220. Requests for advances under the facility may be refused by Banyan Worldwide, at its sole discretion.

                            SWITCHBOARD INCORPORATED

 Information as of June 30, 1999 and for the six months ended June 30, 1999 and
                               1998 is unaudited


G. Related Parties:

    Switchboard and Banyan Worldwide have entered into a corporate services agreement dated November 1, 1996 under which Banyan Worldwide's corporate staff provides certain administrative services, including financial and accounting, human resources and payroll advice, treasury, tax and insurance services and routine data processing, technical support and equipment maintenance services for which Switchboard pays Banyan Worldwide a monthly fee based on Switchboard's headcount. The fee is reviewed and adjusted periodically by mutual agreement of the parties. For these services, Switchboard was charged $335,229, $199,852 and $147,894 in 1997 and 1998, and the six months ended June
30, 1999, respectively. No general and administrative costs were allocated in 1996 due to limited operations at Switchboard. Management believes that the service fees charged by Banyan Worldwide are reasonable and that such fees are representative of the expenses Switchboard would have incurred on a stand-alone basis. The corporate services agreement extends for a period of three years and thereafter on a year-to-year basis, but can be terminated upon ninety days written notice from Switchboard to Banyan Worldwide.

    For additional items such as development of data processing systems and programs, legal support, support in financing and acquisition transactions, general executive and management services, and support for contract bidding, Switchboard is charged based on Banyan Worldwide's labor costs for the employee performing the services. Further, Switchboard reimburses Banyan Worldwide for its pro rata share of telephone, photocopying, postage and employee benefit plan expenses.

    Switchboard leases the space it occupies under an agreement with Banyan Worldwide. Switchboard pays Banyan Worldwide rent in an amount that is approximately equal to its pro rata share of Banyan Worldwide's occupancy costs. Switchboard's share of Banyan Worldwide's occupancy costs was $184,464, $172,501, and $97,578 in 1997 and 1998 and the six months ended June 30, 1999, respectively.

H. Strategic Alliance:

    As of November 6, 1996, Switchboard entered into an agreement with America Online, Inc. ("AOL") and Digital City Inc. ("DCI") whereby Switchboard provided yellow pages and white pages services on the AOL service. Under the terms of the agreement, Switchboard derived advertising revenue based on the sale of advertising by Switchboard, AOL and DCI. The agreement was to extend until December 31, 1997. As of December 31, 1997, the November 1996 agreement was replaced by two agreements, one for the promotion of Switchboard's yellow pages service on certain AOL properties and the other for similar promotion of Switchboard's white pages service. These agreements were to extend until December 31, 1998.

    In 1998, AOL terminated each agreement, and removed Switchboard from its Web site in November and December 1998. On December 31, 1998, Switchboard, AOL and DCI agreed to a settlement to resolve the amounts due between the parties. According to the terms of the settlement, Switchboard was required to pay AOL $839,194 for certain carriage payments and other amounts due, and DCI was required to pay Switchboard $116,064 for publication fees. Additionally, AOL was required to pay Switchboard $500,000, of which $200,000 is to be paid in the form of advertising inventory on certain AOL properties or, to the extent that such advertising inventory has not been provided by the end of a two-year period, in cash. The amounts due from AOL were recorded as revenue in 1998. As of June 30, 1999, the $200,000 has not yet been paid.

I. CBS Advertising, Promotion and License Agreement:

    As of June 30, 1999, Switchboard and CBS Corporation ("CBS") consummated an agreement under which CBS acquired a 35% equity stake in Switchboard, through the issuance of 7,463,216 shares of Switchboard common stock and one share of Series E Special Voting Preferred Stock (Notes L and M). In

                            SWITCHBOARD INCORPORATED

 Information as of June 30, 1999 and for the six months ended June 30, 1999 and
                               1998 is unaudited

exchange, Switchboard received $5,000,000 in cash and will receive advertising and promotional value over a term of seven years, across the full range of CBS media properties, as well as those of its radio and outdoor subsidiary, Infinity Broadcasting Corporation. As part of the transaction, CBS was also issued warrants to purchase up to an additional 1,066,174 shares of Switchboard common stock at a per share exercise price of $1.00, which would increase its ownership position in Switchboard to 40%. The warrants are not exercisable by CBS until the earlier of (i) June 30, 2001 or (ii) the closing of an initial public offering of Switchboard's common stock and are not exercisable after the earlier of (i) the second anniversary of an initial public offering of Switchboard's common stock or (ii) June 30, 2004. The number of shares of common stock and warrants issued to CBS are subject to antidilution provisions.

    The Advertising and Promotion Agreement dated as of June 30, 1999 provides advertising with a future value of $95 million to Switchboard over a seven-year period, subject to one year renewals upon the mutual written agreement of Switchboard, Banyan and CBS. The net present value of the advertising has been recorded as a contribution receivable for the common stock issued. The contribution receivable will be reduced as Switchboard utilizes advertising based on the proportion of advertising provided to the total amount to be provided over the seven-year term. CBS is required to provide advertising and promotion services on an annual basis as follows:

       Contract Year Ended June 30,
       ----------------------------
          2000.....................................................  $13 million
          2001.....................................................  $13 million
          2002.....................................................  $13 million
          2003.....................................................  $14 million
          2004.....................................................  $14 million
          2005.....................................................  $14 million
          2006.....................................................  $14 million

    The value of advertising provided will be based on the average paid unit price, excluding barter, for similar services provided to third parties during the month prior to the delivery of the advertising services. Switchboard may elect to defer to a subsequent contract year up to 35% of the advertising and promotional value, provided, however, that CBS not be required to provide advertising and promotional value in excess of $18,900,000 in any given contract year.

    Switchboard is required to pay CBS a 25% revenue share on the net advertising revenues derived from the sale of advertising displayed to CBS users through the co-branded interfaces or vertical guides during the term of the agreement. Additionally, Switchboard is required to pay a 12% sales commission for advertising sold by CBS on the Switchboard Web site, or on advertisements displayed to CBS users through co-branded interfaces or vertical guides. In the event that the agreement is terminated by Switchboard for cause, as defined in the agreement, in lieu of performing the advertising and promotional obligations CBS may elect to pay in cash the difference between $95 million and the amount of promotional value provided to date. CBS may pay the cash over the original term of the agreement or in a lump sum payment equal to the net present value of the amount due.

    CBS, Banyan Worldwide and Switchboard also entered into a License Agreement dated as of June 30, 1999 which provides a ten-year license, subject to extension, to Switchboard for the utilization of the CBS trademarks in identifying, marketing and promoting the Switchboard Web site. If Switchboard terminates the agreement for cause, as defined in the agreement, CBS must pay $3.5 million to Switchboard for each year remaining in the agreement at the date of termination.

                            SWITCHBOARD INCORPORATED

 Information as of June 30, 1999 and for the six months ended June 30, 1999 and
                               1998 is unaudited


    Additionally, Banyan Worldwide issued a common stock purchase warrant to CBS on June 30, 1999, whereby CBS received warrants to purchase 250,000 shares of Banyan Worldwide's common stock at $11.27 per share. Switchboard has recorded the fair value of the Banyan Worldwide warrants based on the Black-Scholes model as a common stock issuance cost of $375,000.

J. Commitments and Contingencies:

    Switchboard's facilities are provided by Banyan Worldwide as part of the corporate services agreement, which is renegotiated on a periodic basis (Note
G).

K. Income Taxes:

    The provision for income taxes consists of the following:

                                Period from
                                 Inception           Years Ended        Six Months
                            (February 19, 1996)     December 31,          Ended
                              to December 31,   ----------------------   June 30,
                                   1996            1997        1998        1999
                            ------------------- -----------  ---------  ----------
   Deferred tax benefit....      $(591,000)     $(2,087,000) $(772,000)  $(37,000)
   Valuation allowance.....      $ 591,000        2,087,000    772,000     37,000
                                 ---------      -----------  ---------   --------
                                       --                --         --         --
                                 =========      ===========  =========   ========

    Switchboard's effective tax rate varies from the statutory rate as follows:

                                Period from
                                 Inception
                            (February 19, 1996)  Years Ended
                                    to          December 31,      Six Months Ended
                               December 31,     ---------------       June 30,
                                   1996          1997     1998          1999
                            ------------------- ------   ------   ----------------
   Federal income tax
     rate..................        (34.0)%       (34.0)%  (34.0)%      (34.0)%
   State taxes.............         (6.1)%        (6.1)%   (2.2)%       (0.5)%
   Use of net operating
     losses by Banyan
     Worldwide.............          1.1 %         0.9 %   21.9 %       31.7 %
   Valuation allowance.....         39.0 %        39.2 %   14.3 %        2.8 %
                                   -----        ------   ------        -----
                                     0.0 %         0.0 %    0.0 %        0.0 %
                                   =====        ======   ======        =====

                            SWITCHBOARD INCORPORATED

 Information as of June 30, 1999 and for the six months ended June 30, 1999 and
                               1998 is unaudited


    Based on Switchboard's current financial status, realization of Switchboard's deferred tax assets is uncertain and, accordingly, a valuation allowance for the entire deferred tax asset amount has been recorded. The components of the net deferred tax asset (liability) and the related valuation allowance are as follows:

                                              December 31,
                                         ------------------------   June 30,
                                            1997         1998         1999
                                         -----------  -----------  -----------
   Deferred tax assets:
    Net operating loss carryforwards.... $ 2,686,000  $ 2,935,000  $ 2,935,000
    Writeoff of technology..............          --      562,000      592,000
    Allowance for doubtful accounts.....          --      121,000      113,000
    Accrued compensation................      20,300       60,000       73,000
    Other...............................      (4,300)          --           --
                                         -----------  -----------  -----------
                                           2,702,000    3,678,000    3,713,000
   Deferred tax liability:
    Capitalized software................     (23,000)      (3,000)          --
                                         -----------  -----------  -----------
                                             (23,000)      (3,000)          --
   Less valuation allowance.............  (2,679,000)  (3,675,000)  (3,713,000)
                                         -----------  -----------  -----------
     Net deferred tax assets............          --           --           --
                                         ===========  ===========  ===========

    Of the $3,713,000 valuation allowance at June 30, 1999, $226,000 relating to deductions for nonqualified stock options will be credited to paid-in capital, if realized.

    As of June 30, 1999, Switchboard has federal and state net operating loss carryforwards of approximately $7,277,000, which begin to expire in 2011 and 2001, respectively. Switchboard's available net operating loss carryforwards have been reduced by approximately $1,657,000 due to the utilization of the net operating losses in Banyan Worldwide's consolidated 1998 tax return.

    Ownership changes resulting from Switchboard's issuance of capital stock may limit the amount of net operating loss carryforwards that can be utilized annually to offset future taxable income. The amount of the annual limitation is determined based upon the Switchboard's value immediately prior to the ownership change. Subsequent significant changes in ownership could further affect the limitation in the future.

L. Common Stock and Common Stock Warrants:

    In 1996, Banyan Worldwide assigned all of its rights, titles and interest in the Switchboard software to Switchboard, transferred net assets including accounts receivable, property and equipment, capitalized software costs, and deferred revenue, valued at $546,478 and settled advances of $697,093 from Banyan Worldwide in exchange for 7,000,000 shares of Switchboard common stock.

    In November 1997, Switchboard entered into a technology development and marketing agreement with a software provider. Under the terms of the agreement, Switchboard received certain rights in the technology of the software provider and certain services from the software provider to further develop the technology. Upon the initial delivery of the technology, Switchboard issued a warrant to purchase 300,000 shares of common stock at $2.00 per share. The warrants were fully vested at the issue date. The fair value of the warrant at the time of issuance was estimated to be $192,600 using the Black-Scholes model. The fair value was recorded as product development expense at the date of issuance, because the technology had not reached technological feasibility.

    The software provider agreement provided for an additional issuance of equity in Switchboard upon delivery of the next release of the technology in accordance with jointly developed specifications, either in the

                            SWITCHBOARD INCORPORATED

 Information as of June 30, 1999 and for the six months ended June 30, 1999 and
                               1998 is unaudited

form of a warrant for or shares of common stock. In May 1999, Switchboard issued 140,000 shares of common stock to the software provider upon acceptance of the technology by Switchboard. Switchboard capitalized $1,050,000, the fair value of Switchboard common stock on the date of issuance, as the technology had reached technological feasibility, and is amortizing that value over a two-year period.

    In March 1999, in connection with a co-branded website and linking agreement ("Web site Agreement") with a joint venture customer, Switchboard issued a series of warrants for 385,000 shares of common stock at $8.00 per share. The Web site Agreement expires on October 31, 2000, except in the event of the dissolution of the joint venture. In that case, the Web site Agreement will terminate at the time of the joint venture dissolution, provided that the customer informs Switchboard of the joint venture dissolution before December 1, 1999. If the customer terminates the agreement for any reason other than cause or the dissolution of the joint venture, the customer will be required to pay $200,000 to Switchboard.

    At the execution of the Web site Agreement, warrants to purchase up to an aggregate of 233,750 shares of common stock vested immediately ("Initial Warrants"). The warrants for the remaining shares ("Additional Warrants") vest on December 31, 1999, provided that the joint venture is not dissolved. The value of the Initial Warrants was estimated to be $200,558 on the date of issuance using the Black-Scholes model and is being amortized as sales and marketing expense over the nineteen-month term of the Web site Agreement. The value of the Additional Warrants was estimated to be $129,773 on the date of issuance using the Black-Scholes model. The value of the Additional Warrants will be adjusted to market at each balance sheet date until December 31, 1999 and is being amortized as sales and marketing expense over the nineteen-month term of the Web site Agreement. On June 30, 1999, the total value of the Additional Warrants was $663,885.

    In June 1999, Switchboard issued 7,463,216 shares of common stock and a warrant to purchase up to 1,066,174 shares of common stock to CBS Corporation (Note I).

M. Preferred Stock and Preferred Stock Warrants:

    A summary of redeemable convertible preferred stock activity for the period from inception (February 19, 1996) to December 31, 1996, the years ended December 31, 1997, and 1998 and the six months ended June 30, 1999 (unaudited) is as follows:

                              Series A            Series C           Series D
                             Redeemable          Redeemable         Redeemable
                            Convertible          Convertible        Convertible
                          Preferred Stock      Preferred Stock    Preferred Stock
                         ------------------ --------------------- ---------------
                         Shares    Amount    Shares     Amount    Shares  Amount     Total
                         ------- ---------- --------- ----------- ------ -------- -----------
Issuance of Series A
 redeemable convertible
 preferred stock,....... 750,000 $3,000,000                                       $ 3,000,000
Accrued dividends for
  preferred
  stockholders..........             58,386                                            58,386
                         ------- ----------                                       -----------
Balance at December 31,
  1996.................. 750,000  3,058,386                                         3,058,386
Accrued dividends for
  preferred
  stockholders..........            307,500                                           307,500
                         ------- ----------                                       -----------
Balance at December 31,
  1997.................. 750,000  3,365,886                                         3,365,886
Accrued dividends for
  preferred
  stockholders..........            292,500                                           292,500
                         ------- ----------                                       -----------
Balance at December 31,
  1998.................. 750,000  3,658,386                                         3,658,386
Conversion of amounts
 due to parent and
 convertible promissory
 notes..................                    2,655,916 $10,623,664 87,345 $655,088  11,278,752
Accrued dividends for
  preferred
  stockholders..........            147,945                 5,902             364     154,211
                         ------- ---------- --------- ----------- ------ -------- -----------
Balance at June 30,
  1999.................. 750,000 $3,806,331 2,655,916 $10,629,566 87,345 $655,452 $15,091,349
                         ======= ========== ========= =========== ====== ======== ===========

                            SWITCHBOARD INCORPORATED

 Information as of June 30, 1999 and for the six months ended June 30, 1999 and
                               1998 is unaudited

    Switchboard is authorized to issue 10,000,000 shares of preferred stock, $0.01 par value, 750,000 of which are designated as Series A Convertible Preferred Stock ("Series A Preferred Stock"), 1,500,000 of which are designated as Series B Convertible Preferred Stock ("Series B Preferred Stock"), 4,000,000 of which are designated as Series C Convertible Preferred Stock ("Series C Preferred Stock"), 1,500,000 of which are designated as Series D Convertible Preferred Stock ("Series D Preferred Stock") and one of which is designated as Series E Special Voting Preferred Stock ("Series E Preferred Stock").

    At June 30, 1999, Switchboard had 3,493,262 shares of common stock reserved for conversion of the preferred stock.

 Series A, B, C and D Preferred Stock

    The Series A, B, C and D Preferred Stock is voting. Dividends may be declared and paid when determined by the Board of Directors. The Series A, B, C and D Preferred Stock is convertible at any time by the holders, at the then applicable conversion rate adjusted from time to time (one to one on the date of issuance). Upon liquidation, the holders of the Series A, B, C and D Preferred Stock are entitled to receive, out of funds then generally available, an amount equal to $4.00 per share in the case of Series A Preferred Stock and Series C Preferred Stock, $6.00 per share in the case of Series B Preferred Stock and $7.50 per share in the case of Series D Preferred Stock, plus any declared and unpaid dividends. Following payment to holders of all other classes of preferred stock, the Series A, B, C and D Preferred Stock holders are then entitled to share in the remaining available funds on an "as if converted" basis.

    Shares of the Series A, B, C and D Preferred Stock automatically convert into common stock upon the closing of a qualified initial public offering.

    In the case of a liquidation due to a consolidation or merger of Switchboard with or into another company in which Switchboard is not the surviving entity, the holders of Series A, B, C and D Preferred Stock can elect to convert their shares of preferred stock into the shares of stock or other securities of the surviving entity in lieu of receiving cash payments.

    At the option of the holders of preferred stock, Switchboard is required to redeem the Series A, B, C and D Preferred Stock at a price equal to $4.00, $6.00, $4.00 and $7.50, respectively, plus accrued interest at the prime rate plus 2% (10.0% on June 30, 1999), plus any declared and unpaid dividends, in three equal annual payments, plus interest thereon, beginning June 30, 2000. The accrued interest is recorded as accrued dividends to preferred stockholders in the statement of operations.

    In November 1996, Switchboard issued 750,000 shares of Series A Preferred Stock at $4.00 per share to American Online, Inc. ("AOL") and Digital City Inc. ("DCI") for total consideration of $3,000,000. In connection with this transaction, Switchboard issued warrants to each of AOL and DCI to purchase shares of Series B Preferred Stock equal to 3.75% of Switchboard's capital stock on the date of exercise, on a fully diluted basis. The per share exercise price is equal to $60 million divided by the number of fully diluted shares of Switchboard's capital stock on the date of exercise, and is subject to adjustment. The warrant expires at the earlier of (i) the date on which AOL ceases to promote Switchboard through a link to the Switchboard Web site through the AOL service or AOL.com or (ii) November 5, 2000. The warrant to DCI expired unexercised on December 31, 1997. AOL has indicated in the past that its warrant is still outstanding; however, management believes that the warrant to AOL expired, pursuant to its terms.

    No shares of Series B Preferred Stock have been issued to date.

                            SWITCHBOARD INCORPORATED

 Information as of June 30, 1999 and for the six months ended June 30, 1999 and
                               1998 is unaudited

    In June 1999, Switchboard issued 2,655,916 shares of Series C Preferred Stock and 87,345 shares of Series D Preferred Stock to Banyan Worldwide upon the conversion of outstanding convertible promissory notes outstanding (Note
F).

 Series E Preferred Stock

    On June 30, 1999, Switchboard issued one share of Series E Preferred Stock to CBS Corporation ("CBS") in connection with the Advertising, Promotion and License Agreements (Note I).

    The Series E Preferred Stock is voting. Additionally, the holder of the Series E Preferred Stock, voting as a separate class, shall be entitled to elect a certain number directors, depending on whether the license agreement between CBS and Switchboard remains in effect and the percentage ownership in Switchboard that CBS holds. The Series E Preferred Stock is convertible at any time by CBS. The share of Series E Preferred Stock will automatically be converted to one share of common stock (i) on the date both the license agreement is no longer in effect and CBS's fully diluted ownership interest in Switchboard equals zero; (ii) on the date a competitor of Switchboard acquires a direct or indirect beneficial ownership interest of more than 30% of the outstanding shares of common stock, or securities representing, in the aggregate of more than 30% of the voting power of CBS, or all or substantially all of CBS's assets; or (iii) the date on which the outstanding share of Series E Preferred Stock is held by any person or entity other than CBS or its affiliates. The Series E Preferred Stock is junior to the Series A, B, C and D Preferred Stock with respect to redemption rights and the right to receive either dividends or amounts distributable upon liquidation, dissolution or winding up of Switchboard.

N. Stock Option Plans:

    The 1996 Stock Incentive Plan (the "1996 Option Plan") was adopted by the Board of Directors and received stockholder approval in February 1996. A total of 3,000,000 shares of common stock are reserved for issuance under the 1996 Option Plan. As of June 30, 1999, 1,425,824 shares of Switchboard common stock had been granted under the 1996 Option Plan. Generally the options vest over four years.

                                                                        Weighted
                                                                        Average
                                                                        Exercise
                                                              Shares     Price
                                                             ---------  --------
   Granted..................................................   837,000   $1.00
   Outstanding at December 31, 1996.........................   837,000    1.00
   Granted..................................................   336,000    1.44
   Canceled.................................................  (166,000)   1.00
                                                             ---------   -----
   Outstanding at December 31, 1997......................... 1,007,000    1.15
   Granted..................................................   522,875    2.17
   Exercised................................................   (13,250)   1.00
   Canceled.................................................  (359,250)   1.53
                                                             ---------   -----
   Outstanding at December 31, 1998......................... 1,157,375    1.49
   Granted..................................................   326,950    7.50
   Exercised................................................   (18,749)   1.41
   Canceled.................................................   (71,751)   1.84
                                                             ---------   -----
   Outstanding at June 30, 1999............................. 1,393,825   $2.88
                                                             =========   =====

    As of June 30, 1999, 1,574,176 shares were available for grant under the 1996 Option Plan.

                            SWITCHBOARD INCORPORATED

 Information as of June 30, 1999 and for the six months ended June 30, 1999 and
                               1998 is unaudited


    The following table summarizes information about the stock options at June 30, 1999:

                                    Options Outstanding        Options Exercisable
                              -------------------------------- --------------------
                                           Weighted
                                            Average   Weighted             Weighted
                                           Remaining  Average              Average
                                Number    Contractual Exercise   Number    Exercise
   Range of Exercise Prices   Outstanding    Life      Price   Exercisable  Price
   ------------------------   ----------- ----------- -------- ----------- --------
   $1.00--2.50.............    1,065,000      8.1      $ 1.46    430,872    $ 1.29
     7.5--8.00.............      328,825      9.8      $ 7.50         --        --

    Had compensation cost for Switchboard's stock option plan been determined based on the fair value at the grant date for awards in 1996, 1997 and 1998 and the six months ended June 30, 1999, consistent with the provisions of SFAS 123, Switchboard's net loss and basic and diluted net loss per share would have been increased to the pro forma amounts indicated below:

                           Period from
                       Inception (February                   Year Ended December 31,
                          19, 1996) to          -----------------------------------------------------      Six Months Ended
                        December 31, 1996                 1997                        1998                   June 30, 1999
                    --------------------------  --------------------------  -------------------------  --------------------------
                    As Reported    Pro Forma    As Reported    Pro Forma    As Reported   Pro Forma    As Reported    Pro Forma
                    ------------  ------------  ------------  ------------  -----------  ------------  ------------  ------------
   Net loss........ $ (1,573,606) $ (1,578,884) $ (5,636,912) $ (5,779,334) $(5,657,562) $ (5,944,629) $ (1,472,471) $ (1,736,795)
   Basic and
    diluted loss
    per share...... $      (0.22) $      (0.23) $      (0.81) $      (0.83) $     (0.81) $      (0.85) $      (0.21) $      (0.25)

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in each of the following periods:

                                 Period from        Year Ended
                                  Inception        December 31,    Six Months
                             (February 19, 1996)  ---------------     Ended
                             to December 31, 1996  1997    1998   June 30, 1999
                             -------------------- ------- ------- -------------
   Dividend yield...........          0%            0%      0%         0%
   Expected volatility......         90%            90%     90%        90%
   Risk for interest rate...        6.42%          6.16%   5.48%      5.22%
   Expected lives...........       8 years        7 years 6 years    5 years

    The weighted average grant date fair values using the Black-Scholes option pricing model were $0.84, $1.17, $1.66, and $5.43 during the period from inception (February 19, 1996) to December 31, 1996, the years ended December 31, 1997 and 1998 and the six months ended June 30, 1999. The effects of applying SFAS 123 in this disclosure were not indicative of future amounts. Additional grants in future years are anticipated.

O. Subsequent Events:

    In October 1999, the Board of Directors approved the amendment and restatement of the Certificate of Incorporation to authorize capitalization of Switchboard of 85,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share. The amendment will be effective upon the closing of an initial public offering and the conversion of all the outstanding shares of Series A, B, C and D Preferred Stock to common stock. Switchboard also adopted the 1999 Stock Incentive Plan and the 1999 Employee Stock Purchase Plan. A total of 1,500,000 and 300,000, respectively, shares of common stock have been reserved for issuance under the two plans.

                              [Inside Back Cover]

                                 [Back Cover]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

    The following table sets forth the various expenses, all of which will be borne by the Registrant, in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the Securities and Exchange Commission registration fee and the NASD filing fee.

      SEC registration fee.............................................  $16,680
      NASD filing fee..................................................    6,500
      Nasdaq National Market listing fee...............................
      Blue Sky fees and expenses.......................................
      Transfer Agent and Registrar fees................................
      Accounting fees and expenses.....................................
      Legal fees and expenses..........................................
      [Director and Officer Liability Insurance].......................
      Printing and mailing expenses....................................
      Miscellaneous....................................................
                                                                         -------
        Total..........................................................  $
                                                                         =======

Item 14. Indemnification of Directors and Officers

    Article SEVENTH of the Registrant's amended and restated certificate of incorporation provides that no director of the Registrant shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

    Article EIGHTH of the Registrant's amended and restated certificate of incorporation provides that a director or officer of the Registrant:

    (a) shall be indemnified by the Registrant against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and

    (b) shall be indemnified by the Registrant against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Registrant brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses.

    Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Registrant against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

    Indemnification is required to be made unless the Registrant determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

    Article EIGHTH of the Registrant's amended and restated certificate of incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers the Registrant must indemnify those persons to the fullest extent permitted by such law as so amended.

    Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

    Under the Underwriting Agreement, the underwriters are obligated, under certain circumstances, to indemnify directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of Underwriting Agreement filed as Exhibit 1 hereto.

Item 15. Recent Sales of Unregistered Securities

    Certain Sales of Securities. Since July 1996, the Registrant has issued the following securities that were not registered under the Securities Act, as summarized below.

    (a) Issuances of capital stock.

  1. On April 18, 1996, the Registrant issued and sold 10 shares of its common stock to Banyan Worldwide for nominal consideration, in connection with its formation.

  2. On November 5, 1996, the Registrant issued and sold 6,999,990 shares of its common stock to Banyan Worldwide in consideration for the transfer of its core technologies and other assets.

  3. On November 5, 1996, the Registrant issued and sold an aggregate of 750,000 shares of its Series A Convertible Preferred Stock, $0.01 par value per share, to Digital City Inc. and America Online, Inc. (375,000 shares to each entity) for an aggregate purchase price of $3,000,000, pursuant to a Series A Preferred Stock Purchase Agreement.

  4. On May 4, 1999, the Registrant issued and sold 140,000 shares of its common stock to Continuum Software Inc. in consideration for delivery of a subsequent technology release Marketing Agreement, dated as of November 7, 1997.

  5. On June 30, 1999, the Registrant issued and sold 7,463,216 shares of its common stock and one share of its Series E Special Voting Preferred Stock to CBS Corporation for consideration of $5 million in cash, advertising and promotion value and a license to use the "CBS" trademarks, and "eye" device pursuant to a Common Stock and Warrant Purchase Agreement.

  6. On June 30, 1999, the Registrant issued 2,655,916 shares of its Series C Convertible Preferred Stock to Banyan Worldwide in connection with the conversion of a Convertible Secured Note issued by the Registrant on August 29, 1997, with a principal and interest balance of $10,623,664 on the date of conversion.

  7. On June 30, 1999, the Registrant issued 87,345 shares of its Series D Convertible Preferred Stock to Banyan Worldwide in connection with the conversion of a Convertible Secured Note issued by the Registrant on May 3, 1999, with a principal and interest balance of $655,089 on the date of conversion.

  8. On July 21, 1999, the Registrant issued 1,875 shares of its common stock to an executive search firm pursuant to a stock option exercise, for a purchase price of $15,000.

  9. Since January 1998, the Registrant has issued and sold 53,499 shares of common stock to employees of the Registrant pursuant to stock option exercises, for an aggregate purchase price of $77,185.

    (b) Stock option grants.

    Since the adoption of the 1996 Stock Incentive Plan, the Registrant granted options to purchase an aggregate of 2,929,600 shares of its common stock, net of cancellations of 661,851 options and exercises of 55,374 options at a per share weighted average exercise price of $1.66.


    (c) Grants of other securities.

  1. On December 31, 1997, the Registrant issued a common stock purchase warrant to Continuum Software Inc. to purchase 300,000 shares of its common stock at an exercise price of $2.00 per share.

  2. On March 31, 1999, the Registrant issued a common stock purchase warrant to US West Dex, Inc. to purchase 96,250 shares of its common stock at an exercise price of $8.00 per share.

  3. On March 31, 1999, the Registrant issued a common stock purchase warrant to Ameritech Interactive Media, Inc. to purchase 96,250 shares of its common stock at an exercise price of $8.00 per share.

  4. On March 31, 1999, the Registrant issued a common stock purchase warrant to Intelligent Media Ventures, Inc. to purchase 96,250 shares of its common stock at an exercise price of $8.00 per share.

  5. On April 13, 1999, the Registrant issued a common stock purchase warrant to SBC Communications Inc. to purchase 96,250 shares of its common stock at an exercise price of $8.00.

  6. On June 30, 1999, the Registrant issued a common stock purchase warrant to CBS Corporation to purchase 1,066,174 shares of its common stock at an exercise price of $1.00 per share.

    No underwriters were involved in any of the foregoing sales of securities. Such sales were made in reliance upon an exemption from the registration provisions of the Securities Act set forth in Section 4(2) thereof relative to sales by an issuer not involving any public offering or the rules and regulations thereunder, or, in the case of the options to purchase common stock described in paragraph (b) above, Rule 701 of the Securities Act. All of the foregoing securities are deemed restricted securities for the purposes of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

    (a) Exhibits

 Exhibit
   No.                                 Description
 -------                               -----------
   1*    Form of Underwriting Agreement.

   3.1*  Certificate of Incorporation of the Registrant, as amended.
   3.2*  Amended and Restated Certificate of Incorporation of the Registrant.

   3.3*  Amended and Restated By-Laws of the Registrant.

   4* Specimen certificate for shares of Common Stock, $0.01 par value per share, of the Registrant.

   5*    Opinion of Hale and Dorr LLP.

  10.1 1996 Stock Incentive Plan, as amended, including forms of stock option agreement for incentive and nonstatutory stock options.

  10.2 1999 Stock Incentive Plan, including forms of stock option agreement for incentive and nonstatutory stock options.

  10.3   1999 Employee Stock Purchase Plan.

  10.4 Common Stock and Warrant Purchase Agreement, as amended, by and among Switchboard Incorporated, Banyan Worldwide and CBS Corporation, dated
         June 1, 1999 (Incorporated herein by reference to Exhibit 10.1 of
         Banyan System Incorporated's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, File No. 000-20364, filed August 16, 1999
         (the "August 16, 1999 Banyan Worldwide 10-Q")).

  10.5   Advertising and Promotion Agreement by and among Switchboard
         Incorporated, Banyan Worldwide and CBS Corporation, dated June 30,
         1999 (Incorporated by reference to Exhibit 10.3 of the August 16, 1999
         Banyan Worldwide 10-Q).

  10.6   License Agreement by and between Switchboard Incorporated and CBS
         Corporation, dated June 30, 1999 (Incorporated by reference to Exhibit
         10.4 of the August 16, 1999 Banyan Worldwide 10-Q).

  10.7   Common Stock Purchase Warrant issued by Switchboard Incorporated to
         CBS Corporation, dated June 30, 1999 (Incorporated by reference to
         Exhibit 10.2 of the August 16, 1999 Banyan Worldwide 10-Q).

  10.8 Registration Rights Agreement by and between Switchboard Incorporated and CBS Corporation, dated June 30, 1999.

  10.9   Right of First Refusal Agreement by and among Switchboard
         Incorporated, Banyan Worldwide and CBS Corporation, dated June 30,
         1999.

 10.10   Reserved.

 10.11   Stockholders' Voting Agreement by and among Switchboard Incorporated,
         Banyan Worldwide and CBS Corporation, dated June 30, 1999.

 10.12   Common Stock Purchase Warrant issued by Switchboard Incorporated to
         Continuum Software Inc., dated December 31, 1997.

 10.13 Registration Rights Agreement by and between Switchboard Incorporated and Continuum Software Inc., dated December 31, 1997.

 10.14   Common Stock Purchase Warrant issued by Switchboard Incorporated to US
         WEST Dex, Inc., dated March 31, 1999.

 10.15   Common Stock Purchase Warrant issued by Switchboard Incorporated to
         Ameritech Interactive Media, Inc., dated March 31, 1999.

 10.16   Common Stock Purchase Warrant issued by Switchboard Incorporated to
         Intelligent Media Ventures, Inc., dated March 31, 1999.


 Exhibit
   No.                                 Description
 -------                               -----------
 10.17   Common Stock Purchase Warrant issued by Switchboard Incorporated to
         SBC Communications Inc., dated April 13, 1999.

 10.18 Amended and Restated Registration Rights Agreement, as amended, by and among Switchboard Incorporated, America Online, Inc., Digital City
         Inc. and Banyan Worldwide, dated February 20, 1998.

 10.19   Amended and Restated Registration Rights Agreement by and between
         Switchboard Incorporated and Banyan Worldwide, dated May 3, 1999.

 10.20   Services Agreement between Switchboard Incorporated and Banyan
         Worldwide, dated November 1, 1996.

 10.21*  Database License Agreement, as amended, by and between Switchboard
         Incorporated and infoUSA Inc., dated December 31, 1997.

 10.22*  Internet Provider Agreement, as amended, by and between Switchboard
         Incorporated and Etak, Inc., dated November 25, 1996.
 21      Subsidiaries of the Registrant.

 23.1    Consent of PricewaterhouseCoopers LLP.

 23.2*   Consent of Hale and Dorr LLP (included in Exhibit 5).

 24      Power of Attorney (included on page II-8).

 27.1    Financial Data Schedule for the ten months ended December 31, 1996.

 27.2 Financial Data Schedule for the fiscal years ended December 31, 1997 and 1998.
 27.3    Financial Data Schedule for the six months ended June 30, 1998 and
         1999.

--------
*   To be filed by amendment.

(b) Financial Statement Schedules

    All other schedules have been omitted because they are not required or because the required information is given in the Registrant's consolidated financial statements or notes to those statements.

Item 17. Undertakings

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions contained in the Amended and Restated Certificate of Incorporation of the Registrant and the laws of the State of Delaware, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    The undersigned Registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURE

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Boston, Massachusetts, on this 29th day of October, 1999.

                                          Switchboard Incorporated

                                             /s/ Douglas J. Greenlaw
                                          By:
                                            -----------------------------------
                                             Douglas J. Greenlaw
                                             Chief Executive Officer

                        POWER OF ATTORNEY AND SIGNATURES

    We, the undersigned officers and directors of Switchboard Incorporated, hereby severally constitute and appoint Douglas J. Greenlaw, Dean Polnerow, John P. Jewett and Virginia K. Kapner, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-1 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement, and any subsequent Registration Statement for the same offering which may be filed under Rule 462(b), and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Switchboard Incorporated to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto or to any subsequent Registration Statement for the same offering which may be filed under Rule 462(b).

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----
       /s/ Douglas J. Greenlaw         Chief Executive Officer     October 29, 1999
______________________________________  (Principal Executive
         Douglas J. Greenlaw            Officer)

          /s/ Dean Polnerow            President and Director      October 29, 1999
______________________________________
            Dean Polnerow

          /s/ John P. Jewett           Vice President, Chief       October 29, 1999
______________________________________  Financial Officer,
            John P. Jewett              Treasurer and Secretary
                                        (Principal Financial
                                        Officer and Principal
                                        Accounting Officer)

         /s/ William P. Ferry          Chairman of the Board of    October 29, 1999
______________________________________  Directors
           William P. Ferry

       /s/ Richard M. Spaulding        Director                    October 29, 1999
______________________________________
         Richard M. Spaulding

         /s/ David N. Strohm           Director                    October 29, 1999
______________________________________
           David N. Strohm

       /s/ Robert M. Wadsworth         Director                    October 29, 1999
______________________________________
         Robert M. Wadsworth

       /s/ Fredric G. Reynolds         Director                    October 29, 1999
 _____________________________________
         Fredric G. Reynolds

         /S/ Daniel R. Mason           Director                    October 29, 1999
______________________________________
           Daniel R. Mason

                                 EXHIBIT INDEX

 Exhibit
   No.                                 Description
 -------                               -----------
   1*    Form of Underwriting Agreement.

   3.1*  Certificate of Incorporation of the Registrant, as amended.
   3.2*  Amended and Restated Certificate of Incorporation of the Registrant.

   3.3*  Amended and Restated By-Laws of the Registrant.

   4* Specimen certificate for shares of Common Stock, $0.01 par value per share, of the Registrant.

   5*    Opinion of Hale and Dorr LLP.

  10.1 1996 Stock Incentive Plan, as amended, including forms of stock option agreement for incentive and nonstatutory stock options.

  10.2 1999 Stock Incentive Plan, including forms of stock option agreement for incentive and nonstatutory stock options.

  10.3   1999 Employee Stock Purchase Plan.

  10.4 Common Stock and Warrant Purchase Agreement, as amended, by and among Switchboard Incorporated, Banyan Worldwide and CBS Corporation, dated
         June 1, 1999 (Incorporated herein by reference to Exhibit 10.1 of
         Banyan System Incorporated's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, File No. 000-20364, filed August 16, 1999
         (the "August 16, 1999 Banyan Worldwide 10-Q")).

  10.5   Advertising and Promotion Agreement by and among Switchboard
         Incorporated, Banyan Worldwide and CBS Corporation, dated June 30,
         1999 (Incorporated by reference to Exhibit 10.3 of the August 16, 1999
         Banyan Worldwide 10-Q).

  10.6   License Agreement by and between Switchboard Incorporated and CBS
         Corporation, dated June 30, 1999 (Incorporated by reference to Exhibit
         10.4 of the August 16, 1999 Banyan Worldwide 10-Q).

  10.7   Common Stock Purchase Warrant issued by Switchboard Incorporated to
         CBS Corporation, dated June 30, 1999 (Incorporated by reference to
         Exhibit 10.2 of the August 16, 1999 Banyan Worldwide 10-Q).

  10.8 Registration Rights Agreement by and between Switchboard Incorporated and CBS Corporation, dated June 30, 1999.

  10.9   Right of First Refusal Agreement by and among Switchboard
         Incorporated, Banyan Worldwide and CBS Corporation, dated June 30,
         1999.

 10.10   Reserved.

 10.11   Stockholders' Voting Agreement by and among Switchboard Incorporated,
         Banyan Worldwide and CBS Corporation, dated June 30, 1999.

 10.12   Common Stock Purchase Warrant issued by Switchboard Incorporated to
         Continuum Software Inc., dated December 31, 1997.

 10.13 Registration Rights Agreement by and between Switchboard Incorporated and Continuum Software Inc., dated December 31, 1997.

 10.14   Common Stock Purchase Warrant issued by Switchboard Incorporated to US
         WEST Dex, Inc., dated March 31, 1999.

 10.15   Common Stock Purchase Warrant issued by Switchboard Incorporated to
         Ameritech Interactive Media, Inc., dated March 31, 1999.

 10.16   Common Stock Purchase Warrant issued by Switchboard Incorporated to
         Intelligent Media Ventures, Inc., dated March 31, 1999.


 Exhibit
   No.                                 Description
 -------                               -----------
 10.17   Common Stock Purchase Warrant issued by Switchboard Incorporated to
         SBC Communications Inc., dated April 13, 1999.

 10.18 Amended and Restated Registration Rights Agreement, as amended, by and among Switchboard Incorporated, America Online, Inc., Digital City
         Inc. and Banyan Worldwide, dated February 20, 1998.

 10.19   Amended and Restated Registration Rights Agreement by and between
         Switchboard Incorporated and Banyan Worldwide, dated May 3, 1999.

 10.20   Services Agreement between Switchboard Incorporated and Banyan
         Worldwide, dated November 1, 1996.

 10.21*  Database License Agreement, as amended, by and between Switchboard
         Incorporated and infoUSA Inc., dated December 31, 1997.

 10.22*  Internet Provider Agreement, as amended, by and between Switchboard
         Incorporated and Etak, Inc., dated November 25, 1996.

 21      Subsidiaries of the Registrant.

 23.1    Consent of PricewaterhouseCoopers LLP.

 23.2*   Consent of Hale and Dorr LLP (included in Exhibit 5).

 24      Power of Attorney (included on page II-8).

 27.1    Financial Data Schedule for the ten months ended December 31, 1996.

 27.2    Financial Data Schedule for the fiscal years ended December 31, 1997 and 1998

 27.3    Financial Data Schedule for the six months ended June 30, 1998 and
         1999.

--------
*   To be filed by amendment.